AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1999
                                           REGISTRATION STATEMENT NO. 333-76579
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                                AMENDMENT NO. 3


                                       TO
                                   FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                                 CYBEAR, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  DELAWARE                        7375                    13-3936988
    (STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)

                                ---------------
                            EDWARD E. GOLDMAN, M.D.,
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 CYBEAR, INC.
                             5000 BLUE LAKE DRIVE
                                   SUITE 200
                           BOCA RATON, FLORIDA 33431
                                (561) 999-3500
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                ---------------
                         COPIES OF COMMUNICATIONS TO:

           DALE S. BERGMAN, P.A.
          MICHAEL D. KARSCH, ESQ.       BRUCE E. MACDONOUGH, ESQ.
          BROAD AND CASSEL               MICHAEL G. TAYLOR, ESQ.
      201 SOUTH BISCAYNE BOULEVARD       GREENBERG TRAURIG, P.A.
         MIAMI CENTER, SUITE 3000         1221 BRICKELL AVENUE
        MIAMI, FLORIDA 33131              MIAMI, FLORIDA 33131
        TELEPHONE: (305) 373-9400       TELEPHONE: (305) 579-0500
        TELECOPIER: (305) 373-9443     TELECOPIER: (305) 579-0717

                                ---------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
                                 ---------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PRELIMINARY PROSPECTUS                                  JUNE 17, 1999
--------------------------------------------------------------------------------

3,000,000 SHARES


[GRAPHIC OMITTED]


COMMON STOCK

--------------------------------------------------------------------------------

Cybear, Inc. is offering 3,000,000 shares of common stock with this prospectus.




The common stock has been listed for trading on the OTC Bulletin Board under the symbol "CYBR" since January 28, 1999. In connection with this offering, the common stock will be listed on the Nasdaq National Market under the symbol "CYBA." On June 16, 1999, the last reported sales price of the common stock on the OTC Bulletin Board was $19.88 per share. The underwriters have reserved for sale up to 450,000 shares for employees, directors and certain other persons associated with Cybear.


Cybear expects that the price to the public in the offering will be between $14.00 and $16.00 per share. The market price of the shares after the offering may be higher or lower than the offering price.


INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.




                           PER SHARE         TOTAL
                          -----------   --------------
Price to the Public       $             $
-----------------------   -----------   --------------
Underwriting discount
-----------------------
Proceeds to Cybear
-----------------------

Cybear has granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 450,000 additional shares from Cybear within 30 days following the date of this prospectus to cover over-allotments.



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


WARBURG DILLON READ LLC                                    CIBC WORLD MARKETS
                              GRUNTAL & CO., L.L.C.

   Cybear uses the power of the Internet to create a virtual, online healthcare community.



                           [DESCRIPTION OF ARTWORK]


     Hub and spoke diagram of boxes with a circle superimposed on each, representing the inter-connectivity of Cybear's Solutions products, with the words "Solutions MD" and "physicians" within the center box and superimposed circle, respectively, and the word combinations "Solutions Hosp" and "Hospitals," "Solutions Net" and "Managed Care Organizations," "Solutions Rx" and "Pharmacy," "Solutions Net" and "Physician Organizations" and "Solutions You" and "Consumers" in the outer "spoke" boxes and superimposed circles, in counterclockwise order beginning at the top.



CYBEAR/registered trademark/, SOLUTIONS MD/trademark/, SOLUTIONS
NET/trademark/, SOLUTIONS RX/trademark/, SOLUTIONS HOSP/trademark/ AND SOLUTIONS YOUSM ARE OUR TRADEMARKS. THIS PROSPECTUS ALSO CONTAINS TRADEMARKS OF OTHER COMPANIES.

TABLE OF CONTENTS
--------------------------------------------------------------------------------


Prospectus Summary ...........................     1
Risk Factors .................................     4
Forward-Looking Statements ...................    14
Price Range of Our Common Stock ..............    14
Use of Proceeds ..............................    14
Dividend Policy ..............................    15
Capitalization ...............................    15
Dilution .....................................    16
Selected Consolidated Financial Data .........    17
Management's Discussion and Analysis of
Financial Condition and Results of
Operations ...................................    18




Business ....................................    27
Directors and Executive Officers ............    42
Certain Transactions ........................    48
Principal Stockholders ......................    49
Description of Capital Stock ................    49
Shares Eligible for Future Sale .............    51
Underwriting ................................    52
Legal Matters ...............................    54
Experts .....................................    54
Where You Can Find More Information .........    54
Index to Consolidated Financial
Statements ..................................    F-1


     As used in this prospectus, the terms "we," "us," "our," the "Company" and "Cybear" mean Cybear, Inc. unless the context indicates a different meaning and the term "common stock" means Cybear's common stock, $0.001 par value per share.


     Unless otherwise stated, all information contained in this prospectus assumes no exercise of the over-allotment option granted to the underwriters.


     The underwriters are offering the shares subject to various conditions and may reject all or part of any order. The shares should be ready for delivery on
or about      , 1999.

                              PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, AND YOU SHOULD CONSIDER THE INFORMATION SET FORTH UNDER "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND ACCOMPANYING NOTES THAT APPEAR ELSEWHERE IN THIS PROSPECTUS.

WHO WE ARE

     Cybear is a development stage company that offers products and services using the Internet and Internet-based applications to improve the efficiency of day-to-day administrative and communications tasks of healthcare providers that interact to manage patient care. Cybear is developing its Solutions product line, a subscription-based Internet service provider system that provides Internet access and Internet-based applications to physicians, physician organizations, pharmacies and hospitals and allows them to obtain information from Cybear's web site and other Internet locations.

     In March 1999, Cybear introduced its first Solutions product, Solutions MD, a physician-oriented healthcare Internet gateway site or portal that provides its subscribers with a combination of Internet access, healthcare content, software applications to increase user productivity, entry into a comprehensive private communications network for Solutions subscribers and ongoing access to future Solutions products and services. We have begun to market Solutions MD to physicians and numerous physician organizations throughout the United States. We are marketing Solutions MD on a monthly subscription basis at an affordable and competitive price. We have established strategic relationships with several leading physician organizations that collectively represent over 200,000 physicians. Our competitive advantages include extensive healthcare experience, an in-house sales force, an Internet-based technology platform and extensive in-house software development capabilities. We have designed our Solutions products using the Java programming language, which will allow us to efficiently deliver, maintain and enhance our Solutions products on most types of hardware platforms from our own network operations center.
     Access to the Internet and the World Wide Web is typically obtained on a monthly fee basis through a third party Internet service provider or ISP. Most Internet service providers serve the general public and fail to address the healthcare industry's heightened need for secure and reliable transmission of information. We provide access to the Internet and our Solutions products through our own Internet service provider system, which enables us to provide subscribers with secure and reliable connectivity as well as various value-added services like web hosting for subscribers that develop their own web sites using the templates provided as part of our products and password-protected private electronic communication networks for groups of subscribers that need a secure method for communicating with other group members. By subscribing to our Solutions products, our subscribers receive, for no additional charge, full Internet access which allows our subscribers to obtain general purpose Internet access without having to pay access fees to another ISP. Subscribers may also access Solutions MD through other ISPs. Access to our products, however, is restricted to subscribers, with each subscriber given a password that must be entered to obtain general access to our product content and applications, and restricted access to subscriber-specific network communications.
     The continued penetration of managed care and the acceptance of capitated, risk-based contracts by physicians, physician networks and other healthcare providers has increased the demand for and importance of clinical and financial information, as well as the need to communicate this information efficiently among providers. Most sectors of the healthcare industry have failed to invest the resources necessary to upgrade their information systems to support these increased information requirements, resulting in wasted efforts, redundant tests and procedures and administrative inefficiencies that often adversely impact the quality of care.
     We believe the Internet provides a universal, cost-effective communications medium to deliver value-added business solutions for the healthcare industry. Our suite of Internet-based Solutions brand products is designed to take advantage of the Internet's potential to solve existing communication and information system shortcomings: Solutions MD for physicians, Solutions Net for physician organizations, Solutions Rx for pharmacies and Solutions Hosp for hospitals and multi-entity hospital organizations. Our Solutions products include an Internet service provider connection that is used only for our system, which provides useful content and software applications tailored to the needs of the particular user group. Our Solutions MD product includes a set of office, clinical practice and administrative tools which enable physicians to enhance their practices in various ways. The benefits include accessing pharmaceutical formulary lists from managed care organizations, obtaining physician referral authorizations, confirming patient eligibility online, analyzing profitability of managed care contracts, developing a practice web site and newsletter and ordering medical and office supplies online.

     To complement and promote our core Solutions products, we have established strategic relationships with selected organizations that assist in the distribution of our products, provide content for our products and provide technological assistance. Our current strategic relationships include:


DISTRIBUTION                            CONTENT                              TECHNOLOGY
/bullet/ The IPA Association of         /bullet/ Envoy Corporation           /bullet/ Sun Microsystems
 America                                /bullet/ Data Advantage Corp.        /bullet/ GTE
/bullet/ International Oncology         /bullet/ Vistar Technologies         /bullet/ Microsoft Healthcare Users
 Network                                /bullet/ MediMedia USA               Group
/bullet/ OMNA Practice Management       /bullet/ Medimetrix Group            /bullet/ Andover Group
/bullet/ PhyMatrix Management           /bullet/ MedPaper
 Company                                /bullet/ InfoSpace
/bullet/ AON Risk Services of Florida   /bullet/ Reuters Health Information
/bullet/ Genesis Health Ventures        /bullet/ Moore Medical Supply
/bullet/ Cox Interactive Media

     We are currently a development stage company which as of March 31, 1999 had no revenues from operations, and as of March 31, 1999, had an accumulated deficit of approximately $5.6 million. We have not yet generated significant revenues. We expect to realize revenues from several sources, including subscriber fees from physicians, advertising on our Solutions product web sites and on our Internet service provider and e-commerce commissions from sales of third party products and services to our subscribers through our web sites. We expect to begin recording material revenues from Solutions MD in the second half of 1999 and for our other products in 2000.

OUR BUSINESS STRATEGY

     Our strategy to become the leading Internet-based platform for connectivity among healthcare providers includes rapidly building our Solutions MD physician subscriber base, utilizing our physician subscriber base to market our other Solutions products to other industry participants, using our Internet service provider-related ability to provide connectivity to retain subscribers, building our Solutions brand recognition and capitalizing on multiple revenue opportunities. To this end, we intend to use our strategic relationships to enhance our distribution, content and technology capabilities. We believe that by building our subscriber base, we will generate revenues not only from subscriber fees, but also from advertisements that third parties will want to place on our product web sites to reach our subscribers, as well as from sales commissions paid by third parties who sell their products and services to our subscribers through our product web sites.

OUR RECENT MERGER

     We were incorporated in Delaware on February 5, 1997. On November 20, 1998, Cybear, Inc., a then 98% owned subsidiary of Andrx Corporation, merged with a wholly-owned subsidiary of 1997 Corp. Andrx Corporation is a publicly-held company that formulates and commercializes oral pharmaceuticals using proprietary drug delivery technologies and markets and delivers generic drugs manufactured by third parties. 1997 Corp. was a "blank check" company seeking a business combination with an operating entity. In the merger, 1997 Corp. changed its name to Cybear, Inc. We are currently 94% owned by Andrx Corporation.
     Our executive offices are located at 5000 Blue Lake Drive, Suite 200, Boca Raton, Florida 33431. Our telephone number is (561) 999-3500 and our web site address is www.cybear.com. Information contained on our web site is not part of this prospectus.

                                 THE OFFERING




Common stock offered by Cybear .........    3,000,000 shares
Common stock to be outstanding
  after the offering ...................   16,269,400 shares (1)
Use of Proceeds ........................   To fund product development, marketing and sales,
                                           additional infrastructure, operating losses, and for other general corporate purposes. See "Use of Proceeds."
Trading Symbol .........................   Currently "CYBR" on OTC Bulletin Board; will be "CYBA"
                                           on the Nasdaq National Market in connection with this
                                           offering and thereafter.


----------------

(1) Excludes (a) 1,003,083 shares of common stock issuable upon the exercise of outstanding stock options as of June 8, 1999, (b) 221,000 shares of common stock issuable upon exercise of stock options that Cybear has committed to grant to certain of its employees, (c) 275,000 shares of common stock issuable upon exercise of stock options that Cybear has committed to grant to its non-employee directors and director nominees,
      (d) 300,917 additional shares of common stock reserved for future issuance under our existing stock option plan and (e) the estimated 525,000 shares of common stock to be issued to Andrx Corporation on completion of this offering in exchange for the contribution to Cybear's capital of the approximately $7.9 million estimated to be due to Andrx by Cybear on completion of this offering. See "Certain Transactions."



                      SUMMARY CONSOLIDATED FINANCIAL DATA

     YOU SHOULD READ THE FOLLOWING SUMMARY HISTORICAL FINANCIAL DATA TOGETHER WITH THE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" SECTION LATER IN THIS PROSPECTUS AS WELL AS CYBEAR'S CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES ALSO CONTAINED LATER IN THIS PROSPECTUS.



                                                    FOR THE PERIOD
                                                         FROM                                  FOR THE THREE MONTHS ENDED
                                                   FEBRUARY 5, 1997                                     MARCH 31,
                                                    (INCEPTION) TO      FOR THE YEAR ENDED   -------------------------------
                                                  DECEMBER 31, 1997     DECEMBER 31, 1998         1998             1999
STATEMENT OF OPERATIONS DATA:                    -------------------   -------------------   -------------   ---------------
                                                                                                       (UNAUDITED)
Revenues .....................................      $     95,927          $         --       $       --       $         --
Loss from operations .........................        (1,530,349)           (4,170,571)        (530,474)        (2,824,915)
Net loss .....................................        (1,558,569)           (2,481,012)        (562,576)        (1,514,913)
Basic and diluted net loss per share .........             (0.12)                (0.19)           (0.04)             (0.11)
Basic and diluted weighted average
  shares of common stock
  outstanding ................................        12,768,303            13,030,999       13,000,000         13,269,400


                                            DECEMBER 31, 1998                MARCH 31, 1999
                                           -------------------   ---------------------------------------
                                                  ACTUAL              ACTUAL           AS ADJUSTED(1)
BALANCE SHEET DATA:                        -------------------   ----------------   --------------------
                                                                               (UNAUDITED)
Working capital (deficit) ..............      $ (3,235,200)        $ (5,688,867)       $  40,981,757(2)
Total assets ...........................         3,331,951            4,470,269           45,720,269
Total liabilities ......................         3,799,568            6,362,437              941,813(2)
Stockholders' equity (deficit) .........      $   (467,617)        $ (1,892,168)       $  44,778,456(2)

----------------
(1) Adjusted to give effect to the sale of 3,000,000 shares of common stock offered by Cybear in this offering at an assumed public offering price of $15.00 per share, and the application of the net proceeds from the sale of the shares, after deducting the underwriting discount and estimated offering expenses payable by Cybear. See "Use of Proceeds."

(2) Includes an adjustment relating to the conversion of the $5,420,624 due to Andrx Corporation as of March 31, 1999 into 361,375 shares of Cybear's common stock on completion of this offering based on the public offering price of the shares offered in this offering and after the reimbursement from Andrx Corporation for net operating loss carryforwards used by Andrx Corporation. See "Certain Transactions."

                                 RISK FACTORS
--------------------------------------------------------------------------------
     YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS COULD BE ADVERSELY AFFECTED BY ANY OF THE FOLLOWING FACTORS, WHICH COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE, AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US, OR THAT WE CURRENTLY THINK ARE IMMATERIAL, MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.


WE HAVE A LIMITED OPERATING HISTORY ON WHICH TO BASE AN INVESTMENT DECISION.


     We were organized in February 1997 and are still in the development stage. Since our inception, we have been engaged primarily in product development activities. We have not yet generated any significant revenues from product sales or any other sources. As a result, we have no relevant operating history for you to evaluate our performance and prospects.


WE ARE STILL IN THE DEVELOPMENT STAGE AND MAY EXPERIENCE DIFFICULTIES IN DEVELOPING AND COMMERCIALIZING OUR PRODUCTS.


     We face all of the risks, uncertainties, expenses, delays, problems and difficulties typically encountered in establishing a new business and developing and commercializing new products. We have limited experience in developing and commercializing software and Internet-based products. We do not know the potential performance or market acceptance of Solutions MD or other products that we may introduce. It is possible that we will have unanticipated expenses, problems or technical difficulties that could cause material delays in product commercialization.


WE EXPECT TO CONTINUE TO INCUR SIGNIFICANT EXPENSES AND HAVE OPERATING LOSSES FOR THE FORESEEABLE FUTURE.


     We have incurred net losses and negative cash flow from operations since inception, and as of March 31, 1999 had an accumulated deficit of approximately $5.6 million. Our operating losses have increased in recent quarters as we have built our infrastructure. We intend to continue to invest heavily in the areas of product development, network operations, sales and marketing, customer support and administration. As a result, we expect to continue to incur substantial operating losses for the foreseeable future, and we may not achieve or sustain profitability.


     For the foreseeable future, we expect to incur significant expenses for:


   /bullet/ licensing and content development;


   /bullet/ marketing to potential subscribers and advertisers;


   /bullet/ developing additional infrastructure;


   /bullet/ subscription subsidies and other promotional arrangements;


   /bullet/ subsidizing the installation of equipment for new subscribers; and


   /bullet/ funding operating expenses.


OUR PLANNED EXPENSES WILL REQUIRE US TO GENERATE REVENUES TO BECOME PROFITABLE.


     We cannot be certain that we can achieve sufficient revenues in relation to our expenses to ever become profitable. We will not generate any meaningful revenues until Solutions MD gains market acceptance by physicians and other participants in the healthcare industry. We expect our revenues to be generated primarily from subscriber fees from users of our products and services and advertising fees from third parties seeking to advertise their products and services to our subscribers. However, our business model is still evolving and we are unable to predict the amount and timing of revenues. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future.


WE MAY NEED ADDITIONAL CAPITAL TO CONTINUE OUR BUSINESS IF WE DO NOT GENERATE SUFFICIENT REVENUES OVER THE NEXT 12 MONTHS.

     We believe that the proceeds of this offering will be sufficient to meet our requirements for at least the next 12 months. However, if our revenues fall short of our projections or our expenses exceed our expectations, we may need to raise additional capital through public or private debt or equity financings to fund the deployment of our products or continue our business plan. We may not be able to raise additional capital when needed on terms favorable to us or at all.


WE HAVE NOT SOLD ANY PRODUCTS AND WE DO NOT KNOW IF POTENTIAL CUSTOMERS WILL ACCEPT OUR PRODUCTS.

     We cannot guarantee that physicians and other participants in the healthcare industry will accept our products, or even the Internet, as a replacement for traditional methods of communication and sources of information and administrative services. Market acceptance of our products will depend upon continued growth in the use of the Internet generally and, in particular, as a source of communications, information and administrative services for the healthcare industry.

     Our ability to become profitable will depend on whether healthcare professionals accept these new methods of conducting business and exchanging information. If healthcare professionals do not make this transition, we will not be able to build our subscriber base resulting in insufficient revenues from subscription fees. This would make it unlikely that e-commerce advertisers and sellers of products and services would want to establish business relationships with us.


WE WILL NOT BE ABLE TO ATTRACT SUBSCRIBERS IF WE FAIL TO ESTABLISH AND MAINTAIN THE SOLUTIONS MD BRAND.

     In order to increase our subscriber and consumer bases, we must establish, maintain and strengthen the Solutions MD brand. For us to be successful in establishing our brand, healthcare professionals must perceive us as offering quality, cost-effective communications, information and administrative services, and medical suppliers, pharmaceutical companies and other vendors to the healthcare industry must perceive Solutions MD as being an effective marketing and sales channel for their products and services. Our business could be materially adversely affected if our marketing efforts are not productive or if we cannot increase our brand awareness.


WE NEED TO CONTINUE PRODUCT DEVELOPMENT IN ORDER TO ATTRACT AND RETAIN SUBSCRIBERS.

     If we are unable to fully develop our products as planned, we will not be able to attract and retain subscribers, which will impact our ability to attract advertisers and form additional strategic relationships.

     OUR FIRST PRODUCT, SOLUTIONS MD, AND OUR OTHER PRODUCTS NEED FURTHER DEVELOPMENT. Solutions MD was introduced in March 1999 but still needs further development. We have not yet completed the development or testing of certain system enhancements including the coding hotline, which will provide assistance with coding of diseases and procedures for billing and record keeping purposes and the credentialing database, which will provide a centralized system for physicians to maintain an updated record of their education, licenses, hospital privileges and other credentials. Other Solutions products have not yet been introduced and are still under development. We will have to commit considerable time, effort and resources to finalize the development and adapt our software to satisfy specific requirements of potential customers. Our product development efforts may not be successfully completed on a timely basis or at all. We may not be able to successfully adapt our software to satisfy specific requirements of potential customers, and we cannot guarantee that unanticipated events will not occur which would result in increased costs or material delays in product development or commercialization.

     WE HAVE ONLY CONDUCTED LIMITED TESTS OF SOLUTIONS MD AND MAY HAVE DELAYS IF IT DOES NOT PERFORM AS DESIGNED. Solutions MD has been used by a limited number of users for a short period of time. Consequently, we cannot guarantee it will perform all of the functions for which it has been or will be designed or prove to be sufficiently reliable in widespread commercial use. Technologies as complex as those incorporated into our products may contain errors that become apparent during commercial use. Remedying product errors could delay our plans and cause us to incur substantial additional costs.


OUR QUARTERLY FINANCIAL RESULTS MAY FLUCTUATE SIGNIFICANTLY AND COULD AFFECT OUR STOCK PRICE.


     As a result of our limited operating history, our historical financial data are of limited value in planning future operating expenses. Our revenue expectations may be wrong because we have only recently commenced product sales. Accordingly, our planned expenses, particularly for product development and marketing, are based in part on our expectations concerning future revenues and are fixed to a large extent. We may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenues.


     Further, our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, some of which are outside our control. These factors are described on page 20 of this prospectus in Management's Discussion and Analysis of Financial Condition and Results of Operations. In some future quarter our operating results may fall below market expectations. If this happens, the trading price of our common stock would likely decline, perhaps significantly.


COMPETITION COULD HAMPER OUR ABILITY TO BUILD OUR SUBSCRIBER BASE RESULTING IN INSUFFICIENT REVENUES, WHICH WOULD ADVERSELY AFFECT OUR BUSINESS.


     Both the ISP market and the management applications market in which we intend to operate are extremely competitive. Our competitors include online services or web sites targeted to the healthcare community, general purpose ISPs, publishers and distributors of offline media targeted to the healthcare community, healthcare information companies and large data processing and information companies. Any pricing pressures, reduced margins or loss of market share resulting from our failure to compete effectively would materially adversely affect our business, financial condition and operating results. We may not have the financial resources, technical expertise or marketing and support capabilities to compete successfully.


     We expect competition in our market to increase significantly as new companies enter the market and current competitors expand their product lines and services. Many of these potential competitors are likely to enjoy substantial competitive advantages, including:


   /bullet/ greater financial, technical and marketing resources that can be devoted to the development, promotion and sale of their services; /bullet/ stronger strategic relationships;
   /bullet/ longer operating histories;
   /bullet/ greater name recognition; and
   /bullet/ larger subscriber bases.


WE WILL NOT BE SUCCESSFUL IF INTERNET USAGE FOR BUSINESS AND E-COMMERCE DOES NOT INCREASE.


     Our success depends on the continued growth of the Internet, which is uncertain. Internet usage in our business area is at a very early stage of development and is rapidly evolving. The adoption of the Internet for commerce, particularly by those individuals and companies in the healthcare industry that historically have relied upon traditional means of commerce, will require a broad acceptance of new methods of conducting business and exchanging information. A market for our products and services may not develop and demand for our services may not emerge or be sustainable. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, or if our services do not achieve or sustain market acceptance, our business, results of operations and financial condition would be materially adversely affected.

     Internet usage may be inhibited by a number of reasons, such as:


   /bullet/ lack of appropriate infrastructure;

   /bullet/ security concerns;

   /bullet/ inconsistent quality of service; and

   /bullet/ lack of availability of cost-effective, high-speed service.


     If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth and performance, and reliability may decline. In addition, web sites may from time to time experience interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Internet usage could be adversely affected and subscribers may not use our products and services.


WE NEED TO GENERATE SIGNIFICANT INTERNET ADVERTISING REVENUES FOR PROFITABLE OPERATIONS.


     WE HAVE NOT YET GENERATED ANY ADVERTISING REVENUES. We expect to generate a significant percentage of our revenues from the sale of advertising on our product web sites. However, we have not earned any advertising revenue to date, and we may not be able to generate significant advertising revenues in the future. Our ability to generate advertising revenues will depend on, among other factors:


   /bullet/ the development of the Internet as an advertising medium;

   /bullet/ the amount of traffic, and the number of subscribers, on our product web sites; and

   /bullet/ our ability to achieve and demonstrate user and subscriber demographic characteristics that are attractive to advertisers.


     WE NEED TO PERSUADE ADVERTISERS TO ADVERTISE ON OUR ISP. Most potential advertisers and their advertising agencies have only limited experience with the Internet as an advertising medium and have not devoted a significant portion of their advertising expenditures to Internet-based advertising. We may not be able to persuade advertisers to allocate or continue to allocate portions of their budgets to Internet-based advertising. If persuaded, we cannot guarantee that they will find such advertising to be effective for promoting their products and services relative to traditional print and broadcast media. No standards have yet been widely accepted for the measurement of the effectiveness of Internet-based advertising, and we cannot guarantee that such standards will develop sufficiently to support Internet-based advertising as a significant advertising medium.


     ADVERTISERS WILL WANT ACCURATE MEASURES OF DEMOGRAPHICS OF OUR SUBSCRIBER BASE. We will need to demonstrate to advertisers the demographics of our users so that we can set advertising rates. We are unable to predict our revenues from advertising until we have data on our subscribers and their use of Solutions MD.


     ADVERTISERS MIGHT NOT USE OUR ISP IF INTERNET USERS COULD SELECTIVELY BLOCK ADVERTISEMENTS ON OUR ISP. The widespread adoption of technologies that permit Internet users to selectively block out unwanted graphics, including advertisements, attached to web pages could adversely affect the growth of Internet advertising and advertising revenues.


     If the Internet does not develop as an effective and measurable medium for advertising, our business, results of operations and financial condition would be materially adversely affected.


WE WILL RELY ON SHORT-TERM NON-EXCLUSIVE ADVERTISING CONTRACTS THAT COULD CAUSE OUR ADVERTISING REVENUES TO FLUCTUATE.


     Our advertising revenues will be derived from short-term, non-exclusive contracts, which will not enable us to predict long-term advertising revenues. Our advertising customers could move their advertising to competing web sites or to other media quickly and without penalty, thereby increasing our exposure to competitive pressures and causing our advertising revenues to fluctuate. Our failure to achieve predictable and sufficient advertising revenues would have a material adverse effect on our business, results of operations and financial condition.


BREACHES OF INTERNET SECURITY COULD HARM OUR BUSINESS AND RESULT IN LIABILITY.


     To the extent that our activities involve the storage and transmission of proprietary information such as patient information and credit card numbers, security breaches could expose us to a risk of loss, litigation and possible liability to subscribers. Our security measures may not prevent security breaches and the failure to prevent security breaches may have a material adverse effect on our business, results of operations and financial condition.


     A party who is able to circumvent our security measures could misappropriate proprietary and confidential information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, and the World Wide Web in particular, especially as a means of conducting commercial transactions.


CLAIMS THAT MAY BE MADE AGAINST US FOR INFORMATION RETRIEVED FROM THE INTERNET COULD HAVE MATERIAL ADVERSE FINANCIAL EFFECTS ON OUR BUSINESS.


     Due to the fact that materials may be downloaded from Solutions MD and may be subsequently distributed to others, there is the potential that claims will be made against us for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such materials. Similar claims have been brought, sometimes successfully, against Internet service providers in the past. In addition, we could be subject to liability with respect to content that may be accessible through Solutions MD or third party web sites linked from Solutions MD.


     Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed. Any costs or imposition of liability that is not covered by insurance or in excess of insurance coverage could have a material adverse effect on our business, results of operations and financial condition.


OUR SUCCESS DEPENDS ON OUR ABILITY TO OBTAIN DESIRABLE HEALTHCARE CONTENT FROM INDEPENDENT CONTENT PROVIDERS.


     We rely on independent content providers for the majority of the clinical, educational and other general healthcare information that is provided through Solutions MD. We have entered into strategic relationships with several companies to obtain content for Solutions MD, and we intend to enter into additional relationships in the future. Our success depends significantly on our ability to maintain our existing relationships with these content providers and to build new relationships with other content providers. Our agreements with content providers are short-term and non-exclusive. Termination of one or more significant content provider agreements would decrease the availability of healthcare-related news and information which we can offer our subscribers and consumers and make our products and services less desirable to them. The providers could also increase the license fees for their content. Due to the non-exclusivity of our agreements with content providers, competitors offer, or could offer, certain content that is similar or the same as ours. To the extent that content providers, including but not limited to our current providers, offer information to users or our competitors at a lower cost, our business, financial condition and operating results could be materially adversely affected.


     In addition, we depend on the abilities of our content providers to deliver high quality content from reliable sources and to continually upgrade their content in response to subscriber and consumer demand and evolving healthcare industry trends. Failure by these parties to develop and maintain high quality, attractive content could result in subscriber and consumer dissatisfaction, could inhibit our ability to add subscribers and consumers and could dilute the Solutions MD brand name, each of which could have a material adverse effect on our business, financial condition and operating results.


WE AND OUR SERVICE AND CONTENT PROVIDERS MAY EXPERIENCE SYSTEM FAILURES THAT COULD INTERRUPT OUR SERVICES.


     The success of our business will depend on the capacity, reliability and security of our network infrastructure. We rely on major telecommunications providers to provide the external telecommunications infrastructure necessary for Internet communications. We also depend on our content providers for almost all of the content and applications that we make available through Solutions MD. Any significant interruptions in our services or an increase in response time could result in a loss of potential or existing subscribers, strategic relationships, advertisers and sponsors and, if sustained or repeated, could reduce the attractiveness of Solutions MD to them. Although we maintain insurance for our business, we cannot guarantee that our insurance will be adequate to compensate us for all losses that may occur or to provide for costs associated with business interruptions.


     To succeed, we must be able to operate Solutions MD 24 hours a day, seven days a week, without interruption. To operate without interruption, our service and content providers must guard against:


   /bullet/ damage from fire, power loss and other natural disasters;

   /bullet/ communications failures;

   /bullet/ software and hardware errors, failures or crashes;

   /bullet/ security breaches, computer viruses and similar disruptive problems; and

   /bullet/ other potential interruptions.


     Solutions MD may be required to accommodate a high volume of traffic and deliver frequently updated information. Our subscribers may experience slower response times or system failures due to increased traffic on our site or for a variety of other reasons. We also depend on content providers to provide information and data feeds on a timely basis. Solutions MD could experience disruptions or interruptions in service due to the failure or delay in the transmission or receipt of this information. Any significant interruption in our operations could have a material adverse effect on our business, financial condition and operating results.


IF WE ARE UNABLE TO MANAGE GROWTH, OUR BUSINESS MAY SUFFER.


     Our inability to manage continued growth effectively would have a material adverse effect on our business, financial condition and operating results. We have grown rapidly over the last year and intend to rapidly expand our management, product development, testing, network operations, marketing, sales and customer service personnel over the next year. This growth has and will continue to place a significant strain on our managerial, operational, financial and information systems resources. To accommodate our increasing size and manage growth, we must continue to implement and improve our operational, financial and information systems, and expand, train and manage our employee base. We may not be able to effectively manage expansion of our operations, and our facilities, systems, procedures or controls may not be adequate to support our operations.


THE LOSS OF THE SERVICES OF ONE OR MORE OF OUR KEY PERSONNEL COULD DISRUPT OUR OPERATIONS AND DAMAGE OUR ABILITY TO GROW OUR BUSINESS.


     Our performance is substantially dependent on the continued services and on the performance of our executive officers and key employees, many of whom have worked together for only a short period of time. Particularly in light of our relatively early stage of development, we are dependent on retaining and motivating highly qualified personnel, especially our senior management. The loss of the services of Edward
E. Goldman, M.D., our president and chief executive officer, or other executive officers and key employees could have a material adverse effect on our business, results of operations or financial condition. We do not have "key person" life insurance policies on any of our executive officers or key employees.


OUR ABILITY TO IMPLEMENT OUR BUSINESS PLAN DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL TO IMPLEMENT OUR BUSINESS PLAN.


     We need to attract and retain highly qualified technical, sales, customer service and managerial personnel in order to implement our business plan. We particularly need these personnel to continue product development and marketing. Competition for personnel in these areas is intense, and we cannot guarantee that we will be able to attract or retain a sufficient number of highly qualified employees in the future. If we are unable to hire and retain personnel in key positions, our business, financial condition and operating results could be materially adversely affected.


OUR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY COULD ADVERSELY IMPACT THE ACCEPTANCE OF THE SOLUTIONS MD BRAND AND OUR FINANCIAL CONDITION.


     We regard our copyrights, trademarks, trade secrets including methodologies, practices and tools and other intellectual property rights as critical to our success. To protect our rights in these various forms of intellectual property, we rely on a combination of patent, trademark and copyright law, trade secret protection and confidentiality agreements and other contractual arrangements with our employees, affiliates, clients, strategic partners, acquisition targets and others. Our inability to protect our intellectual property adequately could have a material adverse effect on the acceptance of the Solutions MD brand and on our business, financial condition and operating results.


     We cannot guarantee that our actions to protect our proprietary rights will be adequate, that third parties will not infringe or misappropriate intellectual property, or that we will be able to detect unauthorized use of our intellectual property and take appropriate steps to enforce our rights. It is possible that our competitors or others will adopt product or service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion. Moreover, because domain names derive value from the individual's ability to remember these names, we cannot guarantee that our domain name will not lose its value if, for example, users begin to rely on mechanisms other than domain names to access online resources.



     In addition, we cannot guarantee that other parties will not assert infringement claims against us.


     Litigation, whether to enforce or defend our intellectual property rights, would divert management resources, be expensive and may not effectively enable us to protect our intellectual property.


OUR GROWTH MIGHT BE LIMITED IF WE BECOME SUBJECT TO SALES OR OTHER TAXES.


     The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by certain foreign governments that could impose taxes on the sale of goods and services and certain other Internet activities. A recently enacted law places a temporary moratorium on certain types of taxation on Internet commerce. We cannot predict the effect of current attempts at taxing or regulating commerce over the Internet. Any legislation that substantially impairs the growth of e-commerce could have a material adverse effect on our business, financial condition and operating results.


GOVERNMENT REGULATION OF INTERNET COMMUNICATIONS MAY IMPACT OUR BUSINESS.


     We could become subject to regulation by the Federal Communications Commission or another regulatory agency as a provider of basic telecommunications services. Changes in the regulatory environment relating to the application of access charges and other support payments to Internet and Internet telephony providers, regulation of Internet services, including Internet telephony, and other regulatory changes that directly or indirectly affect costs imposed on Internet or Internet telephony providers, telecommunications costs or increase in the likelihood or scope of competition, could make our communications infrastructure more expensive to operate and have a material adverse impact on our business and financial condition.


GOVERNMENT REGULATION OF HEALTHCARE MAY ADVERSELY IMPACT OUR BUSINESS.


     The impact of regulatory developments in the healthcare industry is complex and difficult to predict, and we cannot guarantee that we will not be materially adversely affected by existing or new regulatory requirements or interpretations. Participants in the healthcare industry are subject to extensive and frequently changing regulation under numerous laws administered by governmental entities at the federal, state and local levels. Many current laws and regulations, when enacted, did not anticipate the methods of healthcare communication that we are developing. We believe, however, that these laws and regulations may nonetheless be applied to our healthcare communications business. Accordingly, our healthcare communications business may be affected by current regulations as well as future regulations specifically targeted to this new segment of the healthcare industry.


     Current laws and regulations that may affect the healthcare communications business include:


   /bullet/ the regulation of confidential patient medical record information;

   /bullet/ laws relating to the electronic transmission of prescriptions from physicians' offices to pharmacies;

   /bullet/ regulations governing the use of software applications in the diagnosis, cure, treatment, mitigation or prevention of disease; and

   /bullet/ laws or regulations relating to the relationships between or among healthcare providers.


     There may also be future legislation and regulation in these areas, both at the state and federal level.


NEW INVESTORS WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.


     Investors participating in this offering will incur an immediate, substantial dilution of $12.33 in the net tangible book value per share of the common stock from the assumed public offering price of $15.00 per share.


INVESTORS IN THIS OFFERING WILL NOT HAVE SIGNIFICANT VOTING POWER BECAUSE ANDRX CORPORATION WILL MAINTAIN VOTING CONTROL AFTER THIS OFFERING.


     Upon completion of this offering, Andrx Corporation will beneficially own approximately 77% of our outstanding common stock. As a result, Andrx will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Three of our directors are executive officers of Andrx and another director is also a director and employee of Andrx. This control may have the effect of delaying or preventing a change in control of Cybear. For more information, see "Management," "Certain Transactions," "Principal Stockholders" and "Description of Capital Stock."


THERE HAS BEEN A LIMITED TRADING MARKET FOR OUR COMMON STOCK AND WE CANNOT GUARANTEE THAT AN ACTIVE TRADING MARKET WILL DEVELOP.


     Since January 1999, our common stock has been quoted on the OTC Bulletin Board and there has been a limited public market for our common stock since only 269,400 shares are freely tradable.

We cannot predict the extent to which investor interest in Cybear will lead to the development of a more extensive trading market or how liquid that trading market might become. The offering price for the shares will be determined by negotiation between us and the underwriters based upon several factors and may not be indicative of past or future market prices. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.


OUR STOCK PRICE IS AND MAY CONTINUE TO BE VOLATILE.


     Our common stock has traded at prices ranging from $3.25 to $53.00 since January 1999 and we believe it has fluctuated based on factors other than developments in our business.


     The stock market has experienced volatility that has affected the market prices of equity securities of technology companies generally and Internet-related companies in particular. This volatility has included rapid and significant increases in the trading prices of certain Internet companies following public offerings to levels that do not bear any reasonable relationship to the operating performance of such companies. These fluctuations may materially affect the trading price of our common stock. The trading price of our common stock also could be subject to future fluctuations in response to:


   /bullet/ quarterly variations in our operating results;

   /bullet/ announcements of technological innovations or new services or products by us or our competitors;

   /bullet/ changes in financial estimates by securities analysts;

   /bullet/ the operating and stock price performance of other companies; and

   /bullet/ general economic conditions and other events or factors.


     Investors may not be able to sell their shares at or above the offering price. In the past, following periods of volatility in the market price for a company's securities, shareholders have often instituted securities class action litigation. Litigation could result in substantial costs and the diversion of management's attention and resources, which could have a material adverse effect on our business, financial condition and operating results.


WE DO NOT PLAN TO DECLARE DIVIDENDS.


     We have not paid any dividends on our common stock and we do not plan to pay any dividends in the foreseeable future. We plan to retain any earnings for the operation and expansion of our business. For more information, see "Dividend Policy."


WE MAY NOT BE ABLE TO COMPLETE ACQUISITIONS, AND THOSE THAT WE COMPLETE MAY DISRUPT OR OTHERWISE HAVE A NEGATIVE IMPACT ON OUR BUSINESS.


     We may not be able to grow as planned if we are not able to complete future acquisitions. If we need to acquire assets or technology, we may not be able to identify suitable acquisition candidates available for sale at reasonable prices or on reasonable terms. Additionally, regardless of whether suitable candidates are available, we may not be able to complete future acquisitions for reasons such as the availability of capital or our stock price. Future acquisitions are subject to the following risks:


   /bullet/ acquisitions may cause a disruption in our ongoing business, distract our management and other resources and make it difficult to maintain our standards, controls and procedures;

   /bullet/ we may acquire companies in markets in which we have little experience and may not be able to operate them successfully;

   /bullet/ we may not be able to successfully integrate the services, products and personnel of any acquisition into our operations;

   /bullet/ we may be required to incur debt or issue equity securities, which may be dilutive to existing stockholders, to pay for acquisitions; and

   /bullet/ our acquisitions may not result in any return on our investment and we may lose our entire investment.


     If we are unable to complete future acquisitions or successfully integrate acquisitions into our operations, our business, financial condition and operating results could be adversely affected.


SUBSTANTIAL SALES OF OUR COMMON STOCK AFTER THE OFFERING COULD CAUSE OUR STOCK PRICE TO FALL.


     Sales of substantial amounts of common stock in the public market following this offering, or the perception that such sales will occur, could have a material adverse effect on the market price of our common stock. Please see "Shares Eligible For Future Sale" for a discussion of the number of shares outstanding and when those shares may be sold.


CERTAIN PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY HAVE ANTI-TAKEOVER EFFECTS.


     Certain provisions of our certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire us, even if a change in control would be beneficial to our stockholders. For more information, see "Description of Capital Stock--Anti-takeover Effects of Our Certificate of Incorporation and Bylaws" and "--Anti-takeover Effects of Delaware Law."


WE MAY BE ADVERSELY IMPACTED IF OUR COMPUTER TECHNOLOGY AND OTHER SYSTEMS WE USE ARE NOT YEAR 2000 COMPLIANT.


     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Our computer equipment and software and devices with embedded technology that are time-sensitive may recognize a date using "00" as the Year 1900 rather than the Year 2000. This could result in a system failure or a miscalculation, causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. If all Year 2000 issues are not properly identified, or assessment, remediation and testing of those Year 2000 problems that are identified is not completed in a timely manner, there can be no assurance that the Year 2000 issue will not materially adversely impact Cybear's results of operations or adversely affect Cybear's relationships with customers, vendors, or others.


     We have been gathering information from and have initiated communications with our providers to identify and, to the extent possible, resolve issues involving the Year 2000 problem. However, we have limited or no control over the actions of our providers. While we expect that we will be able to resolve any significant Year 2000 problems with our systems, we cannot guarantee that our service and content providers will resolve any or all Year 2000 problems with their systems before the occurrence of a material disruption to our business. Any failure of these third-parties to resolve Year 2000 problems with their systems in a timely manner could have a material adverse effect on our business, financial condition or operating results.


     For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

                          FORWARD-LOOKING STATEMENTS
--------------------------------------------------------------------------------
     Some of the information in this prospectus contains forward-looking statements within the meaning of the federal securities laws. These statements include, among others, product development plans, strategies, expectations regarding competition and market acceptance of our products and the Internet as a secure and reliable communications and commerce medium, and possible effects of pending and future government regulation. Forward-looking statements typically are identified by use of terms like "may," "will," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. You should be aware that Cybear's actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including those described under "Risk Factors."


                        PRICE RANGE OF OUR COMMON STOCK
--------------------------------------------------------------------------------

     Our common stock has been traded on the OTC Bulletin Board under the symbol "CYBR" since January 28, 1999. The opening trade price for the common stock was $3.25 on January 28, 1999. High and low closing sale prices for the common stock during the period from January 28, 1999 through June 16, 1999 ranged from $7.75 to $40.00 according to information obtained from the OTC Bulletin Board. On June 16, 1999, the last reported sales price was $19.88 per share. The quotations are over-the-counter quotations and, accordingly, reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Because only 269,400 shares are freely tradable, there has been a limited public market for our common stock and the prices may not reflect the true value of our common stock.



     In connection with this offering, our common stock will be listed on the Nasdaq National Market under the symbol "CYBA." The expected price range for this offering is between $14.00 and $16.00 per share. The offering price range has been determined by negotiations between Cybear and the underwriters and is not necessarily related to Cybear's asset value, net worth or other established criteria of value. The factors considered in the pricing negotiations, in addition to prevailing market conditions, included the history of and prospects for the industry in which Cybear competes, an assessment of Cybear's management and Cybear's prospects in relation to its competitors and its capital structure.


                                USE OF PROCEEDS
--------------------------------------------------------------------------------
     Cybear estimates that the net proceeds from the sale of the shares of common stock it is offering will be approximately $41.3 million. If the underwriters fully exercise the over-allotment option, the net proceeds of the shares sold by Cybear will be approximately $47.5 million. "Net proceeds" is what Cybear expects to receive after paying the underwriting discount and other expenses of the offering. For the purpose of estimating net proceeds, Cybear is assuming that the public offering price will be $15.00 per share.


     Cybear intends to use the net proceeds of the offering:


   /bullet/ for further development of Solutions MD and other Solutions products;

   /bullet/ for marketing, sales and advertising for Solutions MD and other
    Solutions products;

   /bullet/ to build additional infrastructure; and

   /bullet/ to fund operating losses.


     Cybear will use the balance of the net proceeds for general corporate purposes, including working capital.

     Cybear reserves the right to vary the use of proceeds among the categories listed above because Cybear's ability to use the proceeds is dependent on a number of factors, including the degree of market acceptance of our products, unexpected expenditures in further product development, marketing of our products, acquiring additional content and maintaining or upgrading our systems, the effects of competition and the impact of future government regulation.


     Until Cybear uses the net proceeds of the offering, Cybear will invest the funds in investment grade, interest-bearing securities.


     From time to time, Cybear also expects to evaluate possible acquisitions of or investments in businesses and technologies that are complementary to its business and technologies, and may use net proceeds from the offering for such purposes. While Cybear from time to time considers potential investments or acquisitions, Cybear has no firm plans, commitments or agreements with respect to any such investments or acquisitions.


                                DIVIDEND POLICY
--------------------------------------------------------------------------------
     Cybear has never paid cash dividends on its capital stock. Cybear anticipates that it will retain earnings to support operations and to finance the growth and development of its business. Therefore, Cybear does not intend to pay cash dividends in the foreseeable future.



                                 CAPITALIZATION
--------------------------------------------------------------------------------
     The following table shows:



   /bullet/ The capitalization of Cybear on March 31, 1999; and

   /bullet/ The capitalization of Cybear on March 31, 1999, assuming the completion of the offering at an assumed public offering price of $15.00 per share and the conversion of the amounts due to Andrx Corporation into shares of common stock at the assumed public offering price of $15.00 per share. See "Certain Transactions."


                                                                              MARCH 31, 1999
                                                                     ---------------------------------
                                                                          ACTUAL         AS ADJUSTED
                                                                     ---------------   ---------------
                                                                                (UNAUDITED)
Due to Andrx Corporation(1) ......................................    $  5,420,624      $         --
                                                                      ------------      ------------
Stockholders' equity:
 Preferred stock, $0.01 par value, 2,000,000 shares authorized, no
   shares issued and outstanding .................................              --                --
 Common stock, $0.001 par value, 25,000,000 shares authorized;
   13,269,400 shares issued and outstanding, and 16,630,775 shares
   issued and outstanding, as adjusted(1) ........................          13,269            16,631
 Additional paid-in capital(1) ...................................       3,649,057        50,316,319
 Deficit accumulated during development stage ....................      (5,554,494)       (5,554,494)
                                                                      ------------      ------------
Total stockholders' equity (deficit) .............................      (1,892,168)       44,778,456
                                                                      ------------      ------------
Total capitalization .............................................    $  3,528,456      $ 44,778,456
                                                                      ============      ============

----------------

(1) At the closing of this offering, the then outstanding amounts due to Andrx Corporation will be converted into an estimated 525,000 (361,375 shares as of March 31, 1999) shares of common stock at the public offering price after reimbursement from Andrx Corporation for net operating loss carryforwards to be used by Andrx Corporation in 1999. We estimate the due to Andrx to be approximately $7.9 million at the closing. See "Certain Transactions."

                                   DILUTION
--------------------------------------------------------------------------------
     Cybear's net tangible book value on March 31, 1999 was a deficit of approximately $(2,294,612), or $(0.17) per share. Net tangible book value is total assets minus the sum of liabilities and intangible assets. Net tangible book value per share is net tangible book value divided by the total number of shares outstanding before the offering.


     After giving effect to certain adjustments relating to the offering, Cybear's pro forma net tangible book value on March 31, 1999 would have been approximately $44.4 million, or $2.67 per share. The adjustments made to determine pro forma net tangible book value per share are the following:


   /bullet/ an increase in total assets to reflect the net proceeds of the offering as described under "Use of Proceeds" (assuming that the public offering price will be $15.00 per share);

   /bullet/ the addition of the number of shares offered by this prospectus to the number of shares outstanding; and

   /bullet/ the conversion of the amounts due to Andrx Corporation into shares of common stock at the public offering price at the closing of this offering. See "Certain Transactions."


     The following table illustrates the pro forma increase in net tangible book value of $2.84 per share and the dilution (the difference between the offering price per share and the net tangible book value per share) to new investors:


Assumed public offering price per share ..........................................                  $  15.00
Negative net tangible book value per share as of March 31, 1999 ..................     $ (0.17)
Increase in net tangible book value per share attributable to the offering .......        2.48
Increase in net tangible book value per share attributable to the conversion of
  the amounts due to Andrx Corporation ...........................................        0.36
                                                                                       -------
Pro forma net tangible book value per share as of March 31, 1999, giving effect to the offering and the conversion of the amounts due to Andrx
  Corporation, after reimbursement from Andrx for net operating loss
  carryforwards ..................................................................                      2.67
                                                                                                    --------
Dilution per share to new investors in the offering ..............................                  $  12.33
                                                                                                    ========

     The following table shows the difference between existing stockholders and new investors with respect to the number of shares purchased from Cybear, the total consideration paid and the average price paid per share. The table assumes that the public offering price will be $15.00 per share.


                                         SHARES PURCHASED              TOTAL CONSIDERATION
                                  -------------------------------   --------------------------    AVERAGE PRICE
                                         NUMBER          PERCENT        AMOUNT        PERCENT       PER SHARE
                                  -------------------   ---------   --------------   ---------   --------------
Existing stockholders .........        13,269,400(1)       81.6%     $   530,000         1.2%       $  0.04
New investors .................         3,000,000          18.4%     $45,000,000        98.8%       $ 15.00
                                       ------------       -----      -----------       -----
  Total .......................        16,269,400         100.0%     $45,530,000       100.0%       $  2.80
                                       ============       =====      ===========       =====

----------------

(1) Does not include an estimated 525,000 shares of common stock to be issued to Andrx Corporation in exchange for the conversion to capital of the amounts due to Andrx, after reimbursement from Andrx for net operating loss carryforwards.



     As of June 8, 1999, there are 1,003,083 outstanding options to purchase common stock, with exercise prices ranging from $1.00 to $3.00, that, if exercised, would result in additional dilution.



     In addition, there are 496,000 shares of common stock issuable upon exercise of options, having exercise prices equal to the offering price, that Cybear has committed to grant to certain of its employees, non-employee directors and director nominees.

                     SELECTED CONSOLIDATED FINANCIAL DATA
--------------------------------------------------------------------------------
     This section presents selected historical financial data of Cybear. You should read this selected data with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section later in this prospectus as well as Cybear's consolidated financial statements and related notes contained later in this prospectus. The selected data in this section is not intended to replace the financial statements.


     Cybear derived the statement of operations data for the period from February 5, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998 and the balance sheet data as of December 31, 1997 and 1998 from the audited consolidated financial statements in this prospectus. Those consolidated financial statements were audited by Arthur Andersen LLP, independent certified public accountants. The statement of operations data for the three months ended March 31, 1998 and 1999 and for the cumulative period from February 5, 1997 (inception) to March 31, 1999 and the balance sheet data as of March 31, 1999 have been derived from Cybear's unaudited interim financial statements included in this prospectus, which in the opinion of management, reflect all material adjustments necessary to present fairly Cybear's financial position and results of operations for the periods presented.



                                                FOR THE PERIOD FROM
                                                  FEBRUARY 5, 1997
                                                   (INCEPTION) TO     FOR THE YEAR ENDED
                                                    DECEMBER 31,         DECEMBER 31,
                                                        1997                 1998
STATEMENT OF OPERATIONS DATA:                  --------------------- --------------------
Revenues .....................................     $     95,927          $         --
Operating expenses: ..........................
 Software development expenses ...............          945,497             1,621,422
 Selling, general and administrative
   expenses ..................................          680,779             2,264,252
 Write-off of software license ...............               --               159,897
 Litigation settlement charge ................               --               125,000
                                                   ------------          ------------
Total operating expenses .....................        1,626,276             4,170,571
                                                   ------------          ------------
Loss from operations .........................       (1,530,349)           (4,170,571)
Interest expense on due to
 Andrx Corporation ...........................          (28,220)             (210,441)
Interest income ..............................               --                    --
                                                   ------------          ------------
Loss before income taxes .....................       (1,558,569)           (4,381,012)
Income tax benefit ...........................               --             1,900,000
                                                   ------------          ------------
Net loss .....................................     $ (1,558,569)         $ (2,481,012)
                                                   ============          ============
Basic and diluted net loss per share .........     $      (0.12)         $      (0.19)
                                                   ============          ============
Basic and diluted weighted average shares
 of common stock outstanding .................       12,768,303            13,030,999



                                                                              CUMULATIVE FROM
                                                FOR THE THREE MONTHS ENDED    FEBRUARY 5, 1997
                                                         MARCH 31,             (INCEPTION) TO
                                               -----------------------------     MARCH 31,
                                                    1998           1999             1999
STATEMENT OF OPERATIONS DATA:                  ------------- --------------- -----------------
                                                (UNAUDITED)    (UNAUDITED)      (UNAUDITED)
Revenues .....................................  $        --   $         --     $     95,927
Operating expenses: ..........................
 Software development expenses ...............      305,793        494,311        3,061,230
 Selling, general and administrative
   expenses ..................................      224,681      2,330,604        5,275,635
 Write-off of software license ...............           --             --          159,897
 Litigation settlement charge ................           --             --          125,000
                                                -----------   ------------     ------------
Total operating expenses .....................      530,474      2,824,915        8,621,762
                                                -----------   ------------     ------------
Loss from operations .........................     (530,474)    (2,824,915)      (8,525,835)
Interest expense on due to
 Andrx Corporation ...........................      (32,102)       (90,513)        (329,174)
Interest income ..............................           --            515              515
                                                -----------   ------------     ------------
Loss before income taxes .....................     (562,576)    (2,914,913)      (8,854,494)
Income tax benefit ...........................           --      1,400,000        3,300,000
                                                -----------   ------------     ------------
Net loss .....................................  $  (562,576)  $ (1,514,913)    $ (5,554,494)
                                                ===========   ============     ============
Basic and diluted net loss per share .........  $     (0.04)  $      (0.11)    $      (0.43)
                                                ===========   ============     ============
Basic and diluted weighted average shares
 of common stock outstanding .................   13,000,000     13,269,400       12,947,899


                                      DECEMBER 31,       DECEMBER 31,         MARCH 31,
                                          1997               1998               1999
BALANCE SHEET DATA:                 ----------------   ----------------   ----------------
                                                                             (UNAUDITED)
Working capital deficit .........     $ (1,378,412)      $ (3,235,200)      $ (5,688,867)
Total assets ....................          395,456          3,331,951          4,470,269
Total liabilities ...............        1,410,119          3,799,568          6,362,437
Shareholders' deficit ...........     $ (1,014,663)      $   (467,617)      $ (1,892,168)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
     THE FOLLOWING DISCUSSION ALSO SHOULD BE READ TOGETHER WITH CYBEAR'S CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES CONTAINED LATER IN THIS PROSPECTUS.


INTRODUCTION


     Cybear, a Delaware corporation in the development stage, was incorporated on February 5, 1997. Cybear offers products and services using the Internet and Internet-based applications designed to improve the efficiency of day-to-day administrative and communications tasks of healthcare providers that interact to manage patient care. Cybear is developing its Solutions product line, an Internet service provider system or ISP that provides Internet access and Internet-based applications to physicians, physician organizations, pharmacies and hospitals and allows them to obtain information from Cybear's web site and other Internet locations. As of March 31, 1999, Cybear had not yet generated any revenue from its Solutions MD product. From February 5, 1997 (inception) through March 31, 1999, Cybear's principal activities have consisted of developing its products, establishing its administrative, selling and marketing, network operations and customer support infrastructure and providing software development services to Andrx. Consequently, Cybear is considered to be in the development stage for financial reporting purposes. Cybear expects to generate revenues from operations in the second half of 1999 and, if our expected revenues materialize, at that time will no longer be considered a development stage company.


     RECENT MERGER. On November 20, 1998, Cybear, Inc., a Florida corporation, merged with 1997 Corp. pursuant to a merger agreement dated July 15, 1998. 1997 Corp. was a "blank check" company that had a registration statement on file with the SEC to seek a business combination with an operating entity. Upon consummation of the merger, Cybear, Inc. became a wholly-owned subsidiary of 1997 Corp. 1997 Corp. changed its name to Cybear, Inc. and remains the continuing registrant for SEC reporting purposes. The merger was intended to be a tax-free reorganization for federal income tax purposes and was treated as a recapitalization of Cybear, Inc. for accounting and financial reporting purposes.


     The result of the merger was that the holders of Cybear, Inc.'s (the Florida corporation) common stock prior to the merger own 13,000,000 shares or approximately 98% of Cybear's common stock and the 1997 Corp.'s original shareholders own 269,400 shares or approximately 2% of Cybear's common stock. See Note 1 of the Notes to the Consolidated Financial Statements. In March 1999, Cybear Inc., the Florida corporation, was merged into Cybear.


     RELATIONSHIP WITH ANDRX CORPORATION. As of March 31, 1999, Cybear was 94% owned by Andrx and has been funded primarily through Andrx. In September 1998, Andrx and Cybear entered into a credit agreement with respect to Andrx's funding obligations to Cybear. The credit agreement provides that Andrx will continue to fund Cybear's operations until either Cybear is in a position to raise at least $4.0 million of debt or equity on its own or November 1999, whichever occurs first, and that Andrx will make at least $3.0 million available to Cybear on Cybear's demand. Interest accrues on the unpaid principal amount from the date of borrowing until the principal amount is repaid in full, at an annual interest rate equal to the prime rate plus 1/2%. Cybear recorded $28,220 in interest expense on the balance due to Andrx for the period from February 5, 1997 to December 31, 1997, $210,441 for the year ended December 31, 1998, $32,102 for the three months ended March 31, 1998 and $90,513 for the three months ended March 31, 1999.


     Cybear and Andrx have a corporate services agreement whereby Andrx provides Cybear with various services such as executive management, accounting and finance, legal, payroll and human resources. For the period from February 5, 1997 to December 31, 1997, for the year ended December 31, 1998 and for the three months ended March 31, 1998 and 1999, Cybear incurred amounts for these services based upon mutually agreed upon allocation methods. Management believes that the amounts incurred for these services approximate fair market value. Costs for such services were $110,000 for the period from February 5, 1997 to December 31, 1997, $120,000 for the year ended December 31, 1998 and $30,000 for the three months ended March 31, 1998 and 1999.


     Cybear and Andrx have a tax allocation agreement that provides, among other things, for the allocation of federal income tax liabilities to Cybear at the approximate amounts that would have been computed as if Cybear and Andrx had filed separate income tax returns. Cybear recorded a tax benefit of $1.9 million for the year ended December 31, 1998 and $1.4 million for the three months ended March 31, 1999, reflecting the reimbursement from Andrx for the utilization of Cybear's tax attributes pursuant to the tax allocation agreement.


     PRODUCTS AND SOURCES OF REVENUE. Cybear introduced Solutions MD to the healthcare community in March 1999. With respect to Solutions MD, Cybear anticipates that its revenues will initially consist of recurring revenues from product subscriptions. Cybear intends to sell Solutions MD to subscribers on an individual monthly subscription basis with the monthly subscription fee for the basic product package initially set at $24.95 per user. A premium package with more applications is expected to be released in the second half of 1999 at a monthly subscription fee of $34.99. Cybear may consider giving subscription discounts for paid-in-advance contracts. Subscribers will also be able to purchase additional services for additional fees. Advance billings and collections relating to future product usage will be recorded as deferred revenue and recognized when revenue is earned. If Cybear is successful in building its subscriber base, brand recognition and increasing traffic on its web site, Cybear expects to generate additional revenues through advertising and sponsorships on its Solutions products.


     Advertising revenues will be derived principally from short-term contracts in which Cybear will guarantee a minimum number of page impressions to be delivered to subscribers over a specified period of time for a fixed fee. Sponsorship revenues will be derived principally from contracts that have typically longer terms than standard advertising contracts and will involve more integration with Cybear's services such as the placement of logos on the home page or other sections of Cybear's applications. Revenues on advertising and sponsorship contracts will be recognized ratably in the period in which the advertisement is displayed, provided that no significant Cybear obligations remain, at the lesser of the ratio of impressions delivered over the total guaranteed impressions or the straight line basis over the term of the contract. To the extent that minimum guaranteed impressions are not met, Cybear will defer recognition of the corresponding revenues until the guaranteed impressions are achieved.


     With respect to its management applications products, Cybear plans to build a customer base consisting of physician organizations, pharmacies and hospitals and anticipates that its primary source of revenues derived from such management applications products will be in the form of transaction fees. Cybear will recognize revenue when services are provided.


     Cybear's strategy is to rapidly develop a broad customer base and a source of revenue by marketing Solutions MD and its other Solutions products once introduced, which are intended to provide a one-stop location on the Internet for the healthcare community to locate relevant news, healthcare-related information and customizable features unique to each user. Cybear's launched product, Solutions MD, will provide a base for the marketing of Cybear's other Solutions products to the healthcare industry.


     Over the next year, Cybear intends to build on its Solutions MD by introducing further products such as Solutions Net, Solutions Rx and Solutions Hosp that are targeted to other areas of the healthcare community such as pharmacists, independent practice associations and hospitals. These products will have many of the same features as Solutions MD with certain different applications and services tailored to the target market.


     Cybear has incurred net operating losses and negative cash flows from operating activities since its inception. As of March 31, 1999, Cybear had an accumulated deficit of approximately $5.6 million.

In addition, Cybear intends to continue to invest heavily in its product development, network operations, customer support, sales and marketing and administrative areas. As a result, Cybear expects to continue to incur substantial operating losses for the foreseeable future, and may not achieve or sustain profitability.


     In addition, Cybear may offer promotional packages to subscribers at subsidized prices. These arrangements may require Cybear to incur significant expenses, and Cybear cannot guarantee that it will generate sufficient revenues to offset these expenses. Cybear cannot be certain that it can achieve sufficient revenues in relation to its expenses to ever become profitable. If Cybear does achieve profitability, it cannot be certain that it can sustain or increase profitability on a quarterly or annual basis in the future.


     If Cybear's revenues fall short of its projections, its business, financial condition and operating results would be materially adversely affected. Cybear may also need to raise additional capital through public or private debt or equity financings to fund the deployment of its Solutions products. However, Cybear may not be able to raise additional capital on favorable terms or at all.


     Cybear's quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, some of which are outside its control. These factors include: the number of subscribers to Solutions MD and their use of the site, our ability to timely release our products and their market acceptance, fees Cybear may pay for distribution, service or content agreements and promotional arrangements or other costs Cybear may incur as it expands its operations, the timing and amount of advertising and sponsorship revenues, Cybear's ability to attract and retain personnel with the necessary strategic, technical and creative skills required to develop and service its customers, the amount and timing of capital expenditures and other costs relating to the expansion of Cybear's operations, the introduction of new products or services by Cybear or its competitors, pricing changes in the industry, technical difficulties in the use of the Internet or Cybear's web site, the level of traffic on Cybear's web site and the level of usage of the Internet generally, future government regulations that may affect healthcare or the Internet and general economic conditions.


     Due to all of these factors, in some future quarter Cybear's operating results may fall below market expectations. If this happens, the trading price of Cybear's common stock would likely decline, perhaps significantly.


     As a result of Cybear's limited operating history and the emerging nature of the products and markets in which it competes, Cybear's historical financial data are of limited value in planning future operating expenses. Accordingly, Cybear's planned expenses are based in part on its expectations concerning future revenues and are fixed to a large extent. Cybear expects its expenses to increase significantly in the future as it continues to incur significant network operations, operations support, sales and marketing, product development and administrative expenses. Cybear's success depends on its ability to increase its revenues to offset its expenses. Cybear cannot guarantee that it will be able to generate sufficient revenues to offset its expenses or that it will be able to achieve profitability. If its revenues fall short of its projections, Cybear's business, financial condition and operating results could be materially and adversely affected.


RESULTS OF OPERATIONS


FOR THE PERIOD FROM FEBRUARY 5, 1997 (INCEPTION) TO DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998


     Revenues were $95,927 for the period from February 5, 1997 to December 31, 1997 and consisted of software development services rendered to Andrx. Cybear had no revenues for the year ended December 31, 1998 as it is in the development stage.


     Software development costs were $945,497 for the period from February 5, 1997 to December 31, 1997 compared to approximately $1.6 million for the year ended December 31, 1998. Software development costs include outside consultant fees, payroll, benefits and housing expenses of employees involved in the creation, design and development of Cybear's products. Also included in the period from February 5, 1997 to December 31, 1997 are the costs of providing software development services to Andrx. The increase in the software development costs for the year ended December 31, 1998 reflects the progress and expansion of Cybear's development activities.


     Selling, general and administrative expenses were $680,779 for the period from February 5, 1997 to December 31, 1997 compared to approximately $2.3 million for the year ended December 31, 1998. Selling, general and administrative expenses include costs incurred in the areas of sales and marketing, network operations and maintenance, administration, and customer support. The increase in selling, general and administrative expenses for the year ended December 31, 1998 relates to the establishment of the administrative, selling and marketing and customer support infrastructure and the establishment of a network operations center.


     In the year ended December 31, 1998, Cybear recorded $159,897 to write off the unamortized portion of a software license obtained from a third party in 1997. The software was to be used as a means to handle certain types of electronic data interchange, or EDI, messages in Cybear's Internet-based management applications. In the fourth quarter of 1998, new EDI standards were approved for use in the medical systems community in the U.S. and are now released as open standards to the development community. Cybear has now adopted these new standards to be compatible with the industry standards and has integrated them into its software development process. The new standards rendered obsolete the software licensed by Cybear.


     In the year ended December 31, 1998, Cybear recorded a settlement charge of $125,000 in connection with a legal settlement reached with Medix and Cymedix to settle all previously outstanding legal disputes between the companies.


     Interest expense was $28,220 in the period from February 5, 1997 to December 31, 1997. Interest expense was $210,441 for the year ended December 31, 1998. Interest expense represents interest on advances from Andrx under the Credit Agreement between the two companies to fund Cybear's operations. At December 31, 1998, the net advances including interest amounted to approximately $5.4 million.


     Cybear's taxable results are included in the consolidated income tax return of Andrx. Cybear's taxable results will be included in the consolidated income tax return of Andrx as long as Andrx owns at least 80% of the common stock of Cybear. Cybear and Andrx have a tax allocation agreement that provides, among other things, for the allocation of federal income tax liabilities to Cybear at the approximate amounts that would have been computed as if Cybear had filed separate income tax returns. Cybear recorded a tax benefit of $1.9 million for the year ended December 31, 1998 reflecting the reimbursement from Andrx for the utilization of Cybear's tax attributes pursuant to the tax allocation agreement. As of December 31, 1998, Cybear has a net operating loss carryforward in the amount of approximately $800,000 which is available to offset future earnings. Under the provisions of SFAS No. 109, Cybear has provided a valuation allowance to reserve against 100% of its deferred tax asset given Cybear's history of net losses.


THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1999


     Cybear had no revenues in either the three months ended March 31, 1998 or 1999.


     Software development costs were $305,793 for the 1998 quarter compared to $494,311 for the 1999 quarter. Software development costs include outside consultant fees, payroll, benefits and housing expenses of employees involved in the creation, design and development of Cybear's products. The increase in the software development costs for the 1999 quarter reflects the expansion of Cybear's development activities.


     Selling, general and administrative expenses were $224,681 for the 1998 quarter compared to approximately $2.3 million for the 1999 quarter. Selling, general and administrative expenses include costs incurred in the areas of sales and marketing, network operations and maintenance, administration, and customer support. The increase in selling, general and administrative expenses for the 1999 quarter relates to the establishment of the administrative, selling and marketing and customer support infrastructure and the establishment of a network operations center.


     Interest expense was $32,102 for the 1998 quarter compared to $90,513 for the 1999 quarter. Interest expense represents interest on advances from Andrx under the credit agreement between the two companies to fund Cybear's operations. These net advances, including interest, amounted to approximately $2.3 million at December 31, 1998 and approximately $5.4 million at March 31, 1999.

     Cybear recorded a tax benefit of $1.4 million for the 1999 quarter reflecting the reimbursement from Andrx for the utilization of Cybear's tax attributes pursuant to the tax allocation agreement with Andrx. As of March 31, 1999, Cybear did not have any tax net operating loss carryforwards as all of Cybear's tax attributes to date have been used by Andrx.

     The following table sets forth the unaudited selected quarterly data for the year ended December 31, 1998 and for the three months ended March 31, 1999:




                                                                   QUARTER ENDED
                                     --------------------------------------------------------------------------
                                       MARCH 31,      JUNE 30,    SEPTEMBER 30,   DECEMBER 31,     MARCH 31,
                                          1998          1998           1998           1998            1999
                                     ------------- ------------- --------------- -------------- ---------------
Revenue ............................  $        --   $        --   $         --    $         --   $         --
Operating expenses:
 Software development ..............      305,793       449,812        413,721         452,096        494,311
 Selling, general and
   administrative ..................      224,681       350,771        577,623       1,111,177      2,330,604
 Write-off of software license .....           --            --             --         159,897             --
 Litigation settlement charge ......           --            --             --         125,000             --
                                      -----------   -----------   ------------    ------------   ------------
Total operating expenses ...........      530,474       800,583        991,344       1,848,170      2,824,915
                                      -----------   -----------   ------------    ------------   ------------
Loss from operations ...............     (530,474)     (800,583)      (991,344)     (1,848,170)    (2,824,915)
Interest expense on due to Andrx
 Corporation .......................      (32,102)      (47,547)       (65,610)        (65,182)       (90,513)
Interest income ....................           --            --             --              --            515
                                      -----------   -----------   ------------    ------------   ------------
Loss before income taxes ...........     (562,576)     (848,130)    (1,056,954)     (1,913,352)    (2,914,913)
Income tax benefit .................           --            --             --       1,900,000      1,400,000
                                      -----------   -----------   ------------    ------------   ------------
Net loss ...........................  $  (562,576)  $  (848,130)  $ (1,056,954)   $    (13,352)  $ (1,514,913)
                                      ===========   ===========   ============    ============   ============
Basic and diluted net loss
 per share .........................  $     (0.04)  $     (0.07)  $      (0.08)   $       0.00   $      (0.11)
                                      ===========   ===========   ============    ============   ============
Basic and diluted weighted
 average shares of common
 stock outstanding .................   13,000,000    13,000,000     13,000,000      13,122,987     13,269,400

LIQUIDITY AND CAPITAL RESOURCES

     From February 5, 1997 through March 31, 1999, Cybear incurred a net loss of approximately $5.6 million and was and continues to be dependent upon funding from Andrx. As of March 31, 1999, Cybear owed Andrx approximately $5.4 million. As of March 31, 1999, Cybear had $325,479 in cash and a working capital deficit of approximately $5.7 million comprised mainly of the Due to Andrx of approximately $5.4 million.

     Net cash used in operating activities was approximately $1.4 million for both the period from February 5, 1997 through December 31, 1997 and the year ended December 31, 1998. Net cash used in operating activities was primarily attributable to Cybear's loss from operations offset by accounts payable and accrued liabilities.

     Net cash used in operating activities for the 1998 quarter was $597,260 compared to approximately $1.6 million for the 1999 quarter. In the 1998 quarter, net cash used in operating activities was primarily attributable to Cybear's loss from operations and decreases in accounts payable and accrued liabilities. In the 1999 quarter, net cash used in operating activities was primarily attributable to Cybear's loss from operations and decrease in accounts payable, offset by the collection of the receivable from Blue Lake Ltd., Cybear's landlord, reflecting the landlord's payment for a portion of the leasehold improvements incurred by Cybear to its corporate headquarters and network operations center.


     Net cash used in investing activities for the period from February 5, 1997 through December 31, 1997 was $400,535 compared to approximately $2.7 million for the year ended December 31, 1998. For the period from February 5, 1997 through December 31, 1997, Cybear invested $240,535 in capital expenditures consisting mainly of computer hardware and software used in the development of its products. In addition, Cybear entered into an agreement with a third party to license the use of the third party's software for an unlimited period of time. Cybear purchased this license for $160,000. In 1998, Cybear wrote-off the unamortized portion of this software license as noted above. In 1998, Cybear invested approximately $2.3 million in capital expenditures consisting mainly of computer hardware and software used in the establishment of its network operations center and the development of its products, and leasehold improvements to the rented space housing its corporate headquarters and network operations center. Cybear also capitalized $358,000 in software development costs associated with the development of Solutions MD.


     Net cash used in investing activities for the 1998 quarter was $69,596 compared to approximately $1.1 million for the 1999 quarter. In the 1998 quarter, Cybear invested $69,596 in capital expenditures consisting mainly of computer hardware and software and furniture used in its software development activities. In the 1999 quarter, Cybear invested approximately $1.1 million in capital expenditures consisting mainly of computer hardware and software used in the establishment of its network operations center and the development of its products, leasehold improvements to the rented space housing its corporate headquarters and network operations center and furniture for its corporate headquarters. Cybear also capitalized $55,000 in software development costs associated with the development of Solutions MD.


     Net cash provided by financing activities for the period from February 5, 1997 through December 31, 1997 was approximately $1.8 million compared to approximately $4.1 million for the year ended December 31, 1998. For the period from February 5, 1997 to December 31, 1997, net cash provided by financing activities consisted of proceeds from issuance of shares of Cybear's stock and funding from Andrx. In February 1997, Cybear issued 12,870,000 shares of common stock to Andrx for an aggregate amount of $500,000 and 130,000 shares of convertible preferred stock to a third party for a promissory note of $30,000. The promissory note was paid in full and the preferred stock was converted into 130,000 shares of common stock. In addition, Cybear received advances of approximately $1.3 million from Andrx to fund its operations. In 1998, net cash provided by financing activities consisted of advances from Andrx to fund Cybear's operations and the reimbursement from Andrx for the utilization of Cybear's tax attributes pursuant to the tax allocation agreement. The advances bear interest at prime plus 1/2%. In November 1998, simultaneously with the merger with 1997 Corp., the then outstanding Due to Andrx of approximately $3.0 million was converted into additional paid-in capital to Cybear.


     Net cash provided by financing activities for the 1998 quarter was $666,856 compared to approximately $3.1 million for the 1999 quarter. In the 1998 quarter, net cash provided by financing activities consisted of advances from Andrx to fund Cybear's operations. In the 1999 quarter, net cash provided by financing activities consisted of advances from Andrx to fund Cybear's operations and the reimbursement from Andrx for the utilization of Cybear's tax attributes pursuant to the tax allocation agreement.


     In September 1998, Andrx and Cybear entered into a credit agreement with respect to Andrx's funding obligations to Cybear. The credit agreement provides that Andrx will continue to fund

Cybear's operations until either Cybear is in a position to raise at least $4.0 million of debt or equity on its own or November 1999, whichever occurs first, and that Andrx will make at least $3.0 million available to Cybear on Cybear's demand. Interest accrues on the unpaid principal amount from the date of borrowing until the principal amount is repaid in full, at an annual interest rate equal to the prime rate plus 1/2%.


     In the year ended December 31, 1998, Cybear recorded a settlement charge of $125,000 in connection with a legal settlement reached with Medix and Cymedix to resolve all previously outstanding legal disputes between the companies. The disputes involved allegations of misappropriation by Cybear, Andrx and certain of their respective officers, directors and employees of medical software and Internet communications technology allegedly owned by Cymedix, and Cybear's claims for defamation against Cymedix and Medix relating to such allegations.


     From time to time, Cybear may be involved in litigation relating to claims arising out of its operations in the normal course of business. Cybear is not currently a party to any other legal proceeding or aware of any other claim, the adverse outcome of which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Cybear's business, operating results and financial condition.


     Cybear anticipates that its cash requirements will continue to increase as it continues to expend substantial resources to build its infrastructure, develop its products and establish its sales and marketing, network operations, customer support and administrative organizations. Cybear currently anticipates that its available cash resources and available funding from Andrx will be sufficient to meet its presently anticipated working capital and capital expenditure requirements through 1999. Based on Andrx's most recent financial statements, Cybear believes that Andrx currently has the resources to fund Cybear's cash requirements through 1999.


YEAR 2000


     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Cybear's computer equipment and software and devices with embedded technology that are time-sensitive may recognize a date using "00" as the Year 1900 rather than the Year 2000. This could result in a system failure or a miscalculation, causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.


     Based upon its identification and assessment efforts to date, Cybear believes that certain of the computer equipment and software it currently uses will require replacement or modification. In the ordinary course of replacing computer equipment and software, Cybear will attempt to obtain replacements that are Year 2000 compliant. Utilizing both internal and external resources to identify and assess needed Year 2000 remediation, Cybear began its Year 2000 identification, assessment, remediation and testing efforts in the fourth quarter 1998 and expects to complete such activities by third quarter 1999 and that such efforts will be completed prior to any currently anticipated impact on its computer equipment and software. Cybear estimates that as of April 30, 1999, it had completed approximately 45% of the initiatives that it believes will be necessary to fully address potential Year 2000 issues relating to its computer equipment and software. The projects comprising the remaining 55% of the initiatives are in process and expected to be completed on or about the third quarter 1999.


     Cybear has also mailed letters to its significant vendors and service providers to determine the extent to which its interfaces with them are vulnerable to Year 2000 issues and whether products or services purchased from them are Year 2000 compliant. For those significant vendors and service providers that have not provided written assurance that they are Year 2000 compliant, Cybear is developing contingency plans to address issues that might arise from interfaces with such entities.


     Cybear believes that the cost of its Year 2000 identification, assessment, remediation and testing efforts, as well as currently anticipated costs to be incurred by Cybear with respect to Year 2000 issues of third parties, will not exceed $500,000 and will be funded from current existing financial resources. As of May 10, 1999, Cybear had incurred costs of approximately $55,000 related to its Year 2000 identification, assessment, remediation and testing efforts. These costs were for planning, analysis, repair or replacement of existing software, upgrades of existing software, or evaluation of information received from significant vendors, service providers, or customers. Other non-Year 2000 efforts have not been and are not expected to be materially delayed.


     Cybear has initiated a comprehensive analysis of the operational problems and costs, including loss of revenues, that would be reasonably likely to result from the failure by Cybear and certain third parties to complete efforts necessary to achieve Year 2000 compliance on a timely basis. A contingency plan for dealing with the most reasonably likely worst case scenario is under development and should be completed by December 31, 1999.


     The costs of Cybear's Year 2000 identification, assessment, remediation and testing efforts and the dates on which Cybear believes it will complete such efforts are based upon management's best estimates, which were derived using numerous assumptions regarding future events, including the continued availability of certain resources, third-party remediation plans, and other factors. Cybear cannot assure you that these estimates will prove to be accurate, and actual results could differ materially from those currently anticipated. Specific factors that could cause such material differences include, but are not limited to, the availability and cost of personnel trained in Year 2000 issues, the ability to identify, assess, remediate and test all relevant computer codes and embedded technology and other similar uncertainties. In addition, variability of definitions of "compliance with Year 2000" and the variety of different products and services and combinations thereof sold by Cybear may lead to claims relating to Year 2000 compliance whose impact on Cybear is not currently estimable. Cybear cannot provide assurance that the aggregate cost of defending and resolving such claims, if any, will not materially adversely affect Cybear's results of operations.


NEW ACCOUNTING PRONOUNCEMENTS


     Statement of Financial Accounting Standards, or SFAS, No. 130, "Reporting Comprehensive Income," requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Cybear has adopted the provisions of SFAS No. 130 beginning January 1, 1998, as required. Cybear's comprehensive losses and net losses are the same for all periods presented.


     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Cybear has adopted the provisions of SFAS No. 131 for the year ending December 31, 1998 as required. Currently, Cybear does not believe it has any separately reportable business segments or other disclosure information required by the Statement.


     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards requiring that every derivative instrument including certain derivative instruments embedded in other contracts be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting.


     SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. A company may also implement the provision of SFAS No. 133 as of the beginning of any fiscal quarter June 16, 1998 and thereafter. SFAS No. 133 cannot be applied retroactively. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 and, at Cybear's election, before January 1, 1998.


     Cybear has not yet quantified the impact of adopting SFAS No. 133 on its financial statements and has not determined the timing or method of its adoption of SFAS No. 133.

                                   BUSINESS
--------------------------------------------------------------------------------
OVERVIEW



     Cybear is a development stage company that offers products and services using the Internet and Internet-based applications to improve the efficiency of day-to-day administrative and communications tasks of healthcare providers that interact to manage patient care. Cybear is developing its Solutions product line, a subscription-based Internet service provider or ISP system that provides Internet access and Internet-based applications to physicians, physician organizations, pharmacies and hospitals and allows them to obtain information from Cybear's web site and other Internet locations. In March 1999, Cybear introduced its first Solutions product, Solutions MD, an Internet gateway or portal web site designed to address the communications and operational needs of the estimated 650,000 physicians in the United States.



     We believe the Internet provides a universal, cost-effective communications medium to deliver value-added business solutions for the healthcare industry. Our suite of Internet-based Solutions products is designed to take advantage of the Internet's full potential to solve existing communications and information system shortcomings: Solutions MD for physicians, Solutions Net for physician organizations, Solutions Rx for pharmacies and Solutions Hosp for hospitals and multi-entity hospital organizations. We believe that our Solutions products will provide the structured communications and information necessary to improve the administrative efficiency and patient care and better meet the information demands of managed care and other reimbursement systems.


     Cybear was formed by Andrx in 1997 to develop a suite of Internet-based productivity and communication products and services for the healthcare industry. The initial products under development were software connectivity products and applications to allow online communications among physicians, pharmacies, labs, hospitals, managed care organizations and other healthcare providers including an electronic prescription management product. In 1998, Cybear shifted its primary focus to the development of Solutions MD. Many of the features developed for the initial products have been incorporated in Solutions MD and will be incorporated in future Solutions products. Cybear is continuing development of the electronic prescription management product for future release. Cybear has spent the last year building its infrastructure, continuing product development and commencing sales and marketing activities.


HEALTHCARE COMMUNICATIONS AND INFORMATION TECHNOLOGY ISSUES


     Participants in the healthcare industry are highly dependent upon information. Information is generated by multiple sources, must be acted on at various times by a variety of participants and forms the basis of quality care and adequate reimbursement for services. With both the continued penetration of managed care and reductions in government reimbursement, the need for accurate, rapid and interactive information continues to increase. At the same time, the acceptance of capitated, risk-based contracts by healthcare providers has created increased demands for real-time clinical and administrative information among healthcare provider networks.


     Management believes that, notwithstanding the recognized need for improved business-to-business communication, the healthcare industry has, to date, underinvested in information technology. Instead, the exchange of complex information currently depends on the inefficiencies inherent in mail, telephone and fax communications. It is not unusual for patients to experience delays in obtaining authorizations, in gaining access to specialists or in having diagnostic or therapeutic procedures performed because of inefficient manual methods of sharing information. Physicians find it increasingly difficult to monitor the thousands of different medications covered by insurers, so pharmacists interrupt patient care with requests to change or substitute medications. It is common practice for physicians and their office staff to telephonically verify a patient's eligibility and other items necessary to render care. Manual methods of coding for healthcare reimbursement claims are prone to human error. These inefficiencies are a daily part of healthcare and reduce the profitability of healthcare providers and provider organizations.

     The desired linkage of existing computer systems used by participants in the healthcare industry has been hindered by a variety of factors, including the sheer number of industry participants, the complexity of healthcare transactions, the high cost of technology, limitations of existing information systems, the incompatibility of the many existing operating platforms and the continuing prevalence of computer systems that are not Y2K compliant.


     We believe that the Internet is a transformational communications technology that will be best suited to handle complex communications between healthcare providers and payors. The Internet's open architecture, universal accessibility and acceptance makes it a powerful communications medium overcoming many of the limitations of legacy healthcare information access and technology systems. Additionally, the Internet has gained wide acceptance in the healthcare community as an information access and gathering tool, with approximately 75% of U.S. physicians accessing the Internet regularly. Consequently, the deployment of various applications, content and tools will more readily be accepted by physicians and their office staffs.


THE CYBEAR SOLUTION


     We developed Solutions MD to meet healthcare providers' need to improve the accuracy and efficiency of communications with other providers, third party payors and provider networks. In order to meet the demands of managed care, we believe a system needs to quickly collect and deliver patient information at the point of care, track physician activities and patterns, identify trends and issues that affect the critical components of managed care such as quality, cost, outcomes, variability and patient satisfaction and facilitate prospective utilization review. We also believe that there will be a strong demand for real-time clinical and practice management solutions that are easy to use, secure and cost effective.


     Our Solutions integrated suite of Internet-based products and services is designed to improve the efficiency of day-to-day administrative and communication tasks of the various participants in the healthcare industry, including physicians, hospitals, networks and payors that must interact to successfully manage patient care. These products will include applications, information and data transfer capabilities designed by us to meet their particular needs, and, through our ISP, allow for the creation of secure intranets or custom private networks for members of these networks to communicate and share private information. Access to our Solutions products is restricted to subscribers. Subscribers must enter passwords to obtain access, and the passwords are programmed to provide general access to product content and applications and tiered-restricted access to member specific network communications. Our Internet-based technology platform allows for efficient installation, maintenance and customization using the subscriber's existing computer system. Like other Internet service providers, we use existing phone lines and the telecommunications infrastructure. Subscribers may also access Solutions MD through other ISPs, even though Internet access through our ISP is already included in their subscription.


CYBEAR'S COMPETITIVE ADVANTAGES


     We believe our extensive healthcare experience, our sales force, our Internet-based technology platform and our in-house software development capabilities provide us with significant competitive advantages that should permit Cybear to become the leading Internet communications and applications provider for the healthcare community. Our main strengths are:


   /bullet/ WE HAVE EXTENSIVE HEALTHCARE EXPERIENCE - Our chief executive officer is a physician with experience practicing medicine, managing provider networks and providing practice management services. Other members of our senior management and board of directors have extensive experience in healthcare practice management and pharmaceutical industries. Our development, marketing and support staff have in-depth knowledge of the operations and specific needs of physicians and other key participants in the healthcare industry. As a result, we believe we are able to develop and deliver products that are useful and acceptable to our subscribers allowing us to build meaningful and lasting subscriber and advertiser relationships.

   /bullet/ WE HAVE OUR OWN SALES FORCE - We have an in-house sales and marketing staff that has long-standing ties to key segments of the healthcare industry, including physician practices, physician organizations and pharmaceutical companies. We believe that these relationships will allow us to rapidly expand our base of subscribers, strategic partners and advertisers.

   /bullet/ WE HAVE AN INTERNET-BASED TECHNOLOGY PLATFORM - We provide direct
      Internet access to our subscribers through our own ISP, unlike our competitors which depend on others for Internet access. Being an ISP allows us to provide a secure medium for transmission of sensitive patient and transactional information in an easy to use, low cost, fast and reliable manner. Our ISP platform also allows us to provide more value to our subscribers by providing general purpose Internet access at no additional cost, web-hosting and the ability to develop private intranets, which we believe will result in subscribers being less likely to switch to a competitor's product or service.

   /bullet/ WE HAVE EXTENSIVE IN-HOUSE SOFTWARE DEVELOPMENT CAPABILITIES - We have an in-house software development team made up of 20 programmers, allowing us to provide easy to use, low cost tools for day-to-day operational and management needs of medical practices and networks. This allows us to create flexible Java language-based applications to address the particular needs of different segments of the healthcare industry. Our in-house development capability, together with our server-based applications technology that allows us to send updates to subscribers online, will allow us to make continuous improvements to our products.


CYBEAR'S STRATEGY

     Our strategy to become the leading Internet-based platform linking physicians with other healthcare providers, third party payors and other participants in the healthcare industry is based upon several elements, including:

   /bullet/ RAPIDLY BUILDING A PHYSICIAN SUBSCRIBER BASE - We are marketing
      Solutions MD to physicians, their staff and physician organizations that have ever-increasing and complex communications needs. In addition to individual physician subscribers, large physician organizations will either subscribe to or encourage their members to subscribe to Solutions MD. We expect that administrative staff, particularly office managers, schedulers and billers, will be regular users of many of the administrative tools of Solutions MD.

   /bullet/ USING A PHYSICIAN SUBSCRIBER BASE TO OBTAIN ADDITIONAL INDUSTRY
      USERS - By developing a physician-centered subscriber base, we believe that we will attract non-physician subscribers such as pharmacies, hospitals and independent practice associations who will use our future products to communicate and transact business with our Solutions MD physician subscribers. To this end, we are actively pursuing strategic relationships with key healthcare, technology and content partners to enable us to offer higher quality products and solutions to other segments of the healthcare industry.

   /bullet/ USING CONNECTIVITY TO RETAIN SUBSCRIBERS - We believe that our
      ISP-related ability to link physician organizations through custom, secure private networks will improve communications and administrative efficiency. We believe that once individual subscribers are connected to and use a private network, particularly members of large provider networks, they will continue subscribing to our products and services instead switching to one of our competitor's services because if they switched, they would not be able to communicate with members who are Solutions MD subscribers.

   /bullet/ BUILDING BRAND RECOGNITION - We believe that establishing the
      Solutions MD and our other Solutions brands and building brand recognition is critical to our ability to attract and retain new subscribers, advertisers and e-commerce co-marketers. We have allocated significant resources and commenced a marketing campaign to develop awareness of Cybear and Solutions MD through advertising, product promotion and strategic relationships.

   /bullet/ CAPITALIZING ON MULTIPLE REVENUE SOURCES - We intend to generate revenues from multiple sources, including subscription fees, advertising revenues, e-commerce sales commissions and transaction fees. We believe that this revenue model will reduce dependence on any single revenue source and maximize our revenue generating potential.

PRODUCTS


  OUR TECHNOLOGY PLATFORM

     Our Internet-based technology platform for our Solutions product line includes an ISP that serves only our subscribers, and as a result improves security and reliability of their Internet access, the use of Java language-based programming to design our user applications, and a network operations center with full system backups to provide reliability to our subscriber base, all with the capacity to meet our subscribers' growing needs.


  COMMON FEATURES OF SOLUTIONS PRODUCTS

     Each of our Solutions products will share the following common features tailored to meet the needs of the targeted user:


          COMPONENT                                       FEATURES
---------------------------------------------------------------------------------------------
 Internet Service Provider     /bullet/ Automatic configuration of the user's computer
                               /bullet/ Dial-in from any location in the U.S. through a
                               network of local numbers
                               /bullet/ Customizable front-end image that may include the name and service mark of the user or the user's
                               network
                               /bullet/ Access to our Solutions products as well as full
                               general purpose Internet access for use by our
                               subscribers
                               /bullet/ On-demand customer support
---------------------------------------------------------------------------------------------
 Communications Services       /bullet/ E-mail, private network capabilities and web hosting services
                               /bullet/ Tiered multiple user groups for password secure
                               restricted access network communications with others
                               in the relevant healthcare delivery system, with the
                               ability to control access to information as desired
                               /bullet/ User group menus comprising larger groups or
                               organizations defined by a common interest or
                               situation
---------------------------------------------------------------------------------------------
 Content and Applications      /bullet/ An entry point notifying users of new information and product updates relevant to the particular user
                               group
                               /bullet/ A template for users to design their own web site, search engine/directory to find information on the
                               Internet, and online newsletter publisher, each
                               customizable to the needs of the user, and web site
                               access and the ability to track the number of visitors
                               to a website
                               /bullet/ Software applications tools to streamline day-to-day healthcare administrative and operational tasks
                               /bullet/ Lifestyle information geared for the e-commerce
                               needs of healthcare professionals

  SOLUTIONS MD


     Solutions MD includes a broad range of practice management tools to assist physicians and their office staff, increase physician productivity and enhance potential reimbursement. Solutions MD is designed to manage communications between physicians and the various other segments of the healthcare industry that interact with them. Cybear launched Solutions MD in March 1999. The following highlights the Solutions MD practice, office and physician tools:


  PRACTICE TOOLS


      APPLICATION                         CONTENT                                BENEFIT
-----------------------------------------------------------------------------------------------------
 Managed Care            /bullet/ Contract Manager                  Helps manage differing
 Applications            /bullet/ Eligibility and Authorization     insurance contracts, checks a
                         /bullet/ Capitation Evaluation             patient's insurance status,
                                                                    obtains referral authorization
                                                                    and evaluates managed care
                                                                    payments.
-----------------------------------------------------------------------------------------------------
 Care Management         /bullet/ Patient Satisfaction Survey       Patient services including
                         /bullet/ Patient Education                 satisfaction evaluation,
                         /bullet/ Patient Support                   educational handouts, online
                         /bullet/ Practice Benchmarks               patient support links and
                                                                    evaluation of practice by
                                                                    comparing to standard norms.
-----------------------------------------------------------------------------------------------------
 Coding Management       /bullet/ Coding Newsletter                 Updates and trains staff on
                         /bullet/ Medicare Training                 coding changes, simplifies
                         /bullet/ ICD-9 Online                      billing with online procedure
                         /bullet/ CPT-4 Online                      and disease listings, and
                                                                    compares practice coding to
                                                                    Health Care Financing
                                                                    Administration audit criteria.
-----------------------------------------------------------------------------------------------------
 Practice Compliance     /bullet/ Compliance Newsletter             Keeps practice abreast of
                         /bullet/ Legislative Update                compliance issues and
                         /bullet/ Legal Resources                   legislative initiatives, alerts
                         /bullet/ Fraud and Abuse Alerts            regarding fraud and abuse
                                                                    issues and assists in evaluating
                                                                    health care attorney
                                                                    qualifications.

  OFFICE TOOLS


       APPLICATION                        CONTENT                            BENEFIT
-----------------------------------------------------------------------------------------------------
 Supply Replacement         /bullet/ Medical Supplies            Online ordering of medical,
                            /bullet/ Injectables Vaccines        pharmaceutical and office
                            /bullet/ Office Supplies             supplies frees staff time and
                                                                 ensures availability.
-----------------------------------------------------------------------------------------------------
 Staff Services             /bullet/ Human Resources             Helps track required human
                            /bullet/ Policy and Procedures       resource documentation,
                            /bullet/ Office Training             contains staff policies and
                            /bullet/ Occupational Safety and     procedures, online training
                            Health Administration                courses, and Occupational
                            Regulatory Compliance                Safety and Health
                            /bullet/ Disaster Protocols          Administration compliance
                                                                 evaluation and protocols.
-----------------------------------------------------------------------------------------------------
 Infrastructure Support     /bullet/ Office Forms Database       Extensive repository of office
                                                                 forms for all needs, both
                                                                 business and clinical.

  PHYSICIAN TOOLS


        APPLICATION                           CONTENT                               BENEFIT
-----------------------------------------------------------------------------------------------------
 Continuing Education         /bullet/ Continuing Medical              Keeps the physician updated
                              Education                                on his education, and allows
                              /bullet/ Medical Library                 patient, disease and clinical
                              /bullet/ Conference Calendar             research.
                              /bullet/ Clinical Studies
-----------------------------------------------------------------------------------------------------
 Prescription Management      /bullet/ Managed Care                    Tracks the medications covered
                              /bullet/ Food and Drug                   by different insurance carriers,
                              Administration Approvals                 and minimizes changes and
                              /bullet/ Drug Formulary Prescription     substitutions of patient
                              Profiling                                medications.
-----------------------------------------------------------------------------------------------------
 Certification Assistance     /bullet/ Credentialing Database          Updates physician's profile
                              /bullet/ Utilization Benchmarking        regarding education, hospital
                                                                       privileges, licensure, etc.
                                                                       Allows comparison of patient
                                                                       management and treatment to
                                                                       standard clinical protocols and
                                                                       treatment regimes.

  FUTURE SOLUTIONS PRODUCTS


     Cybear is developing additional Internet-based products and services targeted to the needs of other healthcare providers such as physician organizations, pharmacies and hospitals. Like physicians, all of these providers interact and must communicate with patients and others in their field as well as with other segments of the healthcare community. These products are based on our Internet-based technology platform, and will add tools specially designed to meet the needs of the expected users. Cybear anticipates that these future products will attract new subscribers that will benefit from the connectivity features to communicate among themselves and with physicians. Among the Solutions products currently in development are:


     SOLUTIONS NET is designed for physician networks and healthcare business organizations at the management and operational level. The target market for this product includes physician organizations with the need to improve communications with and among their members and improve their ability to manage risk. Solutions Net will contain all of the features and services of Solutions MD and will serve as the Solutions MD management interface to allow an organization to manage their Solutions MD Intranet. In addition, Solutions Net will contain numerous additional web-based applications designed specifically for the healthcare business organization including:

    /bullet/ Ability to immediately obtain online patient eligibility and transaction authorization.

    /bullet/ Quality assurance tracking of patient satisfaction and customer service through all levels of the organization.

    /bullet/ Benchmarking statistical information to compare the Solutions Net user's performance to goals and standards.

    /bullet/ Prescription management tools that give the organization the ability to effectively manage and analyze prescription utilization.

    /bullet/ Online consulting services for support and guidance through a network of partners.


     SOLUTIONS RX is targeted to the nation's approximately 21,000 independent pharmacies, a segment of the healthcare community that is experiencing increasing market pressure due to consolidation and the growth of national pharmacy chains. Solutions Rx will have applications that can be used by independent pharmacies to better compete with chains. Cybear also believes that these applications will be useful to the pharmacy chain market. In addition to standard portal products, Solutions Rx will offer unique programs developed by Cybear, including:

    /bullet/ Drug dosing and compounding calculations and drug imaging identification to ensure proper delivery of the accurate amount of medication based on a patient's demographics.

    /bullet/ Online prescription refilling and renewal.

    /bullet/ E-commerce through the pharmacist's web page.

    /bullet/ Access to numerous journals, regulatory information, formulary listings and clinical study summaries.


     SOLUTIONS HOSP is targeted to hospital systems and hospital-physician networks. Solutions Hosp will complement and enhance the functionality of existing hospital-based information systems, and will permit these users to connect online with Solutions MD subscribers. Solutions Hosp will contain all of the tools and resources as Solutions MD as well as several specific applications designed for this market including:

    /bullet/ Delivery of discharge orders and updates to admitting physicians.
      Physicians will be able to complete admission paperwork via secure private communications networks.

    /bullet/ Access to transcription services to easily complete and access chart notes.

    /bullet/ A sophisticated indexing and search system to quickly locate chart content and create summaries and reports for hospital staff and management.

    /bullet/ Two-way secure connectivity among hospital lab and imaging departments and the medical staff.


     These products will be packaged in a similar product configuration to Solutions MD and utilize a similar marketing strategy. Cybear expects to release the initial versions of these three products over the next year.


  OTHER PRODUCTS UNDER DEVELOPMENT


     Cybear is developing a consumer-oriented healthcare web site that will be marketed to other web sites and ISPs to become the healthcare channel for these providers. This site, to be named SOLUTIONS YOU, will be content-neutral and will use some of the content developed for Solutions MD.


     Additionally, in parallel with Solutions MD, Cybear will continue to develop and test additional management applications, including its electronic prescription management product designed for use in office-based physician practices.


STRATEGIC RELATIONSHIPS


     An essential element of Cybear's growth strategy is the development and use of various strategic relationships that will serve to more rapidly increase the subscriber base, provide high-quality content and ensure that Cybear's Internet-based technology platform will remain state-of-the art. In focusing Cybear's strategic relationships on distribution, content and technology, Cybear ensures its subscriber base a continuous flow of useful Internet-based products.



     Solutions MD has been selected as the preferred ISP for several healthcare organizations, which means that Cybear will be the only healthcare-related ISP that these organizations will recommend to their members or require that their members become subscribers. We have agreements in place with the content providers noted below, under which we pay the providers a license fee and/or a usage fee for their content, and we pay the technology organizations noted below for external telecommunications infrastructure access and services they provide to us.



     The following is a brief description of our current key strategic relationships:


  RELATIONSHIPS WITH ORGANIZATIONS PROVIDING DISTRIBUTION CHANNELS FOR OUR PRODUCTS


   THE IPA ASSOCIATION OF AMERICA OR T.I.P.A.A.A. The preeminent association of independent practice associations in the United States that represents over 200,000 physicians across the country. In 1998, Cybear entered into a three-year strategic alliance with T.I.P.A.A.A. as the ISP and Internet business applications provider recommended by T.I.P.A.A.A. to its members. T.I.P.A.A.A. has actively endorsed Cybear's Solutions product line and will help to market Cybear's products to T.I.P.A.A.A.'s membership.


   INTERNATIONAL ONCOLOGY NETWORK OR ION. A physician practice management organization serving 1,000 oncologists. Cybear is the ISP and Internet business applications provider that ION recommends to its members.


   OMNA PRACTICE MANAGEMENT OR OMNA. A multi-specialty physician practice management organization. Cybear is the ISP and Internet business applications provider that OMNA recommends to its members.


   PHYMATRIX MANAGEMENT COMPANY, INC. OR PHYMATRIX. A publicly-traded physician practice management company serving over 12,000 physicians. PhyMatrix has agreed to make reasonable good faith efforts to help us build our subscriber and advertiser base.


   AON RISK SERVICES INC. OF FLORIDA OR AON. A professional insurance carrier. Cybear is the ISP that AON recommends to its customers. AON will market its professional insurance products through Cybear's Solutions products.

   GENESIS HEALTH VENTURES, INC. OR GENESIS. A provider of long-term care, home health, pharmaceutical and other healthcare services, with approximately 500 affiliated physicians. Genesis has agreed to endorse and recommend Solutions MD to its physicians and other affiliated providers. Genesis is also our preferred provider of elder care content.


   COX INTERACTIVE MEDIA, INC. OR COX. An operator of web sites and other online and interactive services in over 20 cities in the U.S. We will provide healthcare related content for new health channels that Cox will include on 23 of its existing web sites and six future web sites, and our logo will appear on the initial health channel page of the Cox web sites. Our products will also be advertised on the Cox web sites.


  RELATIONSHIPS WITH CONTENT PROVIDERS


   DATA ADVANTAGE CORP. A provider of hospital statistic databases and rating mechanisms useful for benchmarking comparisons.


   ENVOY CORPORATION. A provider of online transaction processing applications. Envoy's transaction network provides online eligibility verification for numerous managed care organizations.


   INFOSPACE, INC. A nonmedical Internet content provider specializing in general information such as telephone and address directories, government, weather and lifestyle information content.


   MEDIMEDIA USA, INC. Creator of the Infoscan database of drug formularies categorized by managed care organizations.


   MEDIMETRIX GROUP, INC. A provider of healthcare content including healthcare news articles, papers and other literature directed to a healthcare organization audience.


   MEDPAPER, INC. A provider of organizational communications software that provides a template for creation of broadcast "newsletter" information via the Internet.


   MOORE MEDICAL SUPPLY. A medical supply provider with online supply ordering facilities.


   REUTERS HEALTH INFORMATION, INC. A leading provider of custom news feeds focusing on healthcare, business and entertainment as well as Moneynet portfolio content.


   VISTAR TECHNOLOGIES, INC. A provider of online physician credentialing, forms generation and printing services.


   RELATIONSHIPS WITH TECHNOLOGY ORGANIZATIONS


   SUN MICROSYSTEMS, INC. The leading supplier of enterprise network computing products and developer of the Java computer programming language. Cybear is a member of the Sun Development Group and has collaborated with Sun Microsystems in the development of Java software tools.


   GTE INTERNETWORKING, INC. A leading telecommunications infrastructure provider. Cybear is a partner in GTE's beta program of asymmetric digital subscriber line networks in the Tampa market as well as a GTE dial-up partner.


   MICROSOFT HEALTHCARE USERS GROUP. The technology standards organization that jointly developed the current standards by which medical data is transmitted. Cybear is a committee member of this organization, which allows Cybear to provide input on the development of future medical data transmission standards.


   ANDOVER GROUP. A technology standards organization sponsored by Hewlett Packard that works with Microsoft Healthcare Users Group in developing medical transmission standards.

     We are actively pursuing strategic relationships with other key distribution, content and technology leaders that we believe will further our growth strategies and competitive advantages. Our existing distribution relationships, as well as others that may be established in the future, involve or may involve the payment of cash or the sale or issuance of our common stock to our partners in consideration for their efforts to promote our products. For example:


   /bullet/ our agreement with Cox provides that we will pay to Cox a fee of $3,625,000 in monthly installments during the 25-month term of the agreement in exchange for Cox's implementing, updating and maintaining the Internet portal box that will appear on the new health channels to be included on Cox's web sites and for advertising services it will provide to us;


   /bullet/ our five-year renewable consulting agreement with PhyMatrix provides that in exchange for a $1 million consulting fee to be paid by Cybear, PhyMatrix will make reasonable good faith efforts to cause healthcare professionals employed by or in connection with any medical practice managed by or affiliated with PhyMatrix to subscribe to Solutions MD, to market Solutions MD to others, and to present Cybear with advertisers wishing to advertise their products and/or services on Solutions MD. PhyMatrix will pay Cybear $600,000, representing payment of a 24 month subscription fee for the first 1,000 Solutions MD subscribers provided by PhyMatrix. Additionally, Cybear and PhyMatrix will share revenues generated from subscribers and advertisers provided by PhyMatrix; and

   /bullet/ our three-year strategic alliance with T.I.P.A.A.A. entered into in 1998 provides that, in exchange for Cybear's preferred vendor status, Cybear will make three $100,000 annual payments to T.I.P.A.A.A. and grant T.I.P.A.A.A. an option to purchase 100,000 shares of its common stock. The first 30,000 of these options have an exercise price of $3.00 per share, have a seven-year term and vest at the rate of one share for every two T.I.P.A.A.A. physicians that become and remain a Cybear user for a minimum of three months. In the event that all of these 30,000 options are not vested by the expiration date of the agreement, the options will vest in 2003. After the first 30,000 options have vested, the remaining 70,000 options will vest at the rate of one share for every two T.I.P.A.A.A. physicians that become and remain a Cybear subscriber for a minimum of three months during the term of this agreement. These 70,000 options will have an exercise price equal to the market price of Cybear's common stock on the date these options vest and will have a five-year term from the date of grant.



MARKETING AND SALES


     We sell our products and services primarily through two mechanisms: our in-house sales force and our strategic distribution relationships. We have an in-house sales force of seven individuals with healthcare backgrounds and relationships oriented to building the physician subscriber base. The sales force activity will be complemented by senior management in approaching other segments of the healthcare community, including the pharmaceutical, medical device and supplies and ancillary service providers. We believe both through direct sales and through distribution relationships, we will have more rapid product penetration and revenue generation. We plan to continue recruiting additional sales and marketing staff.


     To complement our sales strategy, we have a multifaceted marketing approach that includes advertising, direct mailing, telemarketing, trade show visibility and direct selling activity. Our marketing efforts take a business partnership approach, with a focus on developing three main revenue bases: subscribers, advertisers and e-commerce co-marketing/revenue-sharing relationships. We believe that providing useful, easy to use and well supported products and services will allow us to build our subscriber base, and that building our subscriber base will allow us to attract advertisers and third parties seeking to sell products and services to our subscribers through our product web sites.


     In addition to our two-pronged sales efforts and our multifaceted marketing approach, we believe that the generation of revenue in the following three major areas underscores the importance of diversified revenue streams in our financial model:

  SUBSCRIBER MARKETING


     Our subscriber marketing strategy is to identify and attract selected targets with large physician affiliations within the managed care arena to permit the maximum product penetration with a minimum investment of resources. Primary targets include physician organizations with a high probability of conversion and a high probability of successful distribution to and utilization by the physician. Our senior management is actively involved in marketing discussions with these larger entities, and our established relationships represent successful implementations of this strategy.


     Cybear also has deployed its marketing staff to build its individual and small group physician subscriber base, offering promotional trial subscriptions, with the intention that trial subscribers will become continuing subscribers after they have had the opportunity to use Solutions MD and experience its practice enhancing capabilities. We plan to employ this technique in marketing our other Solutions products.


  SITE ADVERTISING


     The 650,000 physicians in the United States who are Solutions MD's targeted customers make more than 80% of the decisions regarding the $1.0 trillion domestic annual healthcare expenditures. With almost $1.5 million in decision making power per physician, this is a highly sought after audience.


     As has been demonstrated in other market areas, the Internet has a unique ability to deliver effective, targeted, and interactive messaging and communication. That focus, combined with the tremendous purchasing power of a physician user base, makes Solutions MD a valuable advertising and product promotion medium to potential advertisers such as pharmaceutical companies. Cybear will provide very targeted advertising alternatives for various areas of business seeking to increase their healthcare market share, from large pharmaceutical companies seeking to present specific products to the particular healthcare specialists that would likely prescribe and administer such products, to consumer goods distributors seeking marketing channels to local healthcare practitioners.


     Cybear's strategy to attract advertisers is to build its base of subscribers from the healthcare industry to include not only individual practitioners but also large organizations of practitioners of particular specialties, so that businesses seeking to advertise on Solutions MD will be able to access their desired targeted audience. Our Solutions Net and Solutions Hosp products will include an optional home page that will allow a healthcare organization to provide Solutions products as a private label value-added benefit to their members. Advertisers will also participate in special co-marketing and/or sponsorship opportunities and will have a presence on Solutions MD beyond a typical targeted banner advertisement. Special services and promotional programs will be available to partners and sponsors that will greatly increase their visibility to Solutions MD users. Advertisers also have the flexibility to purchase general or targeted advertisements.


  E-COMMERCE CO-MARKETING


     Cybear's marketing efforts are also directed to establishing co-marketing relationships with other e-commerce businesses, whereby the Solutions product line serves as a medium for these other e-commerce ventures to sell their goods or services to Cybear's subscribers with Cybear sharing in the revenues of such sales. Two examples of our existing co-marketing and revenue-sharing relationships are our alliances with Office Max and Moore Medical Supply.


CUSTOMER SERVICE AND SUPPORT


     Cybear believes that effective customer service is essential to attracting and retaining subscribers and is acutely sensitive to the demands for person-to-person responsiveness of the healthcare community. Cybear provides ongoing telephone support in both technical computer hardware and healthcare applications matters. This support will be provided through its customer service and sales support centers which are accessible by a toll-free call and are available from 8:00 a.m. to 8:00 p.m. eastern standard time Monday through Friday with after hours support available via pager. Cybear's customer service center screens all requests for telephone support and directs the call to the appropriate customer service personnel. Personnel are trained to both resolve technical problems and to answer inquiries on product usage. Cybear also has trained customer satisfaction associates to ensure proper use and customer satisfaction.


NETWORK OPERATIONS CENTER


     Cybear's network operations center, or NOC, was designed to fully integrate redundancy and scalability. We have installed redundant power supplies, each with its own power cable, into every major switch or router in our system so as to ensure that a disruption in the power supply or disconnected power cable does not incapacitate the network. We can increase our capacity, speed and fault tolerance without affecting or stopping existing services simply by connecting additional equipment into our network. Upgrades are done to our equipment and software as computer virus and other security advisories become available. We use the latest in firewalls running dual design in the event one should fail. Cybear's external connectivity is designed to be as redundant and self- repairing as its internal network. We have connectivity, split across several routes and high speed segments known as T3 lines, to several major telecommunication infrastructure providers, including Bell South, Uunet, Sprint and Cable & Wireless, to provide connections with the Internet. If any one or more of the providers or routers becomes unavailable, the infrastructure itself will re-route traffic as necessary to continue functioning without interruption.


     Every network segment is split among redundant switches, and each switch also is attached to the backbone through redundant connections, resulting in an efficient self-healing network that can sense and repair itself as the need arises. Our host routers and network segments, both internal and external, are monitored 365 days a year through several systems, on and offsite, in order to maintain site integrity. The NOC is located in Boca Raton, Florida, and a redundant backup site for the NOC is located in Miami, Florida.


COMPETITION


     Cybear's competitors include online services or web sites targeted to healthcare, general purpose ISPs, publishers and distributors of offline media, healthcare information companies and large data processing and information companies. Many of these competitors have substantial installed customer bases in the healthcare industry and the ability to fund significant product development and acquisition efforts. Cybear believes that the principal competitive factors in its market include knowledge of user needs and client service, system quality and product features, price and the effectiveness of marketing and sales efforts. There can be no assurance that Cybear will be competitive with respect to any individual factor or combination thereof.


     To be competitive, Cybear must incorporate leading technologies, enhance its existing services and content, develop new technologies that address the increasingly sophisticated and varied needs of healthcare professionals and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. There can be no assurance that Cybear will be successful in using new technologies effectively or adapting Solutions MD and other products to user requirements or emerging industry standards. Any pricing pressures, reduced margins or loss of market share resulting from Cybear's failure to compete effectively would materially adversely affect Cybear's business, financial condition and operating results.


     Many of Cybear's current and potential competitors have greater financial, technical and marketing resources to devote to the development, promotion and sale of their services, longer operating histories, greater name recognition and larger subscriber bases than Cybear and, therefore, may have a greater ability to attract subscribers and advertisers. Many of these competitors may be able to respond more quickly than Cybear to new or emerging technologies in the Internet and the personal communications market and changes in Internet user requirements and to devote greater resources than Cybear to the development, promotion and sale of their services. In addition, Cybear does not have contractual rights to prevent its strategic partners from entering into competing businesses or directly competing with it.


GOVERNMENT REGULATION AND HEALTHCARE REFORM


     The healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of healthcare organizations. Cybear's products are designed to function within the structure of the healthcare financing and reimbursement system currently being used in the United States. During the past several years, the healthcare industry has been subject to an increase in governmental regulation of, among other things, reimbursement rates.


     Proposals to reform the U.S. healthcare system have been and will continue to be considered by the U.S. Congress. These programs may contain proposals to increase governmental involvement in healthcare and otherwise change the operating environment for Cybear's potential customers. Healthcare organizations may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including those for Cybear's products. On the other hand, changes in the regulatory environment have in the past increased and may continue to increase the needs of healthcare organizations for cost-effective information management and thereby enhance the marketability of Cybear's products and services. Cybear cannot predict with any certainty what impact, if any, such proposals or healthcare reforms might have on Cybear's results of operations, financial condition and business.


     Cybear's products and services are not directly subject to governmental regulations, although the proposed user base is subject to extensive and frequently changing federal and state laws and regulations. However, with regard to healthcare issues on the Internet, the recently enacted Health Insurance Portability and Accountability Act of 1996, mandates the use of standard transactions, standard identifiers, security and other provisions by the year 2000. It will be necessary for Cybear's platform and for the applications that it provides to be in compliance with the proposed regulations. Congress is also likely to consider legislation that would establish uniform, comprehensive federal rules about an individual's right to access his own or someone else's medical information. This legislation would likely define what is to be considered "protected health information" and outline steps to ensure the confidentiality of this information. The proposed Health Information Modernization and Security Act would provide for establishing standards and requirements for the electronic transmission of health information.


     There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as online content, user privacy, pricing and characteristics and quality of products and services. For example, although it was held unconstitutional, the Communications Decency Act of 1996 prohibited the transmission over the Internet of certain types of information and content. In addition, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the FCC in the same manner as other telecommunications services. Because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure in many areas, local exchange carriers have petitioned the FCC to regulate ISPs in a manner similar to long distance telephone carriers and to impose access fees on the ISPs.


     Internet user privacy has become an issue in the United States. Current United States privacy law consists of a few disparate statutes directed at specific industries that collect personal data, none of which specifically covers the collection of personal information online. Cybear cannot guarantee that the United States or any state will not adopt legislation purporting to protect such privacy. Any such legislation could affect the way in which Cybear is allowed to conduct its business, especially those aspects that involve the collection or use of personal information, and could have a material adverse effect on Cybear's business, financial condition and operating results. Moreover, it may take years to determine the extent to which existing laws governing issues such as property ownership, libel, negligence and personal privacy are applicable to the Internet.


     With regard to copyright infringement liability, Congress recently enacted the Online Copyright Infringement Liability Limitation Act as part of the Digital Millennium Copyright Act which limits the copyright liability of ISPs for certain transmissions through their systems. Through this law, an ISP can avoid liability for copyright infringement with respect to the ISP's transmitting, routing, linking, and storing materials through its service if the materials are transmitted or stored by or at the direction of a person other than the ISP through an automatic process without selection of the materials by the ISP, the ISP does not select the recipients of the materials except as an automatic response to the request of another person, the materials are not accessible by unanticipated recipients, and the materials are transmitted without modification of content.


     The ISP must not have actual knowledge or information making it apparent that materials on its system infringe, and must have procedures in place to deal with allegations of infringement, including a designated person to receive notifications of claimed infringement, a commitment to remove allegedly infringing material from the service upon receipt of credible notifications and notification of the subscriber whose material is removed from the service.


     While this law provides some protection, it will not apply in all aspects where Cybear could face liability for copyright infringement as a result of materials available on its ISP because Cybear may create or modify certain of these materials, and therefore be outside of the safe harbor provided by this law.


     The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by certain foreign governments that could impose taxes on the sale of goods and services and certain other Internet activities. A recently-passed law places a temporary moratorium on certain types of taxation on Internet commerce. Cybear cannot predict the effect of current attempts at taxing or regulating commerce over the Internet. Any legislation that substantially impairs the growth of e-commerce could have a material adverse effect on Cybear's business, financial condition and operating results.

INTELLECTUAL PROPERTY

     Cybear considers its methodologies, computer software and knowledge bases to be proprietary. Cybear owns all of its applications. Cybear seeks to protect its proprietary information through nondisclosure agreements with its employees. Cybear's policy is to have employees enter into nondisclosure agreements containing provisions prohibiting the disclosure of confidential information to anyone outside Cybear, requiring disclosure to Cybear of any new ideas, developments, discoveries or inventions conceived during employment, and requiring assignment to Cybear of proprietary rights to such matters that are related to Cybear's business.

     Cybear also relies on a combination of trade secrets, copyright and trademark laws, contractual provisions and technical measures to protect its rights in various methodologies, systems and products and knowledge bases. Cybear believes that because of the rapid pace of technological change in the EDI industry, trade secret and copyright protection are less significant than factors such as the knowledge, ability, experience and integrity of Cybear's employees, frequent product enhancements and the timeliness and quality of support services.

     We have a federal service mark registration for "Cybear." We have also registered the domain names "SolutionsMD.com" and "Cybear.com." We have also filed one patent application, although no patents have been issued, and may file additional applications if any of our inventions are patentable. There can be no assurance that these or other applications will result in issued patents or copyrights. Any infringement or misappropriation of Cybear's intellectual property rights would disadvantage Cybear in its efforts to retain and attract new customers in a highly competitive market and could cause Cybear to lose revenues or incur substantial litigation expense.

     Although Cybear believes that its products do not infringe on the intellectual property rights of others, there can be no assurance that such a claim will not be asserted against Cybear in the future. If asserted, such a claim could cause Cybear to lose revenues or incur substantial litigation expense.


LEGAL PROCEEDINGS


     From time to time, Cybear may be involved in litigation relating to claims arising out of its operations in the normal course of business. Cybear is not currently a party to any legal proceeding, the adverse outcome of which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Cybear's business, operating results and financial condition.


PROPERTIES


     Cybear currently leases 21,648 square feet of space in Boca Raton, Florida housing its corporate headquarters and network systems. This facility is located in a high-technology office park and includes a state-of-the-art power and communications infrastructure that will be adequate for Cybear's needs for the foreseeable future. The lease provides for annual rent of $270,600, excluding taxes, insurance, utilities and common area maintenance charges, and has a five-year term beginning on January 1, 1999, with one five-year renewal option at market rates. Cybear currently leases approximately 5,725 square feet of space in Tampa, Florida, for its software development staff, pursuant to two leases expiring in November 1999, each with a one-year renewal option, at a current total annual rent of approximately $100,000. Cybear also subleases approximately 4,000 square feet of office space in Ridgefield Park, New Jersey housing its business development and sales activities. This lease is for a term of five years beginning November 1998, and the rent under this lease is $10,000 per month plus $417 per month for electrical service. Cybear has adequate insurance for these premises.


EMPLOYEES


     As of April 30, 1999, Cybear had 69 full-time employees. None of Cybear's employees is a member of a labor union and Cybear considers its relationship with its employees to be good.

                       DIRECTORS AND EXECUTIVE OFFICERS
--------------------------------------------------------------------------------
     The directors and executive officers of Cybear are set forth below. All directors hold office for one year or until their successors have been elected and qualified. Vacancies in the existing board are filled by majority vote of the remaining directors.



NAME                            AGE    POSITION(S) HELD
----                           -----   ----------------
John H. Klein                   53     Chairman and Director
Edward E. Goldman, M.D.         54     President, Chief Executive Officer and Director
Jack S. Greenman                51     Executive Vice President and Chief Financial Officer
Debra S. Richman                40     Executive Vice President-Business Development
Scott Lodin                     43     Secretary and Director
Alan P. Cohen                   44     Director
Angelo Malahias                 37     Director
Melvin Sharoky, M.D.            48     Director
Joel L. Stocker                 51     Vice President for Legal Affairs
Betsy S. Atkins                 42     Director nominee
Philip P. Gerbino               52     Director nominee
Eric D. Moskow, M.D.            40     Director nominee
Timothy E. Nolan                43     Director nominee
Martin Reid Stoller, Ph.D.      44     Director nominee


     JOHN H. KLEIN became the chairman and a director of Cybear on September 1, 1998. Mr. Klein has been a director of Hackensack University Medical Center in New Jersey since 1997, and became a director of Sunbeam Corporation in February 1999. Mr. Klein was the chief executive officer, chairman of the board and a director of MIM Corporation, a publicly traded pharmacy management company, from May 1996 to May 1998. From 1989 to 1994, Mr. Klein served as president, chief executive officer, a director and a member of the executive committee of the board of directors of Zenith Laboratories, Inc., a manufacturer of multi-source generic pharmaceutical drugs, which was acquired by IVAX Corporation, a major multi-source generic pharmaceutical manufacturer and marketer. From January 1995 to January 1996, Mr. Klein was a member of the executive committee of IVAX and was president of IVAX's North American Multi-Source Pharmaceutical Group.


     EDWARD E. GOLDMAN, M.D. became the president and chief executive officer of Cybear on September 1, 1998. From 1985 until he joined Cybear, he had served as a founding partner and executive officer of PhyMatrix Corporation, a publicly traded physician practice management company, where he was executive vice president of physician development and chief medical officer. From 1983 to 1994, he served as chairman of Pal-Med Health Services, a multi-divisional healthcare company engaged in practice management, risk contracting and the operation of imaging centers, ambulatory surgeries and ancillary service facilities.



     JACK S. GREENMAN, became the executive vice president and chief financial officer of Cybear in June 1999. From November 1998 to the present, he had served as executive vice president and chief financial officer of FPA Medical Management, Inc., a publicly traded physician practice management company whose plan of reorganization was confirmed by the U.S. Bankruptcy Court for the District of Delaware on May 26, 1999. From May 1998 to November 1998 he served as an executive vice president with FPA. From June 1993 to May 1998 he served as senior vice president and chief financial officer with Sterling Healthcare Group, Inc., a publicly traded physician practice company specialized in the management of hospital emergency departments. Sterling merged with FPA in October 1996. Mr. Greenman is a member of the American and Florida Institute of Certified Public Accountants.

     DEBRA S. RICHMAN joined Cybear as executive vice president-business development in August 1998. From 1996 to 1998, Ms. Richman was the executive vice president/marketing for PhyMatrix. From 1995 to 1996 she was the executive vice president/chief operating officer of CompreMedx Medical Management, Inc., a start-up physician management company. From 1989 to 1994 she had various positions with Caremark International previously Baxter International, including as vice president, physician networks and vice president, business development, orthopedic services. Ms. Richman is also a Vice President and director of TIPAAA, which has an agreement with Cybear, as disclosed under "Business--Marketing."


     SCOTT LODIN has been secretary and a director of Cybear since February 5, 1997. He joined Andrx in 1994 and is its vice president, general counsel and secretary. Prior to joining Andrx, Mr. Lodin was special counsel to Hughes, Hubbard & Reed and a predecessor law firm in Miami, Florida, where he practiced primarily in the areas of corporate and commercial law for over 13 years.


     ALAN P. COHEN was the chairman and a director of Cybear from February 5, 1997 to August 31, 1998, when he resigned as chairman upon John Klein's assuming such position. He remains a director of Cybear. Mr. Cohen has been the chairman of the board, chief executive officer and a director of Andrx since he founded Andrx in August 1992. Alan P. Cohen and certain members of his family controlled Corner Drugstore, Inc., a privately-held retail drugstore chain. Corner Drugstore, Inc. filed for reorganization under Chapter 11 of the United States Bankruptcy Code in December 1994.


     ANGELO C. MALAHIAS has been a director of Cybear since April 1999. Mr. Malahias has been vice president and chief financial officer of Andrx Corporation since January 1996. From January 1995 to January 1996, Mr. Malahias was vice president and chief financial officer of Circa Pharmaceuticals, Inc., where he also served as corporate controller from July 1994 to January 1995. From 1983 to July 1994 he was employed by KPMG Peat Marwick LLP. Mr. Malahias is a certified public accountant.


     MELVIN SHAROKY, M.D. Dr. Sharoky has been a director of Cybear since April 1999. Dr. Sharoky has been a director of Andrx since November 1995 and joined Andrx as executive director on March 1, 1999. Dr. Sharoky is also president of Somerset Pharmaceuticals Inc., 50% owned by Watson Pharmaceuticals, Inc. Dr. Sharoky was a director of Watson from July 1995 to May 1998. From July 1995 through January 1998, Dr. Sharoky was president of Watson. From February 1993 through January 1998, Dr. Sharoky served as the president and chief executive officer of Circa Pharmaceuticals. From November 1995 to May 1998, Dr. Sharoky served on Andrx' board of directors as the designee of Watson.


     JOEL L. STOCKER became vice president for legal affairs in February of 1999. Mr. Stocker's career has focused on the representation of healthcare providers and insurers. Mr. Stocker founded and was chairman of the health law department of Greenberg Traurig, P.A. At Greenberg Traurig, P.A. Mr. Stocker was also co-chairman of the firm's technology committee. Mr. Stocker was a principal shareholder at Greenberg Traurig, P.A. and a member of the firm for 10 years.


     BETSY S. ATKINS is a director nominee of Cybear. Ms. Atkins is a member of the board of Directors of several public and private companies, including Ascend Communications Corp. since 1989, Olympic Steel since 1998, Amplitude Software Corp. since 1996, Caere Corp. since 1998, Secure Computing, Inc. since 1997 and Polycon, Inc. since 1998. Ms. Atkins has spent her career founding successful companies and has served in key executive management roles at major technology companies, including vice president of marketing, aales and customer service at Ascend and vice president of marketing, professional service and systems integration of Unisys Corporation.


     PHILIP P. GERBINO is a director nominee of Cybear. Dr. Gerbino is the Linwood F. Tice professor of pharmacy and has been president of the University of the Sciences in Philadelphia and its predecessor, the Philadelphia College of Pharmacy, since 1995. Prior to being named president of the College, he served as dean of the school of pharmacy and vice president for academic affairs for one year. He is a national leader in the pharmacy profession having served as president of the American Pharmaceutical Association in 1990 and president of the AphA Academy of Pharmacy Practice from 1986-87.

     ERIC D. MOSKOW, M.D. is a director nominee of Cybear and a part-time advisor to Cybear in the areas of business development and strategic planning. Since 1996 he has been executive vice president of strategic planning and a director of PhyMatrix Corporation. He founded Physician's Choice Management, LLC in 1995 and served as its executive vice president from 1995 to 1996. Prior to establishing Physician's Choice, he served as medical director for Mediplex of Ridgefield from 1994 to 1996 and as associate medical director for U.S. Healthcare, a health maintenance organization, in Connecticut from 1988 to 1992. Dr. Moskow is board-certified in internal medicine and served as president of the Family Medical Associates of Ridgefield for nine years.


     TIMOTHY E. NOLAN is a director nominee of Cybear. He has been employed by Aetna U.S. Healthcare since 1985 and is currently senior vice president of Aetna U.S. Healthcare in charge of the field organization.



     MARTIN REID STOLLER, PH.D., is a director nominee of Cybear. Since 1987, Dr. Stoller has been a Clinical Full Professor of Organization Behavior at the Kellogg School of Management of Northwestern University. Dr. Stoller also served as president and chief executive officer of Plextel Telecommunications from August 1994 through January 1997. Plextel Telecommunications was an artificial intelligence and pattern recognition software development company. Dr. Stoller led Plextel's growth from 3 to 100 employees in less than three years. Plextel was sold to Cendant Corporation in a $53 million transaction and is now known as Spark Technologies, Inc.


  KEY EMPLOYEES


     MORRIS G. CAZZELL joined Andrx Corporation in June 1996 and has served as chief information officer, technical development of Cybear since Cybear's inception. Prior to joining Andrx Corporation, Mr. Cazzell served as senior vice president of Promedica Systems, Inc. a medical software development company, from January 1995 to May 1996. From August of 1993 to January 1995, Mr. Cazzell served as senior vice president of technical development for Medical Technologies, Inc. At Medical Technologies, Mr. Cazzell oversaw the design and development of the MedServ automated medication-dispensing system and supervised the Performance Pharmacy software development and installation terms. From 1981 to 1993, Mr. Cazzell served as president of Systems Professionals, Inc., an outsourcing development and engineering firm that specialized in the development of custom software applications and electronics for NCR, Home Shopping Network, Cigna Health Care, Air Touch and other national companies.


     LLOYD CHESNEY became chief technology officer at Cybear in September 1998. From 1995 to August 1998 he was chief information officer for PhyMatrix Corporation, a national physician management company. He was responsible for nationwide planning and design of PhyMatrix's medical systems. From 1991 to 1995 Mr. Chesney was the chief information officer for the Palm Beach Healthcare District, the first countywide managed healthcare and trauma systems in the United States. This organization served nearly a million residences of Palm Beach County. His role was in strategic planning and implementation of the District's managed care systems. In 1986 he founded Digital Office Systems International which provided advanced computer-assisted design and networking services for clients such as Pratt & Whitney, Motorola, and Sikorsky.



     Upon completion of this offering, Cybear will establish an audit committee of its board of directors consisting of independent directors and a compensation committee, which will have a majority of independent directors.



EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE


     The following table sets forth information concerning compensation for 1998 received by the chief executive officer. No executive officer of Cybear received compensation in 1998 in excess of $100,000.

                                                                               LONG TERM
                                                                             COMPENSATION
                                                                              SECURITIES
                                          FISCAL                              UNDERLYING
NAME AND PRINCIPAL POSITION                YEAR       SALARY      BONUS      OPTIONS/SAR'S
--------------------------------------   --------   ----------   -------   ----------------
Edward E. Goldman, M.D. ..............     1998      $72,115        --          650,000(1)
 President and Chief Executive Officer

----------------
(1) Dr. Goldman joined Cybear in September 1998. Pursuant to his employment agreement, Andrx has issued to Edward Goldman, upon payment of $50,000, a warrant to purchase 650,000 shares Cybear common stock at its then market price of $3.00 per share and stock options for 20,000 shares of common stock of Andrx having an exercise price per share of the fair market value of Andrx common stock at the close of business on the date of grant. See "Employment Agreements."


COMPENSATION OF DIRECTORS



     Non-employee directors of Cybear do not receive cash compensation for their services. On date of this prospectus, directors and director nominees who are not employees of Cybear are being granted options to purchase 25,000 shares of Cybear's common stock with an exercise price equal to the offering price. In addition, Dr. Moskow will be granted additional options to purchase 50,000 shares of Cybear's common stock at the same exercise price for advisory services to be rendered to Cybear. Messrs. Cohen, Lodin, Malahias and Sharoky are employees of Andrx and were compensated by Andrx. Messrs. Klein and Goldman are employees of Cybear.



EMPLOYMENT AGREEMENTS


     Cybear entered into a five-year employment agreement with Edward Goldman, M.D. pursuant to which he serves as Cybear's president and chief executive officer effective as of September 15, 1998. The agreement provides for an annual salary of $250,000 during the first two years and $300,000 for the remaining three years. The agreement may be renewed for additional two-year periods upon the agreement of the parties.


     The agreement also provides that Dr. Goldman will continue to receive his salary until the expiration of the term of the employment agreements if his employment is terminated by Cybear for any reason other than death or "good cause" or by Dr. Goldman by reason of a material breach of the agreement by Cybear. In the event of such a termination, Dr. Goldman is entitled to received full compensation to which he would otherwise be entitled under the agreement as if he had not so terminated his employment and was continuing to serve as an employee thereunder for the full term of the agreement, payable in a single lump sum distribution in cash or in equivalent marketable securities of Andrx on the date of such termination.


     In the event Dr. Goldman's employment with Cybear is terminated within six months following a change in control of Cybear, then Cybear is obligated to pay him on the date of such termination a single lump sum distribution equal to his salary for the remaining term of the agreement. Notwithstanding the foregoing, Dr. Goldman's employment will not be deemed terminated if, in lieu of his position with Cybear, Andrx or any other entity owned or controlled by Andrx offers him a replacement position, where he will perform similar executive duties and will receive a compensation package at least equal to the one set forth in the agreement; provided, however, that he is not required be appointed as president and chief executive officer of any entity, but rather that he shall continue to perform employment duties generally performed by senior management personnel of an entity in the healthcare industry.


     In recognition of the potential value of Dr. Goldman to Cybear and to induce him to forego other employment opportunities, Andrx agreed to issue to Dr. Goldman upon payment of $50,000, a warrant to purchase 650,000 shares of Cybear common stock at its then market price of $3.00 per share. In addition, Andrx has issued to Dr. Goldman stock options for 20,000 shares of Andrx common stock having an exercise price, per share, of $37.00, the fair market value of Andrx stock at the close of business on the date of grant.

     The stock to be issued pursuant to the exercise of Dr. Goldman's warrant includes piggyback registration rights. The warrant is exercisable from April 30, 1999 to April 30, 2006, subject to contractual obligations with Andrx.


     Cybear entered into an employment agreement with Debra Richman, Cybear's executive vice president--business development. The agreement provides for a two-year term ending August 2000, a base salary of $160,000 and $80,000 in deferred compensation that is payable in eight $10,000 quarterly installments. Ms. Richman was also granted options to purchase 100,000 shares of Cybear's common stock at its then market price of $3.00 per share under Cybear's stock option plan. The options will vest and become exercisable in two annual increments, as follows: two increments of 37,500 shares each will vest on the first and second anniversary of the agreement and the remaining 25,000 options will vest and become exercisable only if the agreement is renewed and then at the end of the first calendar year of a renewal period.


     In the event that Ms. Richman's employment by Cybear is terminated by Cybear prior to the expiration of the initial two-year term for any reason that does not constitute cause (as defined in the agreement), she will be entitled to receive the balance of any unpaid base compensation for the remaining portion of the initial term and any remaining unpaid portion of the deferred compensation, as well as any accrued entitlements, including any unused vacation and unreimbursed business expenses. In addition, in the event of such termination of employment by Cybear for other than cause during the first year of her employment, options to purchase 50,000 shares shall accelerate and become vested, and, in the event of such termination during the second year of employment, options to purchase 37,500 shares shall accelerate and become vested.



     Cybear entered into an employment agreement with Jack Greenman, its executive vice president and chief financial officer. The agreement provides for a four-year initial term of employment. Mr. Greenman's salary is $175,000 per year, with a non-discretionary bonus of $25,000 on his first three anniversaries of employment, and an additional $25,000 bonus upon agreement to terms for his continued employment after the initial four-year term. He is also eligible to receive discretionary bonuses, and will receive a car allowance and options to purchase 100,000 shares of Cybear's common stock with 40% vesting on the first anniversary of employment and 20% vesting on each of the three subsequent anniversaries. The options have a ten-year term and an exercise price equal to the current offering price, provided that he begins work on or before the closing of this offering.



     In the event that prior to the expiration of the initial four-year term, Mr. Greenman terminates his employment or Cybear terminates his employment for good cause as defined in the agreement, Cybear's sole obligation is to pay Mr. Greenman's salary and other accrued entitlements up to the date of termination. If Cybear terminates Mr. Greenman's employment prior to the expiration of the initial term for other than good cause as defined in the agreement or within six months after a change in control of Cybear, Mr. Greenman is entitled to severance compensation consisting of at least twelve months of his base salary and the immediate vesting of stock options that would have vested in the next 12 months.


     Messrs. Cohen, Lodin, Malahias and Sharoky are employees of Andrx and do not have employment agreements with Cybear. Cybear does not have any agreements, plans or understandings to pay any cash compensation to Messrs. Cohen, Lodin, Malahias and Sharoky for serving as directors or officers of Cybear. Mr. Lodin and Mr. Malahias spend approximately 20% of their time on Cybear matters.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     Cybear had no compensation committee during 1998. Messrs. Cohen and Lodin participated in deliberations of Cybear's board of directors concerning compensation of executive officers.

STOCK OPTION PLAN



     Cybear's stock option plan currently authorizes the award of up to 1,800,000 shares of common stock in the form of stock options. As of the date of this prospectus, stock options to purchase 1,003,083 shares of common stock were outstanding under the plan. An additional 221,000 shares of common stock are issuable upon exercise of stock options that Cybear has committed to grant to certain of its employees and an additional 275,000 shares of common stock are issuable upon exercise of stock options that Cybear has committed to grant to its non-employee directors and director nominees. Accordingly, 300,917 shares of common stock are available for future awards under the plan. The purpose of the plan is to enable Cybear to attract and retain qualified and competent employees and to enable such persons to participate in the long-term success and growth of Cybear by giving them an equity interest in Cybear, and to enable Cybear to pay all or part of the compensation of the directors of Cybear other than a director who is an officer or employee of Cybear, and to provide consultants and advisors with options to purchase shares of Cybear's common stock, thereby increasing their proprietary interest in Cybear.



     All employees of Cybear are eligible to be granted awards under the plan. Consultants of and advisors to Cybear are eligible to be granted awards under the plan if their services are of a continuing nature or otherwise contribute to the long-term success and growth of Cybear.


     The participants under the plan shall be selected from time to time by the board of directors, or if constituted by the board of directors, by the compensation committee, in its sole discretion, from among those eligible.


     In granting options, the compensation committee considers current levels of compensation, the need to provide incentives to particular employees, past performance, comparison to employees at comparable companies holding similar positions and Cybear's overall performance.


     The plan is administered by the compensation committee or such other committee of directors as the board shall designate. The committee makes all decisions or determinations by either a majority vote of its members at a meeting or by the unanimous written approval of its members. The committee may adopt, alter or repeal any administrative rules, guidelines and practices for carrying out the purposes of the plan. The committee has the right to determine, among other things, the persons to whom awards are granted, the terms and conditions of any awards granted, the number of shares of common stock covered by the awards, the exercise price of options and the term thereof.


     The exercise price, term and exercise period of each stock option shall be fixed by the committee at the time of grant. Notwithstanding the fixed option price, no incentive stock option shall (i) have an option price which is less than 100% of the fair market value of the common stock on the date of the award of the stock option, (ii) be exercisable more than ten years after the date such incentive stock option is awarded, or (iii) be awarded more than ten years after the plan is adopted by the board.

                             CERTAIN TRANSACTIONS
--------------------------------------------------------------------------------
     Messrs. Cohen, Lodin and Malahias are executive officers of Andrx and are not required to commit their full time to the affairs of Cybear and it is likely they will not devote a substantial amount of time to the affairs of Cybear. Such personnel may have conflicts of interest in allocating management time among various business activities. Since its inception in February 1997, Andrx has funded substantially all of Cybear's operations through loans or purchases of shares of Cybear common stock. As of March 31, 1999, Andrx's net funding including interest was approximately $8.9 million. Andrx and Cybear have entered into a corporate services agreement pursuant to which Andrx provides certain legal, financial and administrative services to Cybear in exchange for $120,000 per annum. Andrx and Cybear have also entered into a tax allocation agreement pursuant to which Cybear will be responsible for its tax liabilities as if it had filed separate income tax returns. Cybear recorded a tax benefit of $1.9 million for the year ended December 31, 1998 and $1.4 million for the three months ended March 31, 1999 reflecting the reimbursement from Andrx for the utilization of Cybear's tax attributes pursuant to the tax allocation agreement.

     Immediately prior to consummation of this offering, Andrx will reimburse Cybear for utilization of its tax attributes pursuant to the tax allocation agreement. In its 1999 consolidation tax return, Andrx will utilize net operating losses and research and development credits generated by Cybear through the date of this offering. Cybear will record the tax reimbursement from Andrx as a tax benefit and will reduce amounts due to Andrx.


     Also immediately prior to this offering, Andrx will contribute its advances due from Cybear, net of the reimbursement for tax attributes described above, to Cybear's capital in exchange for an estimated 525,000 shares of Cybear common stock. The number of shares will be determined by dividing the amount of the advance by the public offering price. Cybear has also agreed with Andrx that until the earlier to occur of March 31, 2002 or Andrx no longer qualifying to use pooling of interest treatment for acquisitions, Cybear will not, without Andrx's prior written consent, take any action through the issuance of its securities to dilute Andrx's percentage interest of Cybear's common stock below 55%. In the future, the independent directors of Cybear will approve any transactions between Andrx and Cybear.


     In September 1998, Andrx agreed to sell John Klein, the chairman of Cybear, 333,333 shares of Cybear common stock for $1.0 million or its then market price of $3.00 per share. This transaction was completed in January 1999. Andrx will use such proceeds to fund its loan commitment to Cybear. As such transactions were effected at market prices, there is no impact on Cybear's consolidated financial statements.

     In September 1998, Andrx agreed to issue to Edward Goldman, M.D., Cybear's president, upon payment of $50,000, a warrant to purchase 650,000 shares of Cybear common stock held by Andrx at its then market price of $3.00 per share. In addition, Andrx issued to Dr. Goldman stock options for 20,000 shares of Andrx common stock having an exercise price, per share, of the fair market value of Andrx stock at the close of business on the date of grant. The stock to be issued pursuant to the exercise of the warrant includes piggyback registration rights. The warrant is exercisable commencing on April 30, 1999. The warrant is exercisable until April 30, 2006, subject to contractual obligations with Andrx. As such transactions were effected at market prices, there is no impact on Cybear's consolidated financial statements.

     In November, 1998, Cybear entered into a five year sublease agreement with Strategy Business and Technology Solutions, LLC, a company owned by John Klein, whereby Cybear leases approximately 4,000 square feet of office space in Ridgefield Park, New Jersey, to house its business development and sales activities. Cybear agreed to pay $10,000 and $417 per month in base rent and electricity, respectively. In addition, Cybear agreed to pay a security deposit of $20,000. Cybear recorded an expense of $20,834 for this lease for the year ended December 31, 1998 and $33,125 for the three months ended March 31, 1999.


     See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a description of a credit agreement and other funding obligations of Andrx to Cybear.

                            PRINCIPAL STOCKHOLDERS
--------------------------------------------------------------------------------
     The following table sets forth certain information regarding the beneficial ownership of the common stock of Cybear as of the date of this prospectus, by each person owning more than 5% of such common stock, each of the directors and executive officers and all directors and executive officers as a group:




                                                                        PERCENT OF CLASS OUTSTANDING
NAME AND ADDRESS OF                       AMOUNT AND NATURE OF     --------------------------------------
BENEFICIAL OWNER(1)(2)                    BENEFICIAL OWNERSHIP      BEFORE OFFERING     AFTER OFFERING(7)
------------------------------------   -------------------------   -----------------   ------------------
Andrx Corporation ..................           12,536,667(6)              94.5%                77.1%
Alan P. Cohen ......................           12,561,667(3)(6)           94.5%                77.1%
Edward E. Goldman, M.D. ............              650,000(4)               4.9%                 4.0%
John Klein .........................              444,444(5)               3.3%                 2.7%
Scott Lodin ........................           12,561,667(3)(6)           94.5%                77.1%
Angelo Malahias ....................           12,561,667(3)(6)           94.5%                77.1%
Melvin Sharoky, M.D. ...............           12,561,667(3)(6)           94.5%                77.1%
All directors and executive officers
  as a group (9 persons) ...........           13,081,111                 97.8%                79.9%


----------------


(1)     Except as indicated, the address of each person named in the table is c/o Cybear, Inc., 5000 Blue
        Lake Drive, Suite 200, Boca Raton, Florida 33431.
(2)     Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock listed, which include shares of common stock that such persons have the right to acquire a beneficial interest within 60 days from the date of this prospectus.
(3)     Represents shares of common stock owned indirectly by Andrx, and 25,000 shares of common stock issuable upon the exercise of a stock option being granted to this non-employee director of
        Cybear as of the date of this prospectus.
(4)     Consists of shares of common stock issuable upon the exercise of a warrant issued to
        Dr. Goldman by Andrx exercisable beginning on April 30, 1999 having an exercise price of $3.00 per share.
(5)     Includes 111,111 shares of common stock issuable upon the exercise of stock options that vest within 60 days from the date of this prospectus.
(6)     Includes 650,000 shares of common stock deemed to be beneficially owned by Edward E.
        Goldman, M.D.
(7)     Does not give effect to the issuance of an estimated 525,000 shares of common stock to Andrx in connection with the conversion of amounts due to Andrx. See "Certain Transactions."


                          DESCRIPTION OF CAPITAL STOCK
--------------------------------------------------------------------------------
     As of the date of this prospectus, Cybear's authorized capital stock consists of 25,000,000 shares of common stock, par value $.001 per share, 13,269,400 shares of which are outstanding and 2,000,000 shares of preferred stock, par value $.01 per share, none of which is outstanding.


COMMON STOCK


     Subject to the rights of the holders of any preferred stock that may be outstanding (none are be outstanding as of the date of this prospectus), each holder of common stock on the applicable record date is entitled to receive any dividends declared by the board of directors out of available funds and, in the event of our liquidation, to share pro rata in any distribution of our assets after we have paid or provided for our liabilities and the liquidation preference of any outstanding preferred stock.

     Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. All outstanding shares of common stock are, and the shares of common stock being sold in this offering will be, when issued, fully paid and nonassessable.


PREFERRED STOCK


     Cybear's board of directors has the authority to issue 2,000,000 shares of preferred stock in one or more series and to fix, by resolution, conditional, full, limited or no voting powers, and the designations, preferences the number of shares, dividend rates, conversion or exchange rights, redemption provisions or other special rights of the shares constituting any class or series as the board may deem advisable without any further vote or action by the stockholders. Any shares of preferred stock issued by Cybear could have priority over the common stock with respect to dividend or liquidation rights or both and could have voting and other rights of stockholders. Cybear has no present plans to issue shares of preferred stock.


ANTI-TAKEOVER EFFECTS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS


     GENERAL. Certain provisions of our certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.


     PROVISIONS FOR FILLING VACANT DIRECTORSHIPS AND INCREASING SIZE OF BOARD. Our certificate of incorporation and bylaws authorize only the board of directors to fill vacant directorships or increase the size of the board. This provision may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by removal with its own nominees.


     SPECIAL MEETING OF STOCKHOLDERS. Cybear's certificate of incorporation and bylaws provide that special meetings of Cybear's stockholders may be called only by a majority of the board of directors, the president of Cybear or holders of not less than one half of Cybear's outstanding voting stock.


ANTI-TAKEOVER EFFECTS OF DELAWARE LAW


     We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the proposed business combination, did own 15% or more of the corporation's voting stock.


TRANSFER AGENT


     The transfer agent for Cybear's common stock is Continental Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE
--------------------------------------------------------------------------------

     When the offering is completed, Cybear will have a total of 16,269,400 shares of common stock outstanding, excluding an estimated 525,000 shares of common stock to be issued to Andrx Corporation. See "Certain Transactions." The 3,000,000 shares offered by this prospectus, and 269,400 currently outstanding shares of common stock, will be freely tradable unless they are purchased by "affiliates" of Cybear, as defined in Rule 144 under the Securities Act of 1933. The remaining 13,000,000 shares are restricted, which means they were originally sold in certain types of offerings that were not subject to a registration statement filed with the Securities and Exchange Commission. These restricted shares may be resold only through registration under the Securities Act of 1933 or under an available exemption from registration, such as provided through Rule 144. Substantially all of these shares will be eligible for resale beginning in November 1999, subject to the volume limitations and other requirements of Rule 144.


     Andrx and our officers and directors, which hold a total of 12,870,000 shares of common stock, have agreed to a 180-day lock-up with respect to these shares. This generally means that they cannot sell these shares during the 180 days following the date of this prospectus. See "Underwriting" for additional details. After the 180-day lock-up period, these shares may be sold in accordance with Rule 144.

                                 UNDERWRITING
--------------------------------------------------------------------------------
     Cybear has entered into an underwriting agreement with the underwriters named below. Warburg Dillon Read LLC, CIBC World Markets Corp. and Gruntal & Co., L.L.C. are acting as representatives of the underwriters.


     The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below.


UNDERWRITER                            NUMBER OF SHARES
-----------------------------------   -----------------
Warburg Dillon Read LLC ...........
CIBC World Markets Corp. ..........
Gruntal & Co., L.L.C. .............
Total .............................          3,000,000
                                             =========

     This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus, other than those covered by the over-allotment option described below, if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.


     The representatives have advised Cybear that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to certain securities dealers at such price less a
concession of $      per share. The underwriters may also allow, and such
dealers may allow, a concession not in excess of $      per share to certain
other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.


     Cybear has granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 450,000 additional shares from Cybear to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to
public will be $     , the total proceeds to Cybear will be $     . The
underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter's initial amount reflected in the above table.



     The following table provides information regarding the amount of the discount to be paid to the underwriters by Cybear:



               TOTAL WITHOUT EXERCISE OF     TOTAL WITH FULL EXERCISE
 PER SHARE       OVER-ALLOTMENT OPTION       OF OVER-ALLOTMENT OPTION
-----------   ---------------------------   -------------------------
   $                    $                            $

     Cybear estimates that the total expenses of the offering, excluding the underwriting discount, will be approximately $600,000.


     Cybear has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Cybear, its officers and directors and Andrx have agreed to a 180-day lock up with respect to 12,870,000 shares of common stock and certain other Cybear securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, subject to certain exceptions, for a period of 180 days following the date of this prospectus, Cybear and such persons may not offer, sell, pledge or otherwise dispose of these Cybear securities without the prior written consent of Warburg Dillon Read LLC.


     The representatives have informed Cybear that they do not expect discretionary sales by the underwriters to exceed five percent of the shares offered by this prospectus.



     The underwriters have reserved for sale up to 450,000 shares for employees, directors and certain other persons associated with Cybear. These reserved shares will be sold at the public offering price that appears on the cover of this prospectus. The number of shares available for sale to the general public in the offering will be reduced to the extent reserved shares are purchased by such persons. The underwriters will offer to the general public, on the same terms as other shares offered by this prospectus, any reserved shares that are not purchased by such persons.



     Prior to this offering, there has been only a very limited public market for the common stock. Consequently, the offering price for the common stock has been determined by negotiations between Cybear and the underwriters and is not necessarily related to Cybear's asset value, net worth or other established criteria of value. The factors considered in such negotiations, in addition to prevailing market conditions, included the history of and prospects for the industry in which Cybear competes, an assessment of Cybear's management, Cybear's prospects, its capital structure and certain other factors as were deemed relevant.


     Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:


   /bullet/ Stabilizing transactions - The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.



   /bullet/ Over-allotments and syndicate covering transactions - The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.


   /bullet/ Penalty bids - If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.


     Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.


     Neither Cybear nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.


     Cybear and the underwriters expect that the shares will be ready for delivery on the fourth business day following the date of this prospectus. Under Securities and Exchange Commission regulations, secondary market trades are required to settle in three business days following the trade date (commonly referred to as "T-3"), unless the parties to the trade agree to a different settlement cycle. As noted above, the shares will settle in T-3. Therefore, purchasers who wish to trade on the date of this prospectus or during the next 3 succeeding business days must specify an alternate settlement cycle at the time of the trade to prevent a failed settlement. Purchasers of the shares who wish to trade shares on the date of this prospectus or during the next 3 succeeding business days should consult their own advisors.



                                 LEGAL MATTERS
--------------------------------------------------------------------------------
     Broad and Cassel, a partnership including professional associations, Miami, Florida will give an opinion for Cybear regarding the validity of the common stock offered under this prospectus. Greenberg Traurig, P.A., Miami, Florida will give an opinion for the underwriters regarding the validity of the common stock offered under this prospectus.



                                    EXPERTS
--------------------------------------------------------------------------------
     The financial statements included in this prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.



                      WHERE YOU CAN FIND MORE INFORMATION
--------------------------------------------------------------------------------
     Cybear has filed a registration statement on Form S-1 with the Securities and Exchange Commission in connection with this offering. In addition, Cybear files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents filed by Cybear at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange
Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Cybear's Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at http://

www.sec.gov.


     This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever reference is made in this prospectus to any contract or other document of Cybear, the reference may not be complete and you should refer to the exhibits that are part of the registration statement for a copy of the contract or the document.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




                                                                 PAGE
                                                                -----
Report of Independent Certified Public Accountants ..........    F-2
Consolidated Balance Sheets .................................    F-3
Consolidated Statements of Operations .......................    F-4
Consolidated Statements of Shareholders' Deficit ............    F-5
Consolidated Statements of Cash Flows .......................    F-6
Notes to Consolidated Financial Statements ..................    F-7

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To Cybear, Inc.:


     We have audited the accompanying consolidated balance sheets of Cybear, Inc. (a Delaware corporation in the development stage) and subsidiary, a 95% owned subsidiary of Andrx Corporation and subsidiaries, as of December 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' deficit and cash flows for the period from February 5, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cybear, Inc. and subsidiary as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the period from February 5, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998, in conformity with generally accepted accounting principles.




ARTHUR ANDERSEN LLP


Fort Lauderdale, Florida,
     February 12, 1999.

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS




                                                                          DECEMBER 31,
                                                                ---------------------------------      MARCH 31,
                                                                      1997              1998              1999
                                                                ---------------   ---------------   ---------------
                                                                                                      (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents ..................................    $      1,000      $      3,983      $    325,479
 Receivable from Blue Lake Ltd. .............................              --           366,000                --
 Prepaid expenses ...........................................          30,707           194,385           348,091
                                                                 ------------      ------------      ------------
  Total current assets ......................................          31,707           564,368           673,570
Property and equipment, net .................................         189,065         2,406,629         3,310,013
Software development costs, net .............................              --           358,000           402,444
Software license ............................................         160,000                --                --
Other assets ................................................          14,684             2,954            84,242
                                                                 ------------      ------------      ------------
  Total assets ..............................................    $    395,456      $  3,331,951      $  4,470,269
                                                                 ============      ============      ============
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
 Accounts payable ...........................................    $     64,813      $  1,153,059      $    613,215
 Accrued liabilities ........................................          76,533           301,782           328,598
 Due to Andrx Corporation ...................................       1,268,773         2,344,727         5,420,624
                                                                 ------------      ------------      ------------
  Total current liabilities .................................       1,410,119         3,799,568         6,362,437
                                                                 ------------      ------------      ------------
Commitments and contingencies (Notes 7, 11 and 12)
Shareholders' deficit:
Convertible preferred stock, $.01 par value; 2,000,000 shares authorized, none issued and outstanding at December 31,
  1997 and 1998 and March 31, 1999 (unaudited) ..............              --                --                --
Common stock, $.001 par value; 25,000,000 shares
  authorized, 13,000,000 shares issued and outstanding at
  December 31, 1997 and 13,269,400 shares issued and
  outstanding at December 31, 1998 and March 31, 1999
  (unaudited) ...............................................          13,000            13,269            13,269
Additional paid-in capital ..................................         530,906         3,558,695         3,649,057
Deficit accumulated during development stage ................      (1,558,569)       (4,039,581)       (5,554,494)
                                                                 ------------      ------------      ------------
  Total shareholders' deficit ...............................      (1,014,663)         (467,617)       (1,892,168)
                                                                 ------------      ------------      ------------
   Total liabilities and shareholders' deficit ..............    $    395,456      $  3,331,951      $  4,470,269
                                                                 ============      ============      ============

           The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS





                                            FOR THE PERIOD FROM
                                              FEBRUARY 5, 1997
                                               (INCEPTION) TO     FOR THE YEAR ENDED
                                             DECEMBER 31, 1997     DECEMBER 31, 1998
                                           --------------------- --------------------
Revenues:
 Software development services to
   Andrx Corporation .....................     $     95,927          $         --
                                               ------------          ------------
Operating expenses:
 Software development ....................          945,497             1,621,422
 Selling, general and administrative .....          680,779             2,264,252
 Write-off of software license ...........               --               159,897
 Litigation settlement charge ............               --               125,000
                                               ------------          ------------
Total operating expenses .................        1,626,276             4,170,571
                                               ------------          ------------
Loss from operations .....................       (1,530,349)           (4,170,571)
Interest expense on due to
 Andrx Corporation .......................          (28,220)             (210,441)
Interest income ..........................               --                    --
                                               ------------          ------------
Loss before income taxes .................       (1,558,569)           (4,381,012)
Income tax benefit .......................               --             1,900,000
                                               ------------          ------------
Net loss .................................     $ (1,558,569)         $ (2,481,012)
                                               ============          ============
Basic and diluted net loss per share .....     $      (0.12)         $      (0.19)
                                               ============          ============
Basic and diluted weighted
 average shares of common
 stock outstanding .......................       12,768,303            13,030,999
                                               ============          ============

                                               FOR THE THREE MONTHS       CUMULATIVE FROM
                                                  ENDED MARCH 31,         FEBRUARY 5, 1997
                                           -----------------------------   (INCEPTION) TO
                                                1998           1999        MARCH 31, 1999
                                           ------------- --------------- -----------------
                                            (UNAUDITED)    (UNAUDITED)      (UNAUDITED)
Revenues:
 Software development services to
   Andrx Corporation .....................  $        --   $         --     $     95,927
                                            -----------   ------------     ------------
Operating expenses:
 Software development ....................      305,793        494,311        3,061,230
 Selling, general and administrative .....      224,681      2,330,604        5,275,635
 Write-off of software license ...........           --             --          159,897
 Litigation settlement charge ............           --             --          125,000
                                            -----------   ------------     ------------
Total operating expenses .................      530,474      2,824,915        8,621,762
                                            -----------   ------------     ------------
Loss from operations .....................     (530,474)    (2,824,915)      (8,525,835)
Interest expense on due to
 Andrx Corporation .......................      (32,102)       (90,513)        (329,174)
Interest income ..........................           --            515              515
                                            -----------   ------------     ------------
Loss before income taxes .................     (562,576)    (2,914,913)      (8,854,494)
Income tax benefit .......................           --      1,400,000        3,300,000
                                            -----------   ------------     ------------
Net loss .................................  $  (562,576)  $ (1,514,913)    $ (5,554,494)
                                            ===========   ============     ============
Basic and diluted net loss per share .....  $     (0.04)  $      (0.11)    $      (0.43)
                                            ===========   ============     ============
Basic and diluted weighted
 average shares of common
 stock outstanding .......................   13,000,000     13,269,400       12,947,899
                                            ===========   ============     ============

           The accompanying notes to consolidated financial statements are an integral part of these statements.

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT




                                                    CONVERTIBLE
                                                  PREFERRED STOCK           COMMON STOCK
                                              ----------------------- ------------------------
                                                  SHARES      AMOUNT      SHARES      AMOUNT
                                              ------------- --------- ------------- ----------
FEBRUARY 5, 1997 (INCEPTION) ................       --      $ --              --    $    --
Issuance of shares of common stock to
 Andrx Corporation as promoter ..............       --        --      12,870,000     12,870
Issuance of shares of convertible
 preferred stock ............................  130,000       130              --         --
Shares of common stock issued in connection
 with conversion of shares of convertible
 preferred stock ............................ (130,000)     (130)        130,000        130
Options granted to non-employees ............       --        --              --         --
Net loss ....................................       --        --              --         --
                                              --------      ----      ----------    -------
BALANCE, DECEMBER 31, 1997 ..................       --        --      13,000,000     13,000
Shares of common stock issued in connection
 with merger with 1997 Corp. ................       --        --         269,400        269
Conversion of due to Andrx Corporation
 upon consummation of merger with
 1997 Corp. .................................       --        --              --         --
Options granted to non-employees ............       --        --              --         --
Net loss ....................................       --        --              --         --
                                              --------      ----      ----------    -------
BALANCE, DECEMBER 31, 1998 ..................       --        --      13,269,400     13,269
Options granted to non-employees
 (unaudited) ................................       --        --              --         --
Net loss (unaudited) ........................       --        --              --         --
                                              --------      ----      ----------    -------
BALANCE, MARCH 31, 1999 (UNAUDITED) .........       --      $ --      13,269,400    $13,269
                                              ========      ====      ==========    =======

                                                                DEFICIT
                                                              ACCUMULATED
                                                ADDITIONAL       DURING           TOTAL
                                                 PAID-IN      DEVELOPMENT     SHAREHOLDERS'
                                                 CAPITAL         STAGE           DEFICIT
                                              ------------- --------------- ----------------
FEBRUARY 5, 1997 (INCEPTION) ................  $       --   $        --     $        --
Issuance of shares of common stock to
 Andrx Corporation as promoter ..............     487,130            --         500,000
Issuance of shares of convertible
 preferred stock ............................      29,870            --          30,000
Shares of common stock issued in connection
 with conversion of shares of convertible
 preferred stock ............................          --            --              --
Options granted to non-employees ............      13,906            --          13,906
Net loss ....................................          --    (1,558,569)     (1,558,569)
                                               ----------   -----------     -----------
BALANCE, DECEMBER 31, 1997 ..................     530,906    (1,558,569)     (1,014,663)
Shares of common stock issued in connection
 with merger with 1997 Corp. ................        (269)           --              --
Conversion of due to Andrx Corporation
 upon consummation of merger with
 1997 Corp. .................................   3,012,452            --       3,012,452
Options granted to non-employees ............      15,606            --          15,606
Net loss ....................................          --    (2,481,012)     (2,481,012)
                                               ----------   -----------     -----------
BALANCE, DECEMBER 31, 1998 ..................   3,558,695    (4,039,581)       (467,617)
Options granted to non-employees
 (unaudited) ................................      90,362            --          90,362
Net loss (unaudited) ........................          --    (1,514,913)     (1,514,913)
                                               ----------   -----------     -----------
BALANCE, MARCH 31, 1999 (UNAUDITED) .........  $3,649,057   $(5,554,494)    $(1,892,168)
                                               ==========   ===========     ===========

           The accompanying notes to consolidated financial statements are an integral part of these statements.

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                               FOR THE PERIOD FROM
                                                 FEBRUARY 5, 1997
                                                  (INCEPTION) TO     FOR THE YEAR ENDED
                                                DECEMBER 31, 1997     DECEMBER 31, 1998
                                              --------------------- --------------------
Cash flows from operating activities:
 Net loss ...................................     $ (1,558,569)         $ (2,481,012)
 Adjustments to reconcile net loss to net
   cash used in operating activities--
  Write-off of software license .............               --               159,897
  Provision for litigation settlement .......               --               125,000
  Depreciation and amortization .............           65,376               139,268
  Changes in operating assets
    and liabilities:
   Receivable from Blue Lake Ltd. ...........               --              (366,000)
   Prepaid expenses .........................          (30,707)             (163,678)
   Other assets .............................          (14,684)               11,730
   Accounts payable .........................           64,813             1,088,246
   Accrued liabilities ......................           76,533               100,249
                                                  ------------          ------------
    Net cash used in
      operating activities ..................       (1,397,238)           (1,386,300)
                                                  ------------          ------------
Cash flows from investing activities:
 Purchases of property and equipment ........         (240,535)           (2,341,123)
 Software development costs .................               --              (358,000)
 Purchase of software license ...............         (160,000)                   --
                                                  ------------          ------------
   Net cash used in investing activities.....         (400,535)           (2,699,123)
                                                  ------------          ------------
Cash flows from financing activities:
 Advances from Andrx Corporation
   net of utilization of Cybear's tax
   attributes ...............................        1,268,773             4,088,406
 Proceeds from issuance of shares
   of common stock ..........................          500,000                    --
 Proceeds from promissory note issued
   for purchase of shares of convertible
   preferred stock ..........................           30,000                    --
                                                  ------------          ------------
   Net cash provided by
     financing activities ...................        1,798,773             4,088,406
                                                  ------------          ------------
Net increase in cash ........................            1,000                 2,983
Cash, beginning of period ...................               --                 1,000
                                                  ------------          ------------
Cash, end of period .........................     $      1,000          $      3,983
                                                  ============          ============
Supplemental disclosure of
 non-cash activities:
Conversion of due to Andrx Corporation
 into additional paid-in capital ............     $         --          $  3,012,452
                                                  ============          ============

                                                FOR THE THREE MONTHS ENDED    CUMULATIVE FROM
                                                        MARCH 31,             FEBRUARY 5, 1997
                                              ------------------------------   (INCEPTION) TO
                                                   1998           1999         MARCH 31, 1999
                                              ------------- ---------------- -----------------
                                               (UNAUDITED)     (UNAUDITED)      (UNAUDITED)
Cash flows from operating activities:
 Net loss ...................................  $ (562,576)    $ (1,514,913)    $ (5,554,494)
 Adjustments to reconcile net loss to net
   cash used in operating activities--
  Write-off of software license .............          --               --          159,897
  Provision for litigation settlement .......          --               --          125,000
  Depreciation and amortization .............      20,383          190,982          395,626
  Changes in operating assets
    and liabilities:
   Receivable from Blue Lake Ltd. ...........          --          366,000               --
   Prepaid expenses .........................      11,903         (153,706)        (348,091)
   Other assets .............................          --          (20,800)         (23,754)
   Accounts payable .........................     (27,585)        (539,844)         613,215
   Accrued liabilities ......................     (39,385)          26,816          203,598
                                               ----------     ------------     ------------
    Net cash used in
      operating activities ..................    (597,260)      (1,645,465)      (4,429,003)
                                               ----------     ------------     ------------
Cash flows from investing activities:
 Purchases of property and equipment ........     (69,596)      (1,053,936)      (3,635,594)
 Software development costs .................          --          (55,000)        (413,000)
 Purchase of software license ...............          --               --         (160,000)
                                               ----------     ------------     ------------
   Net cash used in investing activities.....     (69,596)      (1,108,936)      (4,208,594)
                                               ----------     ------------     ------------
Cash flows from financing activities:
 Advances from Andrx Corporation
   net of utilization of Cybear's tax
   attributes ...............................     666,856        3,075,897        8,433,076
 Proceeds from issuance of shares
   of common stock ..........................          --               --          500,000
 Proceeds from promissory note issued
   for purchase of shares of convertible
   preferred stock ..........................          --               --           30,000
                                               ----------     ------------     ------------
   Net cash provided by
     financing activities ...................     666,856        3,075,897        8,963,076
                                               ----------     ------------     ------------
Net increase in cash ........................          --          321,496          325,479
Cash, beginning of period ...................          --            3,983               --
                                               ----------     ------------     ------------
Cash, end of period .........................  $    1,000     $    325,479     $    325,479
                                               ==========     ============     ============
Supplemental disclosure of
 non-cash activities:
Conversion of due to Andrx Corporation
 into additional paid-in capital ............  $       --     $         --     $  3,012,452
                                               ==========     ============     ============

           The accompanying notes to consolidated financial statements are an integral part of these statements.

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 1997 AND 1998
UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 AND
        THE PERIOD FROM FEBRUARY 5, 1997 (INCEPTION) TO MARCH 31, 1999

(1)  GENERAL

     Cybear, Inc. ("Cybear" or the "Company"), a Delaware corporation in the development stage, was incorporated on February 5, 1997. As of December 31, 1998, Cybear, Inc. was a 95% owned subsidiary of Andrx Corporation ("Andrx"). Cybear offers products and services using the Internet and Internet-based applications designed to improve the efficiency of day-to-day administrative and communications tasks of healthcare providers that interact to manage patient care. The Company is developing its Solutions product line, an Internet Service Provider ("ISP") system that provides Internet access and Internet-based productivity applications to physicians, physician organizations, pharmacies and hospitals and allows them to obtain information from Cybear's web site and other Internet locations. From February 5, 1997 (inception) through December 31, 1998, the Company's principal activities have consisted of developing its products, establishing its administrative, selling and marketing, customer support and network operations infrastructure and providing software development services to Andrx.

RECAPITALIZATION

     On November 20, 1998, Cybear, Inc. ("Cybear, Inc. (FL)"), a Florida corporation, merged with 1997 Corp. (the "Merger") pursuant to a Merger Agreement and Plan of Reorganization, dated July 15, 1998 ("the Merger Agreement"). 1997 Corp. was a "blank check" company that had a registration statement on file with the Securities and Exchange Commission ("SEC") to seek a business combination with an operating entity. Upon consummation of the Merger, Cybear, Inc. (FL) became a wholly owned subsidiary of 1997 Corp. and 1997 Corp. changed its name to Cybear, Inc. 1997 Corp. (now called Cybear, Inc.) remains the continuing registrant for SEC reporting purposes. The Merger was intended to be a tax-free reorganization for federal income tax purposes and was treated as a recapitalization of Cybear, Inc. (FL) for accounting and financial reporting purposes.

     Under the terms of the Merger Agreement, all outstanding Cybear, Inc. (FL) common shares were cancelled and were converted by virtue of the Merger into a total of 13,000,000 1997 Corp. common shares. All outstanding employee stock options of Cybear, Inc. (FL) were assumed by 1997 Corp. There was no change in the ownership of the 270,000 registered shares of 1997 Corp. common stock outstanding immediately prior to the Merger (after giving effect to a five-for-one common stock dividend payable on each of the 45,000 outstanding shares of 1997 Corp.). As required by Rule 419 promulgated pursuant to the Securities Act of 1933, as amended, stockholders of 1997 Corp. were required to reconfirm their purchase of 1997 Corp.'s common shares and each stockholder who rejected or failed to approve the Merger Agreement was paid his or her pro rata share of the funds deposited in the Rule 419 escrow account at Continental Stock Transfer and Trust Company, or approximately $5.13 per share. Funds were returned for a total of 100 shares.

     The result of the Merger was that the holders of Cybear Inc. (FL)'s common stock prior to the Merger own 13,000,000 shares of Cybear, Inc.'s common stock or approximately 98% of Cybear, Inc.'s common stock and the 1997 Corp.'s original shareholders own 269,400 shares of Cybear, Inc.'s common stock or approximately 2% of Cybear, Inc.'s common stock.

MANAGEMENT'S PLANS

     From February 5, 1997 (inception) through March 31, 1999, the Company has incurred a net loss of $5,554,494 and has been dependent upon funding from Andrx. Management anticipates incurring

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1997 AND 1998
UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 AND
        THE PERIOD FROM FEBRUARY 5, 1997 (INCEPTION) TO MARCH 31, 1999


(1)  GENERAL--(CONTINUED)

additional net losses in the near term, as the focus of the Company's business is to develop and market its products. In September 1998, Andrx and Cybear entered into a credit agreement with respect to Andrx's funding obligations to Cybear. The credit agreement provides that Andrx will continue to fund Cybear's operations until Cybear is in a position to raise at least $4,000,000 on its own (whether through debt or equity) or 12 months from the consummation of the Merger, whichever date is earlier and that Andrx will make at least $3,000,000 available to Cybear on Cybear's demand. Interest will accrue on the unpaid principal amount from the date of borrowing until the principal amount is repaid in full, at an annual interest rate equal to the prime rate plus 1/2% (see Note 8).


     Cybear is planning to introduce Solutions MD to the healthcare community in the first quarter of 1999. The Company has not yet completed third-party testing of its Internet-based management applications or the development or testing of certain system enhancements. The Company will be required to commit considerable time, effort and resources to finalize such development and adapt its software to satisfy specific requirements of potential customers. There can be no assurance that Cybear will successfully develop its products, achieve or sustain profitability or positive cash flow from its operations.


     The likelihood of the success of the Company must be considered in light of the problems, expenses, complications and delays frequently encountered in connection with the development of new business ventures. Cybear's business risks include its limited operating history, its history of losses, the emerging and competitive nature of its markets, the greater financial, marketing and other resources of its competitors, the rapid technology change in its industry, changes in government regulations, dependence on network infrastructure, telecommunications carriers and content providers, dependence on a limited number of key personnel, dependence on continued growth in the use of the Internet and its adoption as an advertising medium, security risks involved with Internet commerce and market acceptance and profitability of its products.


UNAUDITED FINANCIAL STATEMENTS


     The interim financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 and for the cumulative period from February 5, 1997 (inception) to March 31, 1999 are unaudited. In the opinion of management, such unaudited financial statements have been prepared by Cybear pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. The unaudited financial statements reflect, in the opinion of management, all material adjustments (which include only normal recurring adjustments) necessary to present fairly the Company's financial position, results of operations and cash flows. The unaudited results of operations and the unaudited cash flows for the three months ended March 31, 1999, are not necessarily indicative of the results of operations or cash flows which may be expected for the remainder of 1999.

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1997 AND 1998
UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 AND
        THE PERIOD FROM FEBRUARY 5, 1997 (INCEPTION) TO MARCH 31, 1999

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


BASIS OF PRESENTATION


     The accompanying consolidated financial statements include the accounts of Cybear, Inc. and its subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.


USE OF ESTIMATES


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


PROPERTY AND EQUIPMENT, NET


     Property and equipment is recorded at cost less accumulated depreciation or amortization. Depreciation or amortization is provided using the straight-line method over the following estimated useful lives:


   Computer hardware and software .........   3 years
   Furniture and fixtures .................   5 years
   Leasehold improvements .................   Lesser of useful life or term of lease

     Major renewals and betterments are capitalized, while maintenance and repairs are expensed as incurred.


SOFTWARE LICENSE, NET


     In 1997, Cybear entered into an agreement with a third party to license the use of their software as a means to handle certain types of electronic data interchanges ("EDI") messages in the Company's Internet-based management applications. As of December 31, 1997, the Company had capitalized $160,000 under this agreement. In the fourth quarter of 1998, new EDI standards were approved for use in the medical systems community in the U.S. and are now released as open standards to the development community. The Company has now adopted these new standards to be compatible with the industry standards and has integrated them into its software development process. This has rendered obsolete the software licensed by the Company. Accordingly, the Company has written off its software license in its consolidated statement of operations for the year ended December 31, 1998.


IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF


     The Company utilizes the provisions of Financial Accounting Standards Board ("FASB") Statement on Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1997 AND 1998
UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 AND
        THE PERIOD FROM FEBRUARY 5, 1997 (INCEPTION) TO MARCH 31, 1999


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

Long-Lived Assets and for Long-Lived Assets to be Disposed of" which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstance indicate that the carrying amount of an asset may not be recoverable. To determine a loss, if any, to be recognized, the book value of the asset would be compared to the market value or expected future cash flow value. Except for the write-off of its software license as noted above, such provisions had no impact on the Company's financial position or results of operations as of or for the period from February 5, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998.


REVENUE RECOGNITION


     Software development service revenues which to date have been rendered to Andrx are recognized at the time the services are rendered.


SOFTWARE DEVELOPMENT COSTS


     The Company capitalizes costs incurred for the production of computer software used in the sale of its services subsequent to the establishment of technological feasibility. Capitalized costs include direct labor and payroll related costs for software produced by the Company and the cost of software purchased from third parties. Once technological feasibility has been established, such costs are capitalized until the software has completed beta testing and is generally available. Software development costs are amortized, on a product-by-product basis, using the straight-line method over a maximum of five years or the expected life of the product, whichever is less. As of December 31, 1998, the Company has achieved technological feasibility for Solutions MD but not for its Internet-based management applications. Accordingly, the capitalized software development costs represent only costs associated with the development of the Company's Solutions MD product. Software development costs for Solutions MD were incurred with third-party vendors. The Company did not record any amortization of its capitalized software development costs in the year ended December 31, 1998 as it had not yet released Solutions MD.


START-UP COSTS


     All costs to organize the Company and start up its operations are expensed as incurred.


STOCK-BASED COMPENSATION


     Under the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", companies can either measure the compensation cost of equity instruments issued to employees under employee compensation plans using a fair value based method, or can continue to recognize compensation cost using the intrinsic value method under the provisions of Accounting Principles Board Opinion ("APB") No. 25. However, if the provisions of APB No. 25 are applied, pro forma disclosures of net income or loss and earnings or loss per share must be presented in the financial statements as if the fair value method had been applied. For the period from February 5, 1997 (inception) to

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1997 AND 1998
UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 AND
        THE PERIOD FROM FEBRUARY 5, 1997 (INCEPTION) TO MARCH 31, 1999


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

December 31, 1997 and for the year ended December 31, 1998, the Company recognized compensation costs for options granted to non-employees under the provisions of APB No. 25, and the Company has provided the expanded disclosure required by SFAS No. 123 (see Note 10).


INCOME TAXES


     The Company accounts for income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes". The provisions of SFAS No. 109 require, among other things, recognition of future tax benefits measured at enacted rates attributable to the deductible temporary differences between the financial reporting and income tax bases of assets and liabilities and to tax net operating loss carryforwards to the extent that the realization of said benefits is "more likely than not". The Company's taxable results will be included in the consolidated income tax return of Andrx as long as Andrx owns at least 80% of the common stock of the Company (see Note 6).


NET LOSS PER SHARE


     SFAS No. 128, "Earnings Per Share". SFAS No. 128 specifies the computation, presentation and disclosure requirements for earnings or loss per share. The provisions of SFAS No. 128 are effective for financial statements for periods ended after December 15, 1997. The Company has adopted the provisions of SFAS No. 128.


     For the period from February 5, 1997 (inception) to December 31, 1997, and for the year ended December 31, 1998, basic and diluted net loss per share is based on the weighted average number of shares of common stock outstanding. Since the effect of common stock equivalents was antidilutive, all such equivalents were excluded in diluted loss per share.


FAIR VALUE OF FINANCIAL INSTRUMENTS


     As of December 31, 1997 and 1998, the carrying amounts of the receivable from Blue Lake Ltd., the accounts payable, accrued liabilities and the due to Andrx approximate fair value. In accordance with SFAS No. 107, "Disclosures about fair value of financial instruments", the fair value of the due to Andrx was estimated based on future cash flows discounted at current interest rates available to the Company for instruments with similar characteristics.


COMPREHENSIVE INCOME


     SFAS No. 130, "Reporting Comprehensive Income", requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company has adopted the provisions of SFAS No. 130 as of January 1, 1998. The adoption of the provisions of this standard had no impact on the Company's existing reporting disclosures. Cybear's comprehensive losses and net losses are the same for all periods presented.

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1997 AND 1998
UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 AND
        THE PERIOD FROM FEBRUARY 5, 1997 (INCEPTION) TO MARCH 31, 1999


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

BUSINESS SEGMENTS


     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has adopted the provisions of SFAS No. 131 in the year ended December 31, 1998, as required. Currently, the Company does not believe it has any separately reportable business segments or other disclosure information required by the Statement.


DERIVATIVES


     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.


     SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. A company may also implement the provision of SFAS No. 133 as of the beginning of any fiscal quarter after issuance. SFAS No. 133 cannot be applied retroactively. SFAS No. 133 must be applied to (a) derivative instruments and
(b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the Company's election, before January 1, 1998). The Company has not yet quantified the impacts of adopting SFAS No. 133 on its financial statements and has not determined the timing of or method of adoption of SFAS No. 133.


RECLASSIFICATION


     Certain prior year amounts have been reclassified to conform to the current year presentation.


(3) RECEIVABLE FROM BLUE LAKE LTD.


     In September 1998, the Company entered into a lease agreement with Blue Lake Ltd. ("Blue Lake") to house its corporate headquarters and network systems (see Note 7). As part of the lease agreement, Blue Lake has agreed to pay the Company $406,667 ("Landlord Contribution") of the total costs incurred by the Company to improve the rented space prior to its occupancy. Payment of the Landlord Contribution is due 30 days from the date of receipt by Blue Lake of copy of an invoice and other support documents from the contractor. As of December 31, 1998, 90% of the leasehold

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1997 AND 1998
UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 AND
        THE PERIOD FROM FEBRUARY 5, 1997 (INCEPTION) TO MARCH 31, 1999

(3) RECEIVABLE FROM BLUE LAKE LTD.--(CONTINUED)

improvements were completed and invoiced, and as such the Company recorded a receivable of $366,000 from Blue Lake. Such receivable was collected during the three months ended March 31, 1999.


(4) PROPERTY AND EQUIPMENT, NET


     Property and equipment is summarized as follows:


                                                                       DECEMBER 31,
                                                               -----------------------------
                                                                   1997            1998
                                                               ------------   --------------
   Computer hardware and software ..........................    $ 164,410      $ 1,806,831
   Furniture and fixtures ..................................       73,408          241,911
   Leasehold improvements ..................................        2,717          532,916
                                                                ---------      -----------
                                                                  240,535        2,581,658
   Less: accumulated depreciation and amortization .........      (51,470)        (175,029)
                                                                ---------      -----------
   Property and equipment, net .............................    $ 189,065      $ 2,406,629
                                                                =========      ===========

(5) ACCRUED LIABILITIES


     Accrued liabilities consist of the following:


                                                    DECEMBER 31,
                                             --------------------------
                                                 1997          1998
                                             -----------   ------------
   Payroll and employee benefits .........    $ 76,533      $ 116,782
   Litigation settlement charge ..........          --        125,000
   Other .................................          --         60,000
                                              --------      ---------
                                              $ 76,533      $ 301,782
                                              ========      =========

(6) INCOME TAXES


     The components of the income tax benefit are summarized as follows:


                             DECEMBER 31,
                        ----------------------
                         1997         1998
                        ------   -------------
   Current ..........   $ --      $1,900,000
   Deferred .........     --              --
                        ----      ----------
   Total ............   $ --      $1,900,000
                        ====      ==========

     The Company and Andrx have a tax allocation agreement that provides, among other things, for the allocation of federal income tax liabilities to the Company at the approximate amounts which would have been computed as if the Company had filed separate income tax returns. The tax benefit reflects the reimbursement from Andrx for the utilization of Cybear's tax attributes pursuant to the tax allocation agreement.

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1997 AND 1998
UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 AND
        THE PERIOD FROM FEBRUARY 5, 1997 (INCEPTION) TO MARCH 31, 1999


(6) INCOME TAXES--(CONTINUED)

     Deferred income taxes represent the tax effect of the difference between the financial reporting and tax bases of assets and liabilities. The major components of deferred tax assets and liabilities are as follows:


                                                      DECEMBER 31,
                                               ---------------------------
                                                   1997           1998
                                               ------------   ------------
   Net operating loss carryforward .........    $  576,500     $  324,989
   Tax over book depreciation ..............        (2,597)        (7,525)
   Operating reserves ......................            --         24,704
   Software license ........................       (50,180)            --
                                                ----------     ----------
                                                   523,723        342,168
   Valuation allowance .....................      (523,723)      (342,168)
                                                ----------     ----------
     Net ...................................    $       --     $       --
                                                ==========     ==========

     As of December 31, 1998, the Company has a net operating loss carryforward in the amount of approximately $800,000 which is available to offset future earnings. Under the provisions of SFAS No. 109, the Company has provided a valuation allowance to reserve against 100% of its net deferred tax assets given the Company's history of net losses. Net operating loss carryforwards are subject to review and possible adjustments by the Internal Revenue Service and may be limited in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50%.



(7) COMMITMENTS


EMPLOYMENT CONTRACTS


     The Company has entered into employment contracts with certain officers, the terms of which expire at various dates through September 2003. Such agreements provide for annual base salary, stock options, severance packages and in some instances, signing and/or incentive bonuses or deferred compensation.


     Future commitments under employment agreements at December 31, 1998 are as follows:


  1999 ...........   $  608,000
  2000 ...........      545,000
  2001 ...........      450,000
  2002 ...........      450,000
  2003 ...........      313,000
                     ----------
                     $2,366,000
                     ==========

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1997 AND 1998
UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 AND
        THE PERIOD FROM FEBRUARY 5, 1997 (INCEPTION) TO MARCH 31, 1999


(7) COMMITMENTS--(CONTINUED)

     In addition, as part of the Company's President's employment agreement, Andrx has issued to the Company's President 20,000 options to purchase common stock of Andrx, at its then current market price, vesting in four annual increments of 5,000 shares on the anniversary of the date of grant and for payment of $50,000, a warrant to purchase 650,000 shares of common stock of the Company exercisable at its then market price of $3.00 per share, beginning on April 30, 1999 ("Warrant Exercise Date"). The warrant expires seven years after the Warrant Exercise Date, subject to contractual obligations with Andrx. As such transactions were effected at market prices, there is no impact on the Company's accompanying consolidated financial statements.


PRODUCT LIABILITY


     Software products such as those to be offered by the Company frequently contain undetected errors or failures when first introduced or as new versions are released. Testing of the Company's products is particularly challenging because it is difficult to simulate the wide variety of computing environments in which the Company's potential customers may deploy these products. There can be no assurance that defects, errors or difficulties will not cause delays in product introductions, result in increased costs and diversion of development resources, require design modifications or decrease market acceptance or customer satisfaction with the Company's products. In addition, there can be no assurance that, despite testing by the Company and by potential customers, errors will not be found after commencement of commercial introduction, resulting in loss of or delay in market acceptance, which could have a material adverse effect upon the Company's business, operating results and financial condition.


OPERATING LEASES


     In September 1998, Cybear entered into a lease with Blue Lake Ltd. (see
Note 3) for 18,400 square feet of space in Boca Raton, Florida to house its corporate headquarters and network systems. In January 1999, the leased premises were enlarged to 21,648 square feet. The lease provides for an annual base rent of $271,000 excluding taxes, insurance, utilities and common area maintenance charges and has a five-year term commencing on January 1, 1999 with one five-year renewal option at market rates.


     In November, 1998, the Company entered into a sublease with Strategy Business and Technology Solutions, LLC, a company owned by the chairman of the Company (see Note 8), for 4,000 square feet of office space in Ridgefield Park, New Jersey to house its business development and sales activities. The lease provides for $120,000 and $5,000 in annual base rent and electricity, respectively, and has a five-year term commencing on November 1, 1998. In addition, the Company agreed to pay a security deposit of $20,000. For the year ended December 31, 1998, the Company has recorded an expense of $20,834 relative to this lease which had not been paid as of December 31, 1998.


     In October 1998, the Company entered into a three year lease with Bell South Telecommunications, Inc. to provide business Internet service to the Company. This lease is effective January 1999 and provides for $159,000 in annual recurring charges.

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1997 AND 1998
UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 AND
        THE PERIOD FROM FEBRUARY 5, 1997 (INCEPTION) TO MARCH 31, 1999


(7) COMMITMENTS--(CONTINUED)

     In addition, the Company leases various office equipment and telephone lines under operating leases. The following schedule summarizes future minimum lease payments required under non-cancelable operating leases with terms greater than one year, as of December 31, 1998:


  1999 ...........    $   994,000
  2000 ...........      1,004,000
  2001 ...........        979,000
  2002 ...........        566,000
  2003 ...........        537,000
                      -----------
                      $ 4,080,000
                      ===========

     Rent expense amounted to $130,000 for the period from February 5, 1997 (inception) to December 31, 1997 and $145,000 for the year ended December 31, 1998.


PREFERRED VENDOR AGREEMENTS


     In 1998, the Company entered into a three-year strategic alliance with The IPA Association of America ("TIPAAA"), the nation's leading trade association focused on physician independent practice associations whereby Cybear will become the preferred ISP and Internet business applications provider for TIPAAA. In consideration of its preferred vendor status, Cybear agreed to make to TIPAAA three $100,000 annual payments and to grant TIPAAA an option to purchase 100,000 shares of its common stock . The first 30,000 of such options have an exercise price of $3.00 per share and have a seven (7) year term and shall vest at the rate of one share for every two TIPAAA physicians that become and remain a Cybear user for a minimum of three months. In the event, that all such options are not vested by the expiration date of the agreement, such options shall vest in 2003. After such 30,000 have vested, the remaining 70,000 options will vest at the rate of one share for every two TIPAAA physicians that become and remain a Cybear user for a minimum of three months during the term of this agreement. These 70,000 options will have an exercise price equal to the market price of Cybear common stock on the date such options vest and shall have a five (5) year term from the date of grant. The Company will record charges to earnings for the options that vest. In the year ended December 31, 1998, the Company has paid and recorded the annual fee of $100,000 to prepaid expenses. The Company will start amortizing the annual fees over the term of its contract with TIPAAA when its Solutions MD product is launched.


     In February 1999, the Company entered into a three-year agreement with PhyMatrix Corporation ("PhyMatrix") whereby Cybear will receive preferential access to all PhyMatrix physicians to use Cybear's ISP and applications. PhyMatrix will use Cybear's applications as the means of communicating with its physician group practices and independent practice associations ("PhyMatrix Business Partners") and PhyMatrix will market Cybear's ISP and its applications for business development purposes. In consideration of its preferred vendor status, Cybear agreed to, among other things, to consult with and provide advice to PhyMatrix concerning hardware and software that may be required by PhyMatrix to electronically communicate with the PhyMatrix Business Partners, to create, when commercially practicable, applications and efficiencies that are of interest to PhyMatrix,

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1997 AND 1998
UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 AND
        THE PERIOD FROM FEBRUARY 5, 1997 (INCEPTION) TO MARCH 31, 1999


(7) COMMITMENTS--(CONTINUED)

to advance to PhyMatrix the funds for hook-ups or dial-up modems that Cybear believes to be reasonably necessary to run Cybear's applications and establish electronic communications between the PhyMatrix Business Partners, and after recouping any advance noted above, pay to PhyMatrix, on a quarterly basis, 50% of the net revenues (defined as the total amount collected by Cybear before interest and taxes attributable thereto) that Cybear derives from PhyMatrix directly or from the PhyMatrix Business Partners or from any business developed through PhyMatrix.


LICENSE AGREEMENT


     In October 1998, the Company entered into a three-year license agreement effective January 1999, with Medimedia USA, Inc. ("MMUSA") whereby MMUSA granted a non exclusive license to use the InfoScan formulary database ("Licensed Product") and related documentation for the lookup of drug formulary statuses by the Company and its customers. The Company is permitted to use the Licensed Product internally and to integrate it into its software products. In return, the Company has agreed to pay MMUSA an annual database access fee of $20,000 and a fee per prescription equal to 10% of the Company's receipts per script from licensees, users, subscribers or retail pharmacies connecting to Cybear client installations. Total fees paid by Cybear shall not exceed $150,000 in any one year. In the year ended December 31, 1998, the Company has paid and recorded the annual database access fee of $20,000 to prepaid expenses. The annual fee will be amortized in 1999.


(8) RELATED PARTY TRANSACTIONS


     The Company and Andrx have a corporate services agreement whereby Andrx provides the Company with various services of its management such as executive management, accounting and finance, legal, payroll and human resources. For the period from February 5, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998, the Company incurred amounts for these services based upon mutually agreed upon allocation methods. Management believes that the amounts incurred for these services approximate fair market value. Costs for such services were $110,000 for the period from February 5, 1997 (inception) to December 31, 1997 and $120,000 for the year ended December 31, 1998.


     The Company and Andrx have a tax allocation agreement that provides, among other things, for the allocation of federal income tax liabilities to the Company at the approximate amounts which would have been computed as if the Company had filed separate income tax returns. The Company recorded a tax benefit of $1,900,000 for the year ended December 31, 1998 reflecting the reimbursement from Andrx for the utilization of Cybear's tax attributes pursuant to the tax allocation agreement (see Note 6).


     Due to Andrx in the accompanying balance sheets represents advances from Andrx to fund the Company's operations and the related accrued interest. Such advances bear interest at prime (7.75% at December 31, 1998) plus 1/2%. On November 20, 1998, upon consummation of the merger with 1997

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1997 AND 1998
UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 AND
        THE PERIOD FROM FEBRUARY 5, 1997 (INCEPTION) TO MARCH 31, 1999


(8) RELATED PARTY TRANSACTIONS--(CONTINUED)

Corp., the then outstanding Due to Andrx of $3,012,452 was converted into additional paid-in capital to the Company. In September 1998, Andrx and Cybear entered into a credit agreement with respect to Andrx's funding obligations to Cybear. The credit agreement provides that Andrx will continue to fund Cybear's operations until Cybear is in a position to raise at least $4,000,000 on its own (whether through debt or equity) or 12 months from the consummation of the merger with 1997 Corp., whichever date is earlier and that Andrx will make at least $3,000,000 available to Cybear on Cybear's demand. The Company recorded $28,220 in interest expense on the Due to Andrx for the period from February 5, 1997 (inception) to December 31, 1997 and $210,441 for the year ended December 31, 1998. As of December 31, 1998, the Company has not paid any interest expense on the Due to Andrx.


     From February 5, 1997 (inception) to December 31, 1997, the Company provided Andrx with software development services. The Company charged Andrx based on mutually agreed upon allocation methods. Software development services charged to Andrx were $95,927 for the period from February 5, 1997 (inception) to December 31, 1997. The Company did not provide Andrx with software development services for the year ended December 31, 1998.


     In February 1997, Cybear entered into an agreement with Group One Enterprises, Inc. ("Group One"), a minority shareholder of the Company, whereby Group One agreed to provide certain consulting services to the Company. The agreement with Group One was terminated in 1997. Costs incurred for services provided by Group One were $68,000 for the period from February 5, 1997 (inception) to December 31, 1997.


     In September 1998, Andrx agreed to sell to the Company's chairman 333,333 shares of Cybear common stock for $1 million or at its then current market price of $3.00 per share. Andrx will use such proceeds to fund its loan commitment to Cybear. As of December 31, 1998, Andrx had sold 233,333 shares to the Company's chairman for $700,000. In January 1999, Andrx sold the remaining 100,000 under this agreement to the Company's chairman for $300,000. As such transactions were effected at market prices, there is no impact on the Company's accompanying consolidated financial statements.


(9) CONVERTIBLE PREFERRED STOCK


     In February 1997, the Company issued 130,000 shares of convertible preferred stock to Group One for a promissory note of $30,000. The fair value of the convertible preferred stock was $0.23 per share as determined by the Company's Board of Directors. As of December 31, 1997, the promissory note was paid in full. The preferred stock issued had the same voting and dividend rights as the common stock but had a liquidation preference and was convertible into common stock of the Company on a one-for-one basis if the consulting agreement with Group One was terminated before an initial public offering. The agreement with Group One was terminated in 1997 and the 130,000 shares of preferred stock were converted into 130,000 shares of common stock.

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1997 AND 1998
UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 AND
        THE PERIOD FROM FEBRUARY 5, 1997 (INCEPTION) TO MARCH 31, 1999

(10) STOCK INCENTIVE PLAN


     The Company has reserved 1,000,000 shares of its common stock for issuance under its 1997 Stock Option Plan (the "Plan"). Under the Plan, incentive and nonqualified stock options are available to directors, officers, employees or consultants to the Company. The terms of each option agreement are determined by the Company's Board of Directors or its compensation committee (the "Committee"). The terms for, and exercise price at which any stock option may be awarded is to be determined by the Committee. Options granted under the Plan must be exercised within ten years of the date of grant, unless a shorter period is designated at the time of grant. In January 1999, the Company's Board of Directors approved an amendment to the Company's Plan increasing the number of shares issuable under the Plan by 500,000 to 1,500,000.


     The Company accounts for options granted to employees under the Plan in accordance with the provisions of APB No. 25. Each stock option has an exercise price equal to the market price on the date of grant and, accordingly, no compensation expense has been recorded for any stock option grants to employees. Had compensation cost for the Company's stock options been based on fair value at the grant dates consistent with the methodologies of SFAS No. 123, the Company's pro forma basic and diluted net loss and basic and diluted net loss per share would have been $1,590,717 and $0.12 for the period from February 5, 1997 (inception) to December 31, 1997 and $2,581,962 and $0.20 for the year ended December 31, 1998, respectively.


     A summary of the Plan's activity is as follows:


                                                              OUTSTANDING                                EXERCISABLE
                                         ------------------------------------------------------   -------------------------
                                                                EXERCISE PRICE PER SHARE
                                                          -------------------------------------
                                            NUMBER OF                                                         WEIGHTED AVG.
                                             SHARES                                                             EXERCISE
                                          UNDER OPTION        LOW         HIGH       WID. AVG.     SHARES         PRICE
                                         --------------   ----------   ----------   -----------   --------   --------------
February 5, 1997 (inception) .........            --
Granted ..............................       350,000       $  1.00      $  1.00       $  1.00
                                             -------
December 31, 1997 ....................       350,000          1.00         1.00          1.00          --        $   --
Granted ..............................       705,083          2.00         3.00          2.81
Forfeited ............................       (70,000)         1.00         1.00          1.00
                                             -------
December 31, 1998 ....................       985,083       $  1.00      $  3.00       $  2.30      70,000        $ 1.00
                                             =======


                          OPTIONS OUTSTANDING AT                              EXERCISABLE OPTIONS AT
                            DECEMBER 31, 1998                                    DECEMBER 31, 1998
--------------------------------------------------------------------------   -------------------------
                                          WEIGHTED AVG.     WEIGHTED AVG.                WEIGHTED AVG.
                                         REMAINING LIFE        EXERCISE                    EXERCISE
RANGE OF EXERCISE PRICE       SHARES         (YEARS)            PRICE         SHARES         PRICE
-------------------------   ---------   ----------------   ---------------   --------   --------------
$  1.00 - $1.00             280,000             8.2               1.0         70,000        $ 1.00
$  2.00 - $2.00             130,500             9.4               2.0             --            --
$  3.00 - $3.00             574,583             9.8               3.0             --            --
                            -------                                           ------
                            985,083             9.3               2.3         70,000        $ 1.00
                            =======                                           ======

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1997 AND 1998
UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 AND
        THE PERIOD FROM FEBRUARY 5, 1997 (INCEPTION) TO MARCH 31, 1999


(10) STOCK INCENTIVE PLAN--(CONTINUED)

     The range of weighted average fair market value per share as of the grant date was $0.70 for the stock options granted during the period from February 5, 1997 (inception) to December 31, 1997 and $1.50 to $2.23 for the stock options granted during the year ended December 31, 1998. The fair market value of each option grant was estimated using the Black-Scholes option pricing model with the following assumptions:



                                                FOR THE PERIOD FROM
                                                 FEBRUARY 5, 1997
                                                  (INCEPTION) TO       FOR THE YEAR ENDED
                                                 DECEMBER 31, 1997     DECEMBER 31, 1998
                                               --------------------   -------------------
   Risk-free interest rate .................            5.3%                   4.8%
   Average life of options (years) .........            6.0                    4.5
   Average volatility ......................             75%                    85%
   Dividend yield ..........................             --                     --

(11) LITIGATION


     On March 18, 1998, Andrx received a letter from counsel for Medix Resources, Inc. ("Medix") and its subsidiary, Cymedix Lynx Corporation ("Cymedix") alleging the theft and unlawful appropriation by Andrx, the Company, and certain directors, officers and employees of the Company and Andrx of certain computer medical software and internet medical communications technology allegedly owned by Cymedix. The letter demanded trebled damages totaling $396.6 million pursuant to the civil theft provisions of Florida law, including Florida's Racketeer Influenced and Corrupt Organization Act and certain other provisions of federal and state law. On March 23, 1998, the Company and Andrx filed a complaint against Medix and Cymedix in Broward County, Florida for libel and slander arising from the improper public dissemination of the contents of the aforesaid demand letter. On June 2, 1998, Medix, on behalf of Cymedix, filed a complaint against the Company, Andrx and certain of their directors, officers and employees in Hillsborough County, Florida making the same allegations as were reflected in the aforesaid demand letter. On December 22, 1998, the Medix complaint was provisionally dismissed and transferred to Broward County, Florida by the Hillsborough County Court. In February 1999, this matter was settled, with all of the parties respectively releasing the others from any liability, through the payment to Medix of $125,000 which was accrued in the accompanying consolidated financial statements for the year ended December 31, 1998.


     From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not currently a party to any other legal proceeding or aware of any other claim, the adverse outcome of which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company's business, operating results and financial condition.

(12) SUBSEQUENT EVENTS

     On April 20, 1999, the Company filed a registration statement for a public offering of primary shares of its common stock. No assurance can be given that this offering will be consummated.

                          CYBEAR, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          DECEMBER 31, 1997 AND 1998
UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 AND
        THE PERIOD FROM FEBRUARY 5, 1997 (INCEPTION) TO MARCH 31, 1999


(12) SUBSEQUENT EVENTS--(CONTINUED)

     In May 1999, the Company entered into a one-year agreement with Genesis Health Ventures, Inc. ("Genesis"). Pursuant to the agreement, Genesis will provide consulting services concerning providers' and facilities' information needs, workflows and reimbursement structures of the long term care industry. In addition, Genesis will promote the installation and use of Solutions MD to 500 of its provider physicians. In consideration thereof, Cybear will pay Genesis $150,000 for the consulting services with $50,000 payable on the date of the agreement and $25,000 at the end of each quarter thereafter provided that Solutions MD is installed and used by an additional 125 Genesis providers each quarter. In addition, Cybear will provide Solutions MD to the Genesis providers with no monthly subscription fee during the term of the agreement.



     In May 1999, Cybear entered into a five-year renewable consulting agreement with PhyMatrix Management Company, Inc. ("PhyMatrix") superceding the previous three-year agreement entered in February 1999 (see Note 7). In exchange for a $1 million consulting fee to be paid by Cybear, PhyMatrix will make reasonable good faith efforts to cause healthcare professionals employed by or in connection with any medical practice managed by or affiliated with PhyMatrix to subscribe to Solutions MD, to market Solutions MD to others, and to present Cybear with advertisers wishing to advertise on Solutions MD. PhyMatrix also agreed to pay Cybear $600,000 representing the 24 subscription months for the first 1,000 subscribers obtained from PhyMatrix. In addition, Cybear and PhyMatrix will share revenues generated from subscribers and advertisers provided by Phymatrix.



     On June 1, 1999, the Company entered into an Agreement with Cox Interactive Media, Inc. ("CIM"), an operator of web sites and other online and interactive services in over twenty cities in the U.S. The Agreement has a 25-month term beginning on June 1, 1999, and may be extended by mutual agreement. Under the terms of the Agreement, the Company will, by September 1, 1999, provide healthcare-related content for new health channels that CIM will include on 23 of its existing web sites and 6 future web sites and the Company's logo will appear on the initial health channel page of the CIM web sites. Additionally, the Company's products will be advertised on the CIM web sites. The Company will pay to CIM a fee of $3,625,000 in monthly installments during the term of the Agreement in exchange for CIM's implementing, updating and maintaining the Internet portal box that will appear on the new health channels to be included on CIM's web sites and for advertising services CIM will provide to the Company.



     Since March 1999, the Company has committed to grant to various employees as well as its non-employee directors and director nominees, at the date of the public offering of its primary shares of common stock, options to purchase 496,000 shares of common stock at the public offering price.

                                   [ARTWORK]




















Cybear logo and the phrase, "Internet Solutions. for healthcare. for people."









Reproductions of Cybear's Internet web site "products and services" screen and two sample Solutions MD Internet portal screens.

--------------------------------------------------------------------------------

----------------
PROSPECTUS
----------------
3,000,000 SHARES


[GRAPHIC OMITTED]


COMMON STOCK




WARBURG DILLON READ LLC                                     CIBC WORLD MARKETS
                             GRUNTAL & CO., L.L.C.




     , 1999




--------------------------------------------------------------------------------
YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO
DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE INFORMATION THAT IS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR
IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this registration statement (other than underwriting discounts and commissions) will be as follows:


Securities and Exchange Commission registration fee .........   $   15,346.00
NASD filing fee .............................................        6,020.00
Nasdaq National Market listing fee ..........................       96,000.00
Printing and engraving expenses .............................      150,000.00
Accounting fees and expenses ................................      100,000.00
Legal fees and expenses .....................................      175,000.00
Blue Sky fees and expenses ..................................       20,000.00
Transfer Agent's fees and expenses ..........................        5,000.00
Miscellaneous ...............................................       32,634.00
                                                                -------------
   TOTAL ....................................................   $  600,000.00
                                                                =============

     All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq listing fee are estimated.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Registrant has authority under the Delaware General Corporation Law to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Certificate of Incorporation and Bylaws provide that the Registrant may insure, shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law. The Registrant is also a party to indemnification agreements with each of its directors and executive officers.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.


     Cybear issued an aggregate of 12,870,000 shares of its common stock to Andrx Corporation in February 1997. Cybear issued 5,000 shares of its common stock to Judith Hazelton and 10,000 shares of its common stock to Richard Campbell in March 1997, and an aggregate of 30,000 shares of its common stock to various shareholders in June 1997. Additionally, in December 1997, Cybear issued 130,000 shares of its common stock to Group One Enterprises as a result of its conversion of outstanding shares of Cybear's preferred stock.


     The foregoing securities were all issued without registration under the Securities Act of 1933, as amended, by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof, as transactions by an issuer not involving public offering, each recipient of such securities having consented to the imposition of restrictive legends upon the certificates evidencing such securities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


     (a) EXHIBITS



EXHIBIT     DESCRIPTION
---------   -----------
 1.1        Form of Underwriting Agreement(4)
 3.1        Registrant's Certificate of Incorporation, as amended(1)
 3.2        Registrant's Bylaws(2)
 3.3        Certificate of Ownership and Merger of Cybear, Inc. (FL) with and into the Registrant(4)
 4.1        Specimen common stock certificate(4)
 5.1        Opinion of Broad and Cassel(4)
10.1        Stock Option Plan*(1)
10.2        Employment Agreement between the Registrant and Edward Goldman(1)
10.3        Letter Employment Agreement between the Registrant and Debra Richman(1)
10.4        Form of Indemnification Agreement between the Registrant and each of its directors and executive officers*(1)
10.5        Corporate Services Agreement between the Registrant and Andrx Corporation(2)
10.6        Credit Agreement between Andrx Corporation and the Registrant(2)
10.7        Tax Allocation Agreement between Andrx Corporation and the Registrant(1)
10.8        Letter Agreement between the Registrant and Andrx Corporation(4)
10.9        Lease Agreement relating to premises located at 5000 Blue Lake Dr., Suite 200, Boca Raton,
            Florida(1)
10.10       Lease Agreement relating to premises located at 105 Challenger Rd., Ridgefield Park, New
            Jersey(1)
10.11       Agreement between the Registrant and Cox Interactive Media, Inc.(5)
10.12       Letter Employment Agreement between the Registrant and Jack Greenman(4)
23.1        Consent of Broad and Cassel (included in its opinion filed as Exhibit 5.1)(4)
23.2        Consent of Arthur Andersen LLP
23.3        Consent of Director Nominee Betsy S. Atkins(4)
23.4        Consent of Director Nominee Philip Gerbino(4)
23.5        Consent of Director Nominee Martin Reid Stoller, Ph.D.(4)
23.6        Consent of Director Nominee Eric D. Moskow, M.D.
23.7        Consent of Director Nominee Timothy E. Nolan
27.1        Financial Data Schedule(4)


----------------
 *  Management Compensation Plan or Arrangement
(1) Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference.
(2) Previously filed as an exhibit to the Registrant's Registration Statement on Form SB-2, including post-effective amendments thereto (File No. 333-24671) and incorporated herein by reference.
(3) To be filed by amendment.
(4) Previously filed as an exhibit to this Registration Statement.
(5) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K filed on June 9, 1999 and incorporated herein by reference. A request for confidential treatment has been made for certain portions of this exhibit.


     (b) FINANCIAL STATEMENT SCHEDULES


     Schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are not applicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS


     The Registrant undertakes:


   (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:


     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;


     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with this Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volumes and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and


     (iii) Include any additional or changed material information on the plan of distribution.


   (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.


   (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


   (4) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.


   (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


   (6) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
       (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.


   (7) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 3 to this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Boca Raton, State of Florida, on June 16, 1999.



                                 CYBEAR, INC.



                                 By: /s/ EDWARD E. GOLDMAN, M.D.
                                     -------------------------------------------
                                 Name: Edward E. Goldman, M.D.
                                 Title:   President and Chief Executive Officer




     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to this Registration Statement has been signed by the following persons in the capacities and on the date indicated.





             SIGNATURES                               TITLE                       DATE
-----------------------------------   ------------------------------------   --------------

/s/ JOHN H. KLEIN                     Chairman and Director                  June 16, 1999
-----------------------------------
John H. Klein

/s/ EDWARD E. GOLDMAN, M.D.           President, Chief Executive Officer     June 16, 1999
-----------------------------------   and Director
Edward E. Goldman, M.D.
                                      (Principal Executive Officer)
/s/ JACK S. GREENMAN                  Executive Vice President               June 16, 1999
-----------------------------------   and Chief Financial Officer
Jack S. Greenman
                                      (Principal Financial Officer)
/s/ CLAUDE BERTRAND                   Vice President and Controller          June 16, 1999
-----------------------------------   (Principal Accounting Officer)
Claude Bertrand

/s/ SCOTT LODIN                       Secretary and Director                 June 16, 1999
-----------------------------------
Scott Lodin

/s/ ALAN P. COHEN                     Director                               June 16, 1999
-----------------------------------
Alan P. Cohen

/s/ ANGELO MALAHIAS                   Director                               June 16, 1999
-----------------------------------
Angelo Malahias

/s/ MELVIN SHAROKY, M.D.              Director                               June 16, 1999
-----------------------------------
Melvin Sharoky, M.D.

                               INDEX TO EXHIBITS




 EXHIBIT
   NO.     DESCRIPTION
--------   -----------
23.2       Consent of Arthur Andersen LLP
23.6       Consent of Director Nominee Eric D. Moskow, M.D.
23.7       Consent of Director Nominee Timothy E. Nolan